UNITED STATES
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Washington, D.C. 20549
SCHEDULE 14A
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Southwest Airlines Co.

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Southwest®

2025

Notice of Annual Meeting & Proxy Statement

Notice of Annual Meeting of Shareholders

To the Shareholders:

The Annual Meeting of the Shareholders of Southwest Airlines Co. will be held on Wednesday, May 14, 2025. The Annual Meeting will be a completely virtual meeting. You may attend the Annual Meeting online at the following website address: www.virtualshareholdermeeting.com/LUV2025 and by entering the 16-digit control number you received in the proxy materials. The Annual Meeting will begin at approximately 10:00 a.m., Central Daylight Time, with online login beginning at 9:45 a.m., Central Daylight Time, via a live webcast on the Internet.

The Annual Meeting is being held for the following purposes:

(1)	to elect thirteen Directors;

(2)	to conduct an advisory (non-binding) vote to approve named executive officer compensation;

(3)	to ratify the selection of Ernst & Young LLP as Southwest’s independent auditors for the fiscal year ending December 31, 2025;

(4)	if properly presented at the meeting, to consider and conduct an advisory (non-binding) vote on one Shareholder proposal, as described in the accompanying proxy statement; and

(5)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

March 18, 2025, is the date of record for determining Shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. As described in your electronic proxy materials notice, please vote by accessing the Internet website. If you received printed copies of the materials, you also have the option of (1) calling the toll-free number on the proxy or voting instruction card; or (2) signing, dating, and mailing the proxy or voting instruction card. We encourage you to vote via the Internet, as this is the most cost-effective method. In addition, if you vote via the Internet, you may elect to have next year’s Proxy Statement and Annual Report to Shareholders delivered to you electronically. We encourage you to enroll in electronic delivery, as it is a cost-effective, more efficient way for us to provide you with proxy materials and annual reports. Even if you plan to attend the virtual Annual Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend online.

By Order of the Board of Directors,

Jeff Novota

Corporate Secretary

April 4, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2025 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2025

We have elected to take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders on the Internet. These rules allow us to provide information Shareholders need while lowering the costs of delivery. Southwest’s Notice of Annual Meeting, Proxy Statement for the 2025 Annual Meeting of Shareholders, and
Annual Report to Shareholders for the fiscal year ended December 31, 2024 are available at
www.southwestairlinesinvestorrelations.com/financials

A Message from our Independent Chair

Dear Shareholder:

In the annals of commercial aviation, Southwest Airlines has a hallowed place filled with successes that made it the envy of the industry. Today, your Company is undergoing unprecedented change and the Board itself has undergone an extraordinary transformation with the induction of nine new Directors, including myself, and nine retirements. We recognize that Southwest has been facing a gradual and insidious operating margin squeeze due to rising costs and missed revenue opportunities.

We are focused on costs while recognizing the need to offer competitive wages across all employee groups, upgrade key information technology systems, and make other necessary investments. At the same time, we are cognizant of revenues our competitors reap from bag fees, seat assignments, extra legroom seats, participation in online travel agency portals, and so on. As part of a listening tour during 2024, certain Directors met with numerous shareholder groups who all expect change and accountability. Your Board has heard you and is answering that call for meaningful change to create enduring and superior value for shareholders and for all other stakeholders.

I see two distinct cultures within Southwest Airlines—that of our frontline employees and that of our senior management team. The legendary culture of customer interaction and service ingrained in our frontline employees is loved by our customers and the envy of our competitors. This must remain a constant for Southwest Airlines to reach new heights. Complementing this remarkable force is the management culture that guided Southwest to enormous success. However, over time, that management culture, once renowned for agility and innovation, lost some of its magic. One common theme we heard during last year’s shareholder listening tour was an imperative for management to change, adapt, and innovate in a constantly evolving airline industry.

Today, I am proud to report that the management team is demonstrably focused on the need to move with speed and intensity and to innovate. There is no better evidence of that than the initiatives launched over recent months, especially the initiatives we announced on March 11 of this year. These bold moves would have been unheard of within Southwest’s recent history and are crucial to further broaden our customer appeal, continue to provide employees with attractive wages and benefits, pursue growth opportunities, and reward our shareholders. Change is never easy, and of course we will have well-wishers and detractors raise questions as we navigate forward. If we go too far or fall short, we will course correct. The transformation of Southwest Airlines to regain its rightful place in the airline industry is well underway, fueled by the enthusiasm of our employees who consistently demonstrate legendary hospitality and passion for serving their customers.

As Southwest embarks upon its next era, today, we are far from satisfied. We look forward to delivering superior financial performance for the benefit of our employees, customers, the communities we serve, and you, our shareholders.

Thank you for your continued support of Southwest Airlines.

Sincerely,

Rakesh Gangwal Chair of the Board

Southwest Airlines 2025 Proxy Statement

A Message from our President, Chief Executive Officer & Vice Chairman

2024 was a year of tremendous change at Southwest Airlines and the beginning of a monumental shift in the trajectory of the Company. Our Board underwent unprecedented refresh, and I’m immensely grateful for our current and past Board members. Our new directors bring valuable perspectives and experience and have quickly assimilated as a team, united by the goal of rapidly adapting to evolving Customer expectations, decreasing costs and becoming more efficient, and driving sustained Shareholder value—all while staying true to the unique and unmatched DNA that Herb infused into Southwest—a Heart for service delivered by the best People in the business.

Our Board has a duty to challenge management to perform at its best and to hold management accountable to deliver. I welcome that oversight and focus, and I see the leadership team rising to the challenge. Our team is keenly aware of the expectations of our Shareholders and intensely focused on taking swift action to return Southwest to industry-leading financial performance.

I am incredibly proud of our accomplishments in 2024, the progress we are making, and the momentum and pace I am seeing. Despite industry-wide challenges such as inflationary cost pressures, significantly higher wage rates, delayed aircraft deliveries, and shifting travel patterns, we had record-breaking operating revenues in 2024. We ratified our final open labor contract in September 2024. All twelve union-represented workgroups, representing approximately 82 percent of Employees, have now ratified new contracts.

Operational reliability remained a priority for the Company, exemplified by our strong performance throughout the year, improving on nearly every operational metric over 2023. The recognition we received by the Wall Street Journal’s 2024 annual airline rankings is a testament to our outstanding Employees and the significant investments we have made in our operation. But we aren’t done and are working to strengthen our operational performance even further.

We ended 2024 with a near record high Customer Net Promoter Score—a key indicator of Customer satisfaction. We also made notable strides in our ongoing Customer Experience enhancements and service modernization—deliberate actions focused on making our already leading Customer experience even better.

We evolved our marketing and distribution practices by partnering with flight meta search engines such as Google Flights, Kayak, and Skyscanner. In addition, we implemented key technology initiatives, including replacing our legacy flight planning system, leveraging artificial intelligence to expedite support and call resolution time for Customer Service agents, and adding digital capabilities in the operation to help reduce turn times.

We have turned our focus to making progress on our revenue initiatives this year, and we expect to sell assigned and premium seating options in third quarter 2025 and operate our new seating options, complete with a new cabin experience, in first quarter 2026. In first quarter this year, we reached an amended co-brand agreement with Chase that provides enhanced cardmember benefits associated with our assigned and premium seating initiative, implemented 24-hour operations with our first red-eye flights, launched our first airline partnership with Icelandair, and broadened our distribution network through a cost-effective agreement with Expedia. Turn time reduction efforts are well underway, and, we expect these efforts, coupled with red-eye flying, to fund all near term capacity growth through initiatives rather than through incremental capital spending. In addition, we unlocked value in our existing fleet through the completion of a short-term sale-leaseback transaction and returned value to Shareholders through share repurchases under our $2.5 billion share repurchase authorization.

While we are making progress, we are far from satisfied. We must do more to meet the evolving needs of our Customers, and meet the expectations of our Shareholders. And we must do it all while operating differently as a Company, with unparalleled focus and intensity, increased pace and agility, and a bias toward delivering improved financial performance. Achieving financial prosperity will provide stability for our stakeholders, allow us to deliver an exceptional product to our Customers, sustainably return value to our Shareholders, and enable us to grow when the time is right.

Last month, we announced some of the most consequential changes in our Company’s history, including changes to our Bags Fly Free policy, optimization of our Rapid Rewards loyalty program, the introduction of a basic economy fare product, and expanded distribution through online travel agencies. Through the pursuit of these and other additional revenue opportunities, combined with the significantly increased targets for our cost plan, we expect to materially accelerate and increase our earnings and regain our margin position. We now expect to hit our long-term ROIC target in 2026, a full year earlier than forecasted. We also announced plans to return additional value to Shareholders by completing the remaining $1.5 billion of share repurchases under the Company’s $2.5 billion share repurchase authorization by the end of July. We are inspired by the direction we’re headed, confident in our ability to deliver against our plan, and will remain resolute in identifying and pursuing opportunities to improve Southwest’s value proposition for all stakeholders.

Southwest Airlines 2025 Proxy Statement

Southwest Airlines has successfully evolved many times before, and we will again—I believe this time better than ever before. We are working with determination and at a pace unlike I’ve ever experienced in my 37 years with the Company, and I have the utmost confidence in our core resource, our People, and their ability to embrace change and propel our airline forward. Stay tuned, there is more to come as we continue to grow and expand our value proposition for our Customer. We are just getting started.

Thank you for your investment in and support of Southwest Airlines.

Sincerely,

Robert E. Jordan
President, Chief Executive Officer, & Vice Chairman of the Board

Southwest Airlines 2025 Proxy Statement

Page
1	Proxy Summary

7	Proposal 1 — Election of Directors

22	Corporate Governance

22	General

22	Board Membership and Qualifications

23	Board Leadership Structure

24	Executive Sessions and Communications with Non-Management Directors

25	Risk Oversight

27	Committees of the Board

31	Certain Relationships and Related Transactions, and Director Independence

33	Insider Trading Policy

33	Hedging Transactions

34	Voting Securities and Principal Shareholders

34	Security Ownership of Certain Beneficial Owners

35	Security Ownership of Management

37	Compensation of Executive Officers

37	Compensation Discussion and Analysis

54	Compensation Committee Report

55	Summary Compensation Table

57	CEO Pay Ratio

58	Pay Versus Performance Table

63	Grants of Plan-Based Awards in Fiscal 2024

64	Outstanding Equity Awards at Fiscal 2024 Year-End

65	Option Exercises and Stock Vested During Fiscal 2024

66	Nonqualified Deferred Compensation in Fiscal 2024

68	Potential Payments upon Termination or Change-in-Control

71	Compensation of Directors

71	Fiscal 2024 Director Compensation

Page
74	Audit Committee Report

75	Proposal 2 — Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

77	Proposal 3 — Ratification of the Selection of Independent Auditors

78	Shareholder Proposal — Support Improved Clawback Policy Regarding Unearned Executive Pay (Proposal 4)

81	Other Matters

81	About the Annual Meeting

81	Internet Availability of Proxy Materials

81	Voting Procedures

82	Quorum; Effect of Abstentions and Broker Non-Votes

82	Submission of Shareholder Proposals and Director Nominations

83	Conduct of Meeting and Discretionary Authority

83	Householding

84	Costs of Solicitation

A-1	Appendix A

A-1	Southwest Airlines Co. Audit and Non-Audit Services Preapproval Policy

Southwest Airlines 2025 Proxy Statement	i

Proxy Summary

This summary highlights certain information contained in this year’s Proxy Statement. This summary does not contain all the information you should consider in making your voting decisions. Accordingly, we encourage you to read the entire Proxy Statement before voting.

Annual Meeting Information

Date and Time	Location	Record Date	Admission
May 14, 2025 10:00 a.m. Central Daylight Time	Virtual Meeting www.virtualshareholdermeeting.com/LUV2025	The close of business on March 18, 2025	For information about participation, refer to “Other Matters” on page 81.

Ways to Vote

By Internet	By Phone	By Mail
Use the instructions on the electronic proxy materials notice and those posted on the virtual meeting website.	Call the telephone number on the proxy card.	Sign, date, and return the proxy card.

If you are a beneficial owner and received a voting instruction form, please follow the instructions provided by your broker (or bank or other nominee) to vote your shares.

Voting Matters

Shareholders will be asked to vote on the following matters at the Annual Meeting:

Proposals		Board’s Voting Recommendation	More Information

Proposal 1	Election of Thirteen Directors	FOR each Nominee	on page 7

Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	FOR	on page 75

Proposal 3	Ratification of Ernst & Young LLP as our Independent Auditors for the Fiscal Year Ending December 31, 2025	FOR	on page 77

Proposal 4	Shareholder Proposal: Support Improved Clawback Policy regarding Unearned Executive Pay	AGAINST	on page 78

Southwest Airlines 2025 Proxy Statement	1

Proxy Summary

Governance Highlights

The Board of Directors (the “Board”) believes that strong corporate governance is critical to promoting the best long-term interests of our Shareholders, Employees, and Customers. Thoughtful consideration is given to the composition, refreshment, and structure of the Board for it to effectively fulfill its oversight responsibilities. The Board has nominated thirteen Directors to stand for election at the Annual Meeting.

Director Nominees

Name	Occupation	Independent	Director Since	Other Current Public Boards	Audit	Compensation	Nominating & Corporate Governance	Safety & Operations	Finance

Lisa M. Atherton	President & CEO of Bell	☑	2024	—		●	●

Pierre R. Breber	Former Vice President & CFO of Chevron Corporation	☑	2024	2	●	●

Douglas H. Brooks	Former Chairman of the Board, President, and CEO of Brinker International, Inc.	☑	2010	—	●	●

C. David Cush	Former CEO of Virgin America, Inc.	☑	2024	—				●	●

Sarah E. Feinberg	Former Administrator of the Federal Railroad Administration	☑	2024	—		●		●

Robert L. Fornaro	Former CEO of Spirit Airlines and AirTran Holdings Inc.		2024	2				●	●

Rakesh Gangwal	Co-founder of InterGlobe Aviation	☑	2024	—			●		●

David J. Grissen	Former Group President of Marriott International	☑	2024	1	●	●	●

David P. Hess	Former CEO of Arconic Corporation	☑	2021	2			●	●

Robert E. Jordan	President, CEO, and Vice Chairman of the Board of Southwest Airlines Co.		2022	—					●

Christopher P. Reynolds	Senior Advisor to Toyota Motor North America; Former EVP and Chief Strategy Officer of Toyota Motor North America	☑	2022	—		●	●

Gregg A. Saretsky	Former CEO of WestJet	☑	2024	1	●				●

Patricia A. Watson	Former Chief Information and Technology Officer of NCR Atleos	☑	2024	1			●	●

●	Committee Member

●	Committee Chair

2	Southwest Airlines 2025 Proxy Statement

Proxy Summary

Board Refreshment

Our Board has evolved significantly, with 11 of our 13 Director nominees appointed in the last three years. The Board and Nominating and Corporate Governance Committee are deliberate in identifying individuals with relevant skills, backgrounds, experiences, and perspectives to join the Board as we anticipate the qualifications needed to effectively guide Southwest through our continuing transformation. We are pleased to have reached a collaborative resolution with Elliott Investment Management L.P. (together with its affiliates, “Elliott”), advancing our Board refreshment with the addition of five new Directors in November 2024 who bring complementary skills and experience to our Board.

Director Nominee Composition

In evaluating Director candidates for membership, the Nominating and Corporate Governance Committee considers numerous factors, including, for example, diversity of experience, skills, background, and geography, with the goals of obtaining varied perspectives and promoting constructive debate.

The Board is composed of, and benefits from, individuals with distinguished leadership experience across multiple industries, including aviation/aerospace, transportation, manufacturing, energy, professional services, financial services, technology, government affairs, and retail. Maintaining a Board of knowledgeable professionals with the backgrounds, experiences, perspectives, and skills that will best serve the Board’s and the Company’s needs is a top priority of the Board and the Nominating and Corporate Governance Committee.

Southwest Airlines 2025 Proxy Statement	3

Proxy Summary

Governance Best Practices

In 2024, we enhanced our governance structure with the appointment of a new independent Chair, elimination of the Executive Committee, creation of a new Finance Committee, refreshment of committee charters, and appointment of new committee chairs. We are committed to strong corporate governance policies and practices that promote the interests of our Shareholders and strengthen Board and management accountability, highlights of which are listed below.

Governance Principles	Governance Practices

Accountability to our Shareholders

•   We have only one class of Common Stock, with one vote per share.

•   Our Shareholders elect Directors annually for one-year terms by a majority vote standard.

•   Incumbent Directors in uncontested elections who receive less than a majority of votes must tender their resignation.

•   Our Bylaws permit Shareholder proxy access.

•  Shareholders constituting more than 10% of our outstanding Common Stock can request a special meeting.

Board Independence

•  11 out of 13 members of the Board are independent.

•  We have an independent Chair of the Board.

•  The independent members of the Board select the Chair of the Board annually.

•  The independent Chair of the Board may call meetings and hold executive sessions with the independent Directors.

•  All members of the Board’s Audit, Compensation, and Nominating and Corporate Governance Committees are independent.

Board Policies and Practices

•  In 2024, we refreshed our Corporate Governance Guidelines and all committee charters.

•  Our Board annually reviews its performance, as well as the performance of each of its committees.

•  Our Corporate Governance Guidelines limit the number of public company boards upon which Directors may sit to protect against overboarding.

•  Our Board actively engages in CEO succession planning and reviews succession plans for our other executives annually.

•  Our Compensation Committee evaluates our CEO’s performance annually.

•  Our Audit Committee oversees cybersecurity risk.

Alignment of Interests and Leading Governance Practices

•  We have robust share ownership guidelines for executive officers and Directors.

•  In 2023, our Compensation Committee adopted an Amended and Restated Clawback Policy (the “Clawback Policy”) to recoup executive officers’ erroneously awarded incentive-based compensation in the event the Company is required to restate its financial statements.

•  Our Corporate Governance Guidelines provide for a limitation on severance payments.

•  Our Insider Trading Policy prohibits Employees (including officers) and Directors from entering into hedging transactions with respect to the Company’s securities or pledging Southwest securities as collateral for a loan.

•  Our Code of Ethics applies to all Employees (including officers) and Directors.

4	Southwest Airlines 2025 Proxy Statement

Proxy Summary

Executive Compensation Highlights

Design and Philosophy

The Compensation Committee of the Board oversees the design and administration of the compensation program for the Chief Executive Officer (“CEO”) and other named executive officers identified in the Proxy Statement. The overall objective of the Company’s compensation program is to provide for fair pay opportunities, while aligning these opportunities with the Company’s business objectives and priorities, including the key strategic initiatives the Company establishes from time to time to support its business objectives and priorities.

The Compensation Committee believes in maintaining a strong and transparent pay-for-performance philosophy that is heavily weighted toward long-term incentive opportunities. As shown in the graphics below, a significant portion of executive compensation is dependent on Company performance against pre-defined metrics and Company stock price, and therefore entirely at risk. Throughout 2024, the Board and management met with Shareholders and solicited feedback on the Company’s compensation program, and the Compensation Committee considered the dialogue with Shareholders in making informed decisions on the Company’s executive compensation structure.

For a more detailed discussion of the Company’s compensation design and philosophy, please see the “Compensation of Executive Officers—Compensation Discussion and Analysis” section.

Compensation Design	Compensation Practices

Link Pay to Performance	• Performance goals tied to operational performance, profitability, and achieving our strategic objectives • CEO base salary represents less than 10% of targeted opportunities of compensation in 2024

Promote Long-Term Focus	• Performance-based long-term equity awards with a three-year performance period • Time-based long-term equity awards that vest 1/3 per year over a three-year period

Align Interests with Shareholders

•  Equity awards provide a significant stake in the long-term financial success of the Company that aligns with Shareholder interests

•  Over 70% of targeted 2024 CEO compensation represented by equity awards

•  Robust share ownership guidelines

Independent Compensation Consultants	• Our Compensation Committee directly engages independent executive compensation consultants to advise on executive and director compensation matters

Shareholder Engagement	• We solicit investor feedback on our compensation program

Clawback Policy	• Recoups executive officers’ erroneously awarded incentive-based compensation in the event the Company is required to restate its financial statements

No Hedging or Pledging of our Stock	• Executive officers and Directors are prohibited from entering into hedging transactions with respect to Southwest securities or pledging Southwest securities as collateral for a loan

Change of Control	• Our Executive Service Recognition Plan Executive Employment Agreements provide for a double-trigger change of control

No Excessive Perquisites	• Perquisites and other personal benefits are in line with industry standards

Southwest Airlines 2025 Proxy Statement	5

Proxy Summary

Shareholder Engagement

We maintain an open dialogue with our Shareholders and value their perspectives. We proactively engage with our Shareholders year-round to gain an understanding of the issues that are important to them. Our Investor Relations team regularly meets with investors, prospective investors, and investment analysts, and these meetings can include participation from our Chief Executive Officer, Chief Financial Officer, other senior members of management, Chair of the Board, and other independent Directors.

In 2024, we engaged with Shareholders representing over 70% of outstanding shares. We contacted and met with 100% of our top 10 Shareholders. In addition to our regular Shareholder engagement efforts, our Directors, alongside our Investor Relations team, conducted extensive dedicated outreach efforts to listen to and understand investors’ priorities and perspectives. We had substantive conversations with interested Shareholders regarding corporate governance, Board structure and composition, executive compensation, financial performance, and a range of other topics.

Key Actions Taken

Shareholder engagement activities prompted us to take the following actions in 2024:

•	refreshed the Board with the addition of 9 new Directors and the retirement of 9 Directors;

•	named a new independent Chair;

•	named new committee chairs for each of the Audit, Compensation, and Nominating and Corporate Governance Committees;

•

eliminated the Executive Committee structure and created a new Finance Committee with a mandate focused on assisting the Board with oversight of financial, operational, and business strategies and opportunities, major transactions, and capital structure and capital allocation priorities, among other duties;

•	committed to reducing the Board size to 13 Directors, effective immediately following the 2025 Annual Meeting; and

•	committed to reporting regularly on our initiative progress and financial targets.

6	Southwest Airlines 2025 Proxy Statement

PROPOSAL 1 Election of Directors

At the Annual Meeting of Shareholders, thirteen Directors are nominated to be elected for terms expiring at the 2026 Annual Meeting of Shareholders or until their earlier death, retirement, resignation, or removal in accordance with the provisions of the Company’s bylaws. Robert E. Jordan, Jeff Novota, and Ryan Martinez have been selected as a proxy committee by the Board, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of all of the nominees listed below. Although it is not contemplated that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment. Each of the nominees has indicated his or her willingness to serve as a member of the Board, if elected.

Pursuant to the Cooperation Agreement by and among the Company and Elliott Investment Management L.P., a Delaware limited partnership, Elliott Associates, L.P., a Delaware limited partnership, Elliott International, L.P., a Cayman Islands limited partnership, and The Liverpool Limited Partnership, a Bermuda limited partnership (collectively, the “Elliott Parties”), dated as of October 23, 2024 (as amended, the “Cooperation Agreement”), the Board appointed C. David Cush, Sarah E. Feinberg, David J. Grissen, Gregg A. Saretsky, and Patricia A. Watson to the Board, each effective as of November 1, 2024 and with an initial term expiring at the Annual Meeting. The Company also agreed to include these Directors, together with the other persons recommended by the Board, in the Company’s slate of nominees for election as a Director at the Annual Meeting.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote in the election of Directors is required to elect Directors. A majority of the votes cast means the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director.

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director named below.

Proxies solicited by the Board will be so voted unless Shareholders specify a different choice.

When conducting its review of the appropriate skills and qualifications desired of Directors, the Nominating and Corporate Governance Committee considers the skills, experience, and expertise that are critical to the Board’s ability to provide effective oversight of the Company and are relevant to Southwest’s business, strategy, and operations. The Nominating and Corporate Governance Committee reviews the composition of the Board as a whole to maintain a balance of knowledge and experience. The following matrix displays the significant skills and qualifications that each Director nominee possesses.

Southwest Airlines 2025 Proxy Statement	7

Proposal 1 — Election of Directors

Skill	Definition

Public CEO	Substantial professional experience as a past or present CEO of a public company.

Finance & Accounting	Substantial professional experience in finance or accounting, including experience assessing capital structure and allocation, financing and investing activities, financial reporting, and internal controls.

Technology	Substantial professional experience in technology fields such as cybersecurity, product development, digital solutions, data analytics, information technology, and data management.

Government Affairs	Substantial professional experience in government relations, regulatory affairs, or public policy.

Human Capital	Substantial professional experience in human resources, compensation practices, talent acquisition, retention, and development.

Environmental/ Sustainability	Substantial professional experience with environmental or sustainability initiatives.

Skill	Definition

Logistics/ Operations	Substantial professional experience with supply chain management, logistics, inventory management, network design, or operations strategy.

Marketing/Brand Management	Substantial professional experience in retail and consumer marketing, sales, and brand management, as well as in customer and product support services.

Safety	Substantial professional experience in safety and operational compliance, including experience overseeing and implementing policies, processes, and procedures designed to comply with applicable government and industry regulations, standards, and trends.

Airline/Aerospace	Substantial professional experience as a senior executive, regulator, or consultant in the airline or aerospace industries.

Risk Management	Substantial professional experience overseeing and implementing processes and procedures to identify, mitigate and manage risks facing an enterprise.

Skills and Experience	Public CEO	Finance & Accounting	Technology	Govt Affairs	Human Capital	Environmental/ Sustainability	Logistics/ Operations	Marketing/ Brand Management	Safety	Airline/ Aerospace	Risk Management

Lisa M. Atherton				●	●		●		●	●	●

Pierre R. Breber		●	●	●		●	●		●		●

Douglas H. Brooks	●	●			●		●	●			●

C. David Cush	●	●	●	●			●	●	●	●	●

Sarah E. Feinberg			●	●	●	●	●	●	●	●	●

Robert L. Fornaro	●	●		●	●		●	●	●	●	●

Rakesh Gangwal	●	●	●		●		●		●	●	●

David J. Grissen		●		●	●	●	●	●	●		●

David P. Hess	●	●	●	●	●	●	●	●	●	●	●

Robert E. Jordan	●	●	●	●	●	●	●	●	●	●	●

Christopher P. Reynolds			●	●	●	●	●		●		●

Gregg A. Saretsky	●			●	●		●	●	●	●	●

Patricia A. Watson			●	●	●		●	●		●	●

8	Southwest Airlines 2025 Proxy Statement

Proposal 1 — Election of Directors

Director since: 2024

Principal Occupation

President and CEO of Bell (a Textron, Inc. company)

Board Committees

•  Compensation (Chair)

•  Nominating and Corporate Governance

Skills and

Qualifications

•  Airline / Aerospace

•  Government Affairs

•  Human Capital

•  Logistics / Operations

•  Risk Management

•  Safety

LISA M. ATHERTON Age: 50 | Independent Director

Expertise Relevant to Southwest Airlines’ Business and Strategy

•  Executive leadership and operational expertise, including in the commercial and defense aviation industry as CEO, and formerly COO, of Bell, a subsidiary of Textron, Inc. (“TXT”) and leading global supplier of innovative products for defense and commercial helicopter customers, and as a member of the Corporate Leadership Team of TXT. In these roles, Ms. Atherton has overseen strategic direction and the overall management of business development efforts, including leading complex business segments through a rebranding and the successful integration of a major military training segment acquisition.

•  Extensive aerospace and aviation experience, including in M&A and strategic planning, having overseen approximately $3.5 billion worth of aviation contracts, consisting of a mix of military, parapublic and commercial contracts, as President and CEO of Bell and approximately $1.5 billion worth of military and defense contracts as President and CEO at Textron Systems, a leading developer of crewed and uncrewed military ground vehicles, with a focus on aircraft systems. She has also presided over synergistic acquisitions to strategically expand the company’s portfolio of military-grade product and services offerings. These experiences enable Ms. Atherton to share valuable insights as Southwest executes on its strategic transformational plan.

•  Valuable perspective on governmental regulation and contracting, with over 20 years of experience interacting with regulators acquired through her roles in the private sector at the Textron and Bell suite of businesses and eight years of service at Air Combat Command’s Directorate of Requirements, where she helped to shape the budget and operational requirements and needs for the Combat Air Forces.

Business Experience

•  President and CEO, Bell (2023 – present)

•  Chief Operating Officer (2023)

•  President and CEO, Textron Systems (2017 – 2023)

•  Executive Vice President, Military Business, Bell Helicopter (2015 – 2017)

•  Vice President, Global Military Business Development (2014 – 2015)

•  Directorate of Requirements, Air Combat Command, United States Air Force (1999 – 2007)

Southwest Airlines 2025 Proxy Statement	9

Proposal 1 — Election of Directors

Director since: 2024

Principal Occupation

Former Vice President and CFO of Chevron Corporation

Board Committees

•  Audit

•  Compensation

Skills and

Qualifications

•  Environmental / Sustainability

•  Finance & Accounting

•  Government
Affairs

•  Logistics / Operations

•  Risk Management

•  Safety

•  Technology

PIERRE R. BREBER Age: 60 | Independent Director

Expertise Relevant to Southwest Airlines’ Business and Strategy

•  Proven track record of leading company turnaround. As the Chief Financial Officer of Chevron Corporation, a multinational energy corporation (“Chevron”), Mr. Breber led Chevron’s strategy to “win back” investors, resulting in stock prices rising after a decade of underperformance. Mr. Breber boosted investor confidence in the energy sector and maintained Chevron’s sector-leading valuation and reputation by instilling capital discipline and championing a lower carbon strategy. Mr. Breber also oversaw the growth of Chevron’s global trading and shipping operations and worldwide refining, marketing, and chemicals businesses, effectuating double digit returns on capital employed.

•  Deep financial experience, leading global and multi-national businesses with annual after-tax profits greater than $1 billion for 8 years. Mr. Breber guided well-timed, value additive acquisitions at Chevron, including the completion of over $20 billion in highly accretive bolt on acquisitions with Noble Energy Inc. and PDC Energy Inc. and signing a $60 billion deal to acquire Hess Corporation and transform Chevron’s long term growth portfolio. Mr. Breber also encouraged the acquisition of Renewable Energy Group (“REG”) in 2022 when growth stocks fell, accelerating progress in renewable fuels at a price 10% below REG’s prior secondary offering.

•  Commitment to balanced energy transition. Mr. Breber has been steadfast in his support of capital and carbon efficient growth in both traditional and new energy sources – understanding that perpetual dividend growth requires profitable businesses now and in the future. As investor focus on environmental prudence grew during his tenure at Chevron, Mr. Breber helped steer an approach that balanced returns to shareholders with positioning the company into new energy businesses where it had competitive advantages.

Business Experience

•  Vice President and Chief Financial Officer, Chevron Corporation (2019 – 2024)

•  Executive Vice President – Downstream and Chemicals (2016 – 2018)

•  Executive Vice President – Gas and Midstream (2014 – 2015)

•  Managing Director, Asia South Business Unit (2011 – 2013)

•  Vice President and Treasurer (2009 – 2010)

•  Head of Investor Relations (2000 – 2003)

•  Various Roles (1989 – 2000)

Other Public Company Board Experience

•  The Clorox Company (2024 – present)

•  PACCAR Inc. (2024 – present)

•  Air Liquide S.A. (2021)

Other Professional Memberships

•  Johnson Advisory Council, Cornell University (2021 – present)

•  Board of Directors, United Way Bay Area, a non-profit assisting people living in poverty (2015 – 2024)

•  Board of Directors, Thurgood Marshall College Fund (2021 – 2023)

10	Southwest Airlines 2025 Proxy Statement

Proposal 1 — Election of Directors

Director since: 2010

Principal Occupation

Former Chairman, President, and CEO of Brinker International, Inc.

Board Committees

•  Audit (Chair)

•  Compensation

Skills and

Qualifications

•  Finance & Accounting

•  Human Capital

•  Logistics / Operations

•  Marketing / Brand Management

•  Public CEO

•  Risk Management

DOUGLAS H. BROOKS Age: 72 | Independent Director

Expertise Relevant to Southwest Airlines’ Business and Strategy

•  Experience leading transformational corporate strategy. During his tenure as Chairman of the Board, President and CEO of Brinker International, Inc., a multinational portfolio of restaurants, Mr. Brooks led the company’s portfolio optimization efforts through the sale of its interests in Big Bowl Asian Kitchen, Corner Bakery Café, Rockfish Seafood Grill, Romano’s Macaroni Grill, and On the Border Mexican Grill & Cantina brands to focus its efforts on its two core assets, Chili’s Grill & Bar and Maggiano’s Little Italy. Over the course of his tenure as COO and subsequently CEO, Brinker delivered shareholder returns in excess of 185%.

•  Decisive leader with well-honed operational planning judgment. Mr. Brooks’ career is exemplified by a consistent pattern of business enhancement, with a focus on growing shareholder value. As CEO, Mr. Brooks led Brinker in stabilizing its balance sheet following the 2008 financial crisis by paying down debt and paring back costs and then returned significant capital to shareholders through share buyback programs and a 30% increase to the dividend.

•  Accomplished public company director. In his capacity as a director of AutoZone, Inc., the leading retailer and a leading distributor of automotive replacement parts and accessories in the U.S., Mr. Brooks oversaw both business transformations and crucial strategic transitions, including share repurchase programs, international expansion and the successful execution of a CEO succession plan. Over the course of his tenure as director, AutoZone delivered a total shareholder return of over 450%, and, between 2017 and 2022, its revenues increased by over 50%, from $10.8 billion to $16.25 billion. As a director of Clubcorp Holdings, Mr. Brooks oversaw the company’s strategic review that led to the company being taken private by Apollo in a $1.1 billion transaction.

Business Experience

•  Chairman, President, and CEO, Brinker International, Inc. (2004 – 2013)

•  President (2004 – 2013)

•  Chief Operating Officer (1999 – 2003)

•  Executive Vice President (1998 – 1999)

•  President, Chili’s Grill & Bar (1994 – 1998)

•  Senior Vice President—Chili’s Operations (1992 – 1994)

•  Senior Vice President—Central Region Operations (1987 – 1992)

Other Public Company Board Experience

•  AutoZone, Inc. (2013 – 2022)

•  Clubcorp Holdings, Inc. (2013 – 2017)

•  Brinker International, Inc. (1994 – 2013)

Other Professional Memberships

•  Professional Advisory Board, St. Jude Children’s Research Hospital (1999 – present)

•  Board of Regents, University of Houston System (2018 – 2023)

•  Board of Directors, Limbs for Life (1999 – 2021)

Southwest Airlines 2025 Proxy Statement	11

Proposal 1 — Election of Directors

Director since: 2024

Principal Occupation

Former CEO of Virgin America, Inc.

Board Committees

•  Finance

•  Safety and Operations

Skills and

Qualifications

•  Airline /
Aerospace

•  Finance & Accounting

•  Government Affairs

•  Logistics / Operations

•  Marketing / Brand Management

•  Public CEO

•  Risk Management

•  Safety

•  Technology

C. DAVID CUSH Age: 65 | Independent Director

Expertise Relevant to Southwest Airlines’ Business and Strategy

•  Extensive airline industry expertise, with over 30 years of experience in the aviation industry. Mr. Cush has held leadership roles in many aspects of the airline business, including operations, finance, marketing, and sales – most recently serving as Chief Executive Officer of Virgin America, Inc. (“Virgin America”). Mr. Cush previously worked at American Airlines Group Inc. for over 20 years, where he was responsible for worldwide sales activity and oversaw the reorganization of the airline’s St. Louis Hub.

•  Track record of leading companies through dynamic events. Joining just after the airline’s inaugural flight, Mr. Cush led Virgin America to realize its first annual profit and oversaw its successful initial public offering. Mr. Cush guided Virgin America through the turmoil of the financial crisis and a subsequent period of rapid growth. As Chief Executive Officer, Mr. Cush also played a key role in negotiating Virgin America’s nearly $4 billion acquisition by Alaska Air Group Inc. at an 80% premium to Virgin America’s share price. Mr. Cush ushered Service King Collision Repair Centers, Inc., a national operator of auto body collision repair facilities, through the COVID-19 pandemic in his role as Chief Executive Officer, ultimately assisting in the company’s merger with Crash Champions.

•  Accomplished public company executive and board member. Mr. Cush brings a well-versed leadership presence to our Board, having served as chief executive officer and chief operating officer across multiple companies and on public company boards for over 12 years.

Business Experience

•  Chief Executive Officer, Service King Collision Repair Centers, Inc. (2018 – 2022)

•  President, Chief Executive Officer, Virgin America, Inc. (2007 – 2016)

•  Senior Vice President of Global Sales, American Airlines Group Inc. (2004 – 2007)

•  Vice President of the St. Louis Hub (2003 – 2004)

•  Vice President of International Planning & Alliances (2000 – 2003)

•  Various Roles (1986 – 1998)

•  Chief Operating Officer, Aerolíneas Argentinas S.A. (1998 – 2000)

Other Public Company Board Experience

•  Virgin America, Inc. (2007 – 2016)

•  Vought Aircraft Industries, Inc. (2007 – 2010)

Other Professional Memberships

•  Board of Directors, VIVE Collision (2024 – present)

•  Advisory Board, Amgine Technologies, Inc. (2023 – present)

12	Southwest Airlines 2025 Proxy Statement

Proposal 1 — Election of Directors

Director since: 2024

Principal Occupation

Former Administrator of the Federal Railroad Administration

Board Committees

•  Compensation

•  Safety and Operations

Skills and

Qualifications

•  Airline / Aerospace

•  Environmental / Sustainability

•  Government
Affairs

•  Human Capital

•  Logistics / Operations

•  Marketing / Brand Management

•  Risk Management

•  Safety

•  Technology

SARAH E. FEINBERG Age: 47 | Independent Director

Expertise Relevant to Southwest Airlines’ Business and Strategy

•  Proven commitment to safety and efficient, scalable operations in highly regulated industries. Ms. Feinberg brings a wealth of experience as a transportation executive and operator, and as a former federal safety regulator, which supports Southwest’s commitment to ensuring the Company’s safe and efficient operations. As Administrator at the Federal Railroad Administration, the safety regulator for the U.S. passenger and freight rail system, Ms. Feinberg focused on enhancing the safety of the rail network after a series of accidents. During her tenure, Ms. Feinberg aggressively enforced safety regulations and oversaw billions of dollars in investments to improve the safety of the rail system.

•  Extensive transportation operations experience. As CEO and President of the New York City Transit Authority, the largest transit system in North America, Feinberg led a 50,000 employee workforce during the COVID-19 pandemic and New York City’s recovery from the pandemic.

•  Extensive experience in regulatory and government affairs. Ms. Feinberg served as Senior Advisor to the White House Chief of Staff from November 2008 through July 2010 and Special Assistant to President Barack Obama, who later nominated Ms. Feinberg to fill the role of Administrator of the Federal Railroad Administration.

•  Strong knowledge of the transportation industry. As Chief of Staff at the U.S. Department of Transportation during the Obama administration, Ms. Feinberg oversaw and advised on a broad range of initiatives across the aviation and broader transportation sector. Ms. Feinberg most recently founded Feinberg Strategies, LLC, a strategic business consulting practice focused on the technology and transportation sectors. She also brings corporate governance experience, having served on the boards of multiple transportation service providers.

Business Experience

•  Founder, Feinberg Strategies, LLC (2017 – present)

•  Interim President and Chief Executive Officer, New York City Transit Authority, a public transportation operator in New York City (2020 – 2021)

•  Chair of the Transit Committee and Board Member, Metropolitan Transportation Authority, a public transportation operator in New York City (2019 – 2020)

•  Administrator, Federal Railroad Administration (2015 – 2017)

•  Chief of Staff to the U.S. Secretary of Transportation, U.S. Department of Transportation (2013 – 2015)

•  Director of Policy and Crisis Communications, Meta Platforms, Inc. (2011 – 2013)

•  Global Communications Director, Bloomberg L.P. (2010 – 2011)

•  Special Assistant to the President and Senior Advisor to the White House Chief of Staff (2009 – 2010)

Other Professional Memberships

•  Board of Directors, Rand Logistics, Inc., a marine transportation service provider (2023 – present)

•  Board of Directors, Regional Plan Association, a not-for-profit regional planning organization (2024 – present)

•  Board of Trustees, NHP Foundation, a not-for-profit real estate organization (2020 – present)

•  Board of Directors, National Railroad Passenger Corporation (d/b/a Amtrak) (2015 – 2017)

Southwest Airlines 2025 Proxy Statement	13

Proposal 1 — Election of Directors

Director since: 2024

Principal Occupation

Former CEO of Spirit Airlines and of AirTran Holdings Inc.

Board Committees

•  Finance

•  Safety and Operations

Skills and

Qualifications

•  Airline / Aerospace

•  Finance & Accounting

•  Government
Affairs

•  Human Capital

•  Logistics / Operations

•  Marketing/ Brand Management

•  Public CEO

•  Risk Management

•  Safety

ROBERT L. FORNARO Age: 72 | Director

Expertise Relevant to Southwest Airlines’ Business and Strategy

•  Airline industry veteran with deep C-suite operational and managerial experience. Under Mr. Fornaro’s leadership as CEO, Spirit Airlines’ on-time performance increased from last place nationwide prior to his appointment in January 2016 to near the top of the industry at 81.1% in 2018. Over the course of his three-year tenure, Spirit’s share price increased 45%; second highest among major airlines. At AirTran, Mr. Fornaro served as President and CFO on a turnaround leadership team that led the transformation of the company into one of the most successful airlines in the nation. Then as CEO of AirTran, Mr. Fornaro successfully negotiated its sale to Southwest at a 69% premium. Before AirTran, Mr. Fornaro operated an aviation consulting practice and served in senior marketing and planning positions at US Airways and Northwest Airlines.

•  Proven track record in airline M&A and integration follow-through. Mr. Fornaro oversaw the successful acquisition of AirTran by Southwest as AirTran’s CEO and worked with Southwest as a consultant in the following years to ensure the seamless integration of the two companies. As a director at WestJet Airlines, he helped guide the airline through the challenging COVID-19 pandemic period and the repositioning of the airline’s route network and oversaw WestJet’s successful acquisition of Sunwing Airlines and Sunwing Vacations.

•  Expertise in navigating complex regulatory landscapes. As CEO of AirTran, Mr. Fornaro led successful lobbying efforts and negotiations with federal agencies that won the airline more landing rights at federally restricted airports in New York and Washington. His experience with the complex regulatory landscape governing the airline industry was supported by his experience as Chair of Spirit’s Safety, Security and Operations Committee, and as a member of the safety committees at WestJet and Avianca.

Business Experience

•  Principal, ParkView Partners LLC (2011 – 2015, 2019 – present)

•  Advisor, Southwest Airlines Co. (2011 – 2014, 2020 – 2024)

•  CEO, Spirit Airlines (2016 – 2018)

•  President (2016 – 2017)

•  President & CEO, AirTran Holdings Inc. (2007 – 2011)

•  Chairman (2008 – 2011)

•  President & COO, AirTran Airways Inc. (2001 – 2007)

•  President & CFO (1999 – 2000)

•  SVP – Planning, US Airways (1992 – 1998)

•  SVP – Planning and Alliances, Northwest Airways (1988 – 1992)

Other Public Company Board Experience

•  Avianca Group International Limited, a leading airline in Colombia, Central America and South America (2021 – present)

•  WestJet Airlines (2020 – present)

•  Spirit Airlines, Inc. (2014 – 2019)

•  AirTran Holdings Inc. (2001 – 2011)

14	Southwest Airlines 2025 Proxy Statement

Proposal 1 — Election of Directors

Director since: 2024

Principal Occupation

Co-Founder of InterGlobe Aviation Limited

Board Committees

•  Finance

•  Nominating and Corporate Governance

Skills and

Qualifications

•  Airline / Aerospace

•  Finance & Accounting

•  Human Capital

•  Logistics / Operations

•  Public CEO

•  Risk Management

•  Safety

•  Technology

RAKESH GANGWAL Age: 71 | Independent Chair of the Board

Expertise Relevant to Southwest Airlines’ Business and Strategy

•  Visionary leader and proven operator in the airline industry. As co-founder of IndiGo, India’s largest airline, Mr. Gangwal positioned the airline for consistent profitability in the competitive Indian market. Today, IndiGo is one of the world’s largest airlines by market cap. Earlier, he served as COO and then as President & CEO at U.S. Airways after holding executive roles at Air France and United Airlines.

•  Effective boardroom voice. Mr. Gangwal has extensive experience serving on the boards of public companies in the retail, travel, and technology industries and is known for his candor and changing the status quo in the companies in which he has been involved.

•  Extensive M&A and strategic planning experience as executive and director. As Chairman, President, and CEO, he led Worldspan Technologies, Inc., a travel technology provider, through its $1.4 billion strategic sale to Travelport. In the boardroom, Mr. Gangwal oversaw the negotiation and completion of OfficeMax’s combination with Office Depot and the sale of PetSmart to a consortium of buyers led by BC Partners for $8.7 billion.

Business Experience

•  Co-Founder, InterGlobe Aviation Limited, the parent company of low-cost carrier IndiGo

•  Chairman, President and CEO, Worldspan Technologies, Inc. (2003 – 2007)

•  President and CEO, US Airways Group, Inc. (1998 – 2001)

•  President and COO (1996 – 1998)

•  Executive Vice President, Air France (1994 – 1996)

•  Series of advancing roles up to SVP of Planning at United Airlines (1984 – 1994)

Other Public Company Board Experience

•  InterGlobe Aviation Limited (2015 –2022)

•  Office Depot, Inc. (2013 – 2017)

•  CarMax, Inc. (2011 – 2017)

•  PetSmart, Inc. (2005 – 2015)

•  OfficeMax Incorporated (1998 – 2013)

•  US Airways (1996 – 2001)

Southwest Airlines 2025 Proxy Statement	15

Proposal 1 — Election of Directors

Director since: 2024

Principal Occupation

Former Group President of Marriott International

Board Committees

•  Audit

•  Compensation

•  Nominating and Corporate Governance

Skills and

Qualifications

•  Environmental / Sustainability

•  Finance & Accounting

•  Government
Affairs

•  Human Capital

•  Logistics / Operations

•  Marketing / Brand Management

•  Risk Management

•  Safety

DAVID J. GRISSEN Age: 67 | Independent Director

Expertise Relevant to Southwest Airlines’ Business and Strategy

•  Expertise in successful brand management. As former Group President of Marriott International, Inc., a global operator, franchisor, and licensor of hotel, residential, and timeshare properties (“Marriott”), Mr. Grissen is a seasoned hospitality executive with extensive experience leading a global franchise and growing a storied brand. Mr. Grissen led all functions for Marriott’s brands in the Americas and for the Ritz-Carlton and EDITION brands globally, including strategy, revenue management, sales and marketing, operations, food and beverage, technology, development and human resources.

•  Strong finance experience. Mr. Grissen served in several senior finance positions during his 36-year career at Marriott, culminating in the Senior Vice President of Finance & Business Development. Mr. Grissen oversaw major activities including the due diligence of the Ritz-Carlton and Renaissance acquisitions. As Group President of Marriott, he provided P&L leadership for the Americas with about 80% of the company’s fee income.

•  Proven track record of spearheading company growth, leading the expansion of Marriott’s Americas organization from 2,928 hotels to 5,640 properties, with another 1,800 hotels in the pipeline during his tenure. Mr. Grissen managed hotels representing approximately two-thirds of Marriott’s fee revenue and a workforce of 160,000 people, developing new leaders and driving performance at Marriott hotels across the region.

Business Experience

•  Group President, Americas, Marriott International, Inc. (2013 – 2021)

•  President, Americas (2010 – 2013)

•  Executive Vice President of the Eastern Region (2004 – 2010)

•  Various Roles (1986 – 2004)

Other Public Company Board Experience

•  Chatham Lodging Trust (2021 – present)

•  Regis Corporation (2013-2024), Chairman (2021-2024)

•  Good Times Restaurants Inc. (2005 – 2010)

Other Professional Memberships

•  Board of Directors, WaterWalk International and Consolidated Holdings, Inc., a hospitality brand (2022 – present)

•  Board of Directors, Greenwood Racing, Inc., a casino, betting, and racing company (2021 – 2023)

16	Southwest Airlines 2025 Proxy Statement

Proposal 1 — Election of Directors

Director since: 2021

Principal Occupation

Former CEO of Arconic Corporation

Board Committees

•  Nominating and Corporate Governance

•  Safety and Operations (Chair)

Skills and

Qualifications

•  Airline /
Aerospace

•  Environmental /Sustainability

•  Finance & Accounting

•  Government Affairs

•  Human Capital

•  Logistics / Operations

•  Marketing / Brand Management

•  Public CEO

•  Risk Management

•  Safety

•  Technology

DAVID P. HESS Age: 69 | Independent Director

Expertise Relevant to Southwest Airlines’ Business and Strategy

•  Seasoned executive with over four decades of aerospace background. Under Mr. Hess’ leadership, Hamilton Sundstrand, a manufacturer of aerospace and industrial products, became the largest systems supplier of Boeing’s 787 aircraft. As President of Pratt & Whitney, an aerospace manufacturer, Mr. Hess expanded the company’s reach and influence, including through achieving sole-source position on key aircraft models and acquiring a majority share in International Aero Engines, an important partner.

•  Effective leader of strategic transformations. At Arconic (now Howmet Aerospace, Inc.), a metals manufacturing business that serves the aerospace market, among others, Mr. Hess stepped in as interim CEO while the company, recently having split off from Alcoa, underwent a significant business transformation and leadership transition. In this role, he led the company through the initial stages of a business and management transition that eventually culminated in its further separation into Howmet Aerospace, specializing in engineered products and forgings, and Arconic, specializing in building materials and construction systems.

•  Extensive boardroom experience at aerospace, defense, and industrial materials companies. Mr. Hess has served as a board member of companies like Woodward, Inc., a global leader in the design, manufacture, and service of energy conversion and control solutions for aerospace and industrial equipment; Allegheny Technologies, a manufacturer of industrial metals; and Arconic, where, as CEO, he oversaw the company’s transition after a major split-off transaction and helped set the stage for further transformational transactions. Mr. Hess leverages his boardroom experience in the aerospace industry to provide insights on Southwest’s strategy and operations.

Business Experience

•  CEO, Arconic Corporation (2017 – 2018)

•  Executive Vice President and Chief Customer Officer for Aerospace, United Technologies Corporation (2015 – 2017)

•  President, Pratt & Whitney, a subsidiary of United Technologies Corporation (2009 – 2014)

•  President, Hamilton Sundstrand (2004 – 2009)

Other Public Company Board Experience

•  Woodward, Inc. (2021 – present)

•  Allegheny Technologies Incorporated (2019 – present)

•  Arconic Corporation (2017 – 2019)

Other Professional Memberships

•  Board of Directors, Hartford HealthCare (2011 –2017), Chairman (2017 – 2020)

•  Board of Governors Executive Committee, Aerospace Industries Association (Chairman 2012)

Southwest Airlines 2025 Proxy Statement	17

Proposal 1 — Election of Directors

Director since: 2022

Principal Occupation

CEO, President, and Vice Chairman of the Board of Southwest Airlines Co.

Board Committees

•  Finance

Skills and

Qualifications

•  Airline / Aerospace

•  Environmental / Sustainability

•  Finance & Accounting

•  Government Affairs

•  Human Capital

•  Logistics / Operations

•  Marketing / Brand Management

•  Public CEO

•  Risk Management

•  Safety

•  Technology

ROBERT E. JORDAN Age: 64 | Chief Executive Officer, President, and Vice Chairman of the Board

Expertise Relevant to Southwest Airlines’ Business and Strategy

•  Extensive operating experience in the airline industry. Mr. Jordan has served in 15 different positions at Southwest. As Executive Vice President Corporate Services, Mr. Jordan oversaw various functions, including technology, enterprise management, corporate strategy, and innovation. As Executive Vice President & Chief Commercial Officer, Mr. Jordan led key revenue-generating departments such as marketing and network planning. As Executive Vice President Strategy & Technology, Mr. Jordan aligned technological advancements with strategic business goals. Mr. Jordan’s tenure at the Company includes leadership roles across multiple departments, giving him a comprehensive understanding of the airline’s entire ecosystem.

•  Proven track record leading transformational and modernization initiatives. Mr. Jordan has driven innovation and modernization at Southwest by spearheading the development and upgrade of Southwest’s e-commerce platform, revamping the Rapid Rewards® loyalty program, and implementing a new reservations system. Mr. Jordan created Southwest’s first commercial organization, bringing together the Company’s marketing, network planning, and revenue management functions. He also established Southwest’s first strategic planning function and process and oversaw the development and implementation of Southwest’s current boarding process, as well as significant ancillary products, including Early Bird Check-In®, the Business Select® fare product category, and Upgraded Boarding. Mr. Jordan led Southwest’s acquisition and integration of AirTran Airways, a strategic move that expanded Southwest’s network in key markets like Washington D.C., provided access to near-international leisure markets, and increased domestic market share by 20% within a year. Mr. Jordan is leading the implementation of the Company’s transformational initiatives, designed to meet evolving Customer preferences with more choices and greater comfort and deliver increased revenue opportunities.

•  Strong financial acumen. Mr. Jordan served as the Chair of the Audit Committee at The Container Store from 2013 to 2023, providing financial oversight and risk management over sustained periods of year-over-year revenue growth under varied economic conditions. At Southwest, as Executive Vice President & Chief Commercial Officer, Mr. Jordan led teams covering marketing, revenue management, network planning, customer support and services, customer relations, and the customer experience.

Business Experience

•  CEO, Southwest Airlines Co. (2022 – present)

•  President (2023 – present)

•  Executive Vice President & Incoming CEO (2021 – 2022)

•  Executive Vice President Corporate Services (2017 – 2022)

•  Executive Vice President and Chief Commercial Officer (2011 – 2017)

•  Executive Vice President Strategy & Planning (2008 – 2011)

•  Executive Vice President Strategy & Technology (2006 – 2008)

•  Various positions (1988 – 2011)

•  Programmer and financial analyst, Hewlett-Packard (1987 – 1988)

Other Public Company Board Experience

•  The Container Store Group, Inc. (2013 – 2023), Chairperson (2021 – 2023)

Other Professional Memberships

•  Board of Directors, Airlines for America

•  Governors Council, Airlink, Inc.

18	Southwest Airlines 2025 Proxy Statement

Proposal 1 — Election of Directors

Director since: 2022

Principal Occupation

Senior Advisor, Toyota Motor North America

Board Committees

•  Compensation

•  Nominating and Corporate Governance (Chair)

Skills and

Qualifications

•  Compliance

•  Environmental / Sustainability

•  Government Affairs

•  Human Capital

•  Legal Affairs

•  Logistics / Operations

•  Multinational public company executive

•  Risk Management

•  Safety

•  Technology

CHRISTOPHER P. REYNOLDS Age: 62 | Independent Director

Expertise Relevant to Southwest Airlines’ Business and Strategy

•  Experience overseeing business development, strategy, compliance, and risk management functions. At Toyota Motor North America (“TMNA”), the operating subsidiary of global automotive manufacturer Toyota Motor Corporation, in Canada, Mexico and the United States, Mr. Reynolds successfully navigated significant challenges, including the Great Recession, a major recall crisis, natural disasters in Japan, and the COVID-19 pandemic. He oversaw crucial North American functions, including strategy, business development, human resources, information technology, legal, diversity and inclusion, sustainability, regulatory affairs, and research and development. Mr. Reynolds also has extensive crisis management experience, having played a key role in Toyota’s 2010 unintended acceleration recall crisis, preparing the CEO for U.S. Congressional testimony, and contributing to subsequent organizational restructurings.

•  Deep operational and safety experience in the transportation industry. Mr. Reynolds’ leadership guides the delivery of quality cars to the market while ensuring safety, efficiency, innovation, and strategic investments across TMNA, which produces and sells approximately 1.8 million vehicles annually. He led teams that established Toyota’s new vehicle and component platforms in North America, including the 2019 opening of Toyota’s second assembly plant in Mexico, the 2020 opening of Toyota’s joint venture plant with Mazda in Alabama, and the establishment of Toyota’s first battery plant currently under construction in North Carolina. He also spearheaded strategic partnerships to accomplish Toyota’s carbon neutrality and mobility goals, including investments in EV charging infrastructure, hydrogen fuel cell technologies and VTOL commuter aviation. Mr. Reynolds spearheaded a strategic partnership to reduce TMNA’s carbon footprint and advance sustainable transportation solutions through the development of the innovative “Tri-gen” hydrogen-based energy production system.

•  Commitment to sound governance and excellence in human capital management. Mr. Reynolds’ leadership in the human resources function at TMNA provided him with significant insight into how an employee-driven, value-based company delivers excellent results, which enables him to contribute to the Board’s oversight of Southwest’s Culture that relies on active employee involvement. As Vice-Chair of the board of AT&T Performing Arts Center in Dallas and oncoming board member of the Communities Foundation of Texas, Mr. Reynolds continues to support Toyota’s engagement in the communities in which it operates. He brings a valuable perspective to the Company’s Diversity, Equity, and Inclusion efforts from his former roles as Chief Diversity Officer at TMNA and chair of the diversity committee of a top international law firm.

Business Experience

•  Senior Advisor, Toyota Motor North America (2025—present)

•  Executive Vice President and Chief Strategy Officer, Strategy & Innovation, Toyota Motor North America (2024 – 2025)

•  Executive Vice President, Chief Administrative Officer (2015 – 2024)

•  Head of North American Manufacturing (2018 – 2020)

•  Deputy Chief Officer, Toyota Motor Corporation (2015 – 2025)

•  Deputy Chief Officer, Global Compliance (2022 – 2025)

•  Deputy Chief Officer, Global Risk (2019 – 2025)

•  Deputy Chief Officer, General Administration and Human Resources (2015 – 2025)

•  Chief Legal Officer (2012 – 2015)

•  Group Vice President, Toyota Motor Sales, USA, Inc. (2007 – 2014)

•  Group Managing Partner, Morgan Lewis & Bockius LLP

•  Director and Former Chair, Alliance for Automotive Innovation

•  Assistant U.S. Attorney, Criminal Division, U.S. Department of Justice

Southwest Airlines 2025 Proxy Statement	19

Proposal 1 — Election of Directors

Director since: 2024

Principal Occupation

Former CEO of WestJet

Board Committees

•  Audit

•  Finance (Chair)

Skills and

Qualifications

•  Airline / Aerospace

•  Government Affairs

•  Human Capital

•  Logistics / Operations

•  Marketing / Brand Management

•  Public CEO

•  Risk Management

•  Safety

GREGG A. SARETSKY Age: 65 | Independent Director

Expertise Relevant to Southwest Airlines’ Business and Strategy

•  Deep airline experience, with over 40 years of aviation leadership experience and industry knowledge. Mr. Saretsky steered WestJet Airlines Ltd. (“WestJet”) as its President and Chief Executive Officer. He served Alaska Air Group, Inc. in commercial and operational roles, overseeing the marketing and operations functions of the airline. Additionally, Mr. Saretsky previously served Canadian Airlines International Ltd. in various executive roles. Mr. Saretsky currently serves as a director at IndiGo, India’s largest airline and low-cost carrier.

•  Proven record of overseeing airline transformation. Mr. Saretsky led the evolution of WestJet from providing a one-dimensional product offering to having a modern commercial strategy, generating a total shareholder return of more than 100% during his eight-year tenure as Chief Executive Officer.

•  Accomplished leader of company expansion. Under Mr. Saretsky’s leadership, WestJet’s fleet doubled in size and stock price. Mr. Saretsky oversaw the launch of WestJet Encore, the airline’s first code-share partnerships, a rewards program, and service to Europe and brings relevant insight to the Board as Southwest implements its transformational initiatives, including global partnerships.

Business Experience

•  President and Chief Executive Officer, WestJet Airlines Ltd. (2010 – 2018)

•  Executive Vice President of Operations (2009 – 2010)

•  Executive Vice President of Flight Operations and Marketing, Alaska Air Group, Inc. (2007 – 2008)

•  Executive Vice President of Marketing and Planning (2002 – 2007)

•  Senior Vice President of Marketing and Planning (2000 – 2002)

•  Vice President of Marketing and Planning (1998 – 2000)

•  Various executive positions, Canadian Airlines International Ltd. (1985 – 1997)

Other Public Company Board Experience

•  InterGlobe Aviation Limited (2020 – present)

•  Sabre Corporation (2020 – 2024)

Other Professional Memberships

•  Advisory Board, RECARO Holding GmbH, a German Industrial Company (2018 – present)

•  Board of Directors, Wood Buffalo Economic Development Corporation, an organization focused on regional economic growth and tourism (Chairperson 2018 – 2024)

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Proposal 1 — Election of Directors

Director since: 2024

Principal Occupation

Former Chief Information & Technology Officer of NCR Atleos Corporation

Board Committees

•  Nominating and Corporate Governance

•  Safety and Operations

Skills and

Qualifications

•  Airline / Aerospace

•  Government Affairs

•  Human Capital

•  Logistics / Operations

•  Marketing/ Brand Management

•  Risk Management

•  Technology

PATRICIA A. WATSON Age: 59 | Independent Director

Expertise Relevant to Southwest Airlines’ Business and Strategy

•  Experience implementing new technology initiatives, with a track record of developing modernization plans and overseeing IT transformations at large, complex financial services and transportation/logistics companies. Ms. Watson served as Chief Information Officer at NCR Corporation, a commerce technology solutions company, as NCR Corporation completed a spin-off transaction into two independent, publicly traded companies. Ms. Watson then served as EVP, Chief Information and Technology Officer at NCR Atleos, a financial services company focused on manufacturing, technology and servicing/logistics for the world’s largest independent ATM network and over 600,000 ATM’s for financial institutions. Ms. Watson had responsibility for defining the technology strategy for all aspects of technology from cybersecurity, data and analytics, infrastructure operations, corporate systems, and product software engineering.

•  Strong cybersecurity and risk management knowledge. Ms. Watson brings a wealth of knowledge in technology-related risk management and cybersecurity oversight to our Board, as companies experience heightened legislative and regulatory focus on cybersecurity and Southwest continues to invest in technology infrastructure and cybersecurity.

•  Accomplished logistics and aircraft background. Prior to her corporate career, Ms. Watson served in the U.S. Air Force where she served in various roles, including as a contracting and acquisition officer, delivering aircraft technology systems, Flight Commander, and as a director of operations.

Business Experience

•  Executive Vice President and Chief Information & Technology Officer, NCR Atleos Corporation (2023 – 2024)

•  Chief Information Officer, NCR Corporation (2022 – 2023)

•  President of Cloud Collaboration and Enterprise Collaboration, Intrado Corporation, a telecommunications company (2020 – 2022)

•  Global Chief Information Officer, Total System Services, Inc. (2015 – 2019)

•  Chief Information Officer, The Brink’s Company (2013 – 2015)

•  Various technology executive positions, Bank of America Corporation (1998 – 2013)

•  Captain, United States Air Force (1989 – 1998)

Other Public Company Board Experience

•  Rockwell Automation, Inc. (2017 – present)

•  Texas Capital Bank, Inc. (2016 – 2020)

Other Professional Memberships

•  Board of Directors, USAA Federal Savings Bank (2020 – 2023)

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Corporate Governance

General

The business of the Company is managed under the direction of the Board. Pursuant to the requirements of the New York Stock Exchange (“NYSE”), a majority of the members of the Board must be independent, as defined by NYSE rules. The Board meets on a regularly scheduled basis to review significant developments affecting the Company, to act on matters requiring approval by the Board, and to otherwise fulfill its responsibilities. The Board has adopted Corporate Governance Guidelines, based on the recommendation of its Nominating and Corporate Governance Committee, to further its goal of providing effective governance of the Company’s business for the long-term benefit of the Company’s Shareholders, Employees, and Customers. These guidelines set forth policies concerning overall governance practices for the Company, including the following:

•	Qualifications of Directors

•	Independence of Directors

•	Size of Board and Selection Process

•	Board Leadership

•	Board Meetings, Agendas, and Other Materials

•	Director Responsibilities

•	Board Committees, Committee Meetings, Agendas, and Other Materials

•	Executive Sessions; Communications with Non-Management Directors

•	Board Self-Evaluation

•	Resignation Policy

•	Ethics

•	Director and Senior Management Compensation

•	Limitation on Severance Payments

•	Share Ownership

•	Access to Management

•	Access to Independent Advisors

•	Director Orientation and Continuing Education

•	Public Communications

•	Other Practices

The Company’s Corporate Governance Guidelines, along with its Code of Ethics and the Charters for its Audit, Compensation, Nominating and Corporate Governance, Finance, and Safety and Operations Committees, are available on the Company’s website, www.southwestairlinesinvestorrelations.com/corporate-governance/board-committees. Shareholders may also obtain copies of these documents upon written request to Southwest Airlines Co., Investor Relations, HDQ-6IR, P.O. Box 36611, Dallas, Texas 75235.

Board Membership and Qualifications

General Qualification Requirements. The Company’s Nominating and Corporate Governance Committee is responsible for recommending to the Board the criteria for Board membership, as set forth in the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines require that members of the Board (i) possess the highest personal and professional ethics, integrity, and values; (ii) possess practical wisdom and mature judgment; (iii) be committed to the best long-term interests of the Company’s Shareholders, Employees, and Customers; (iv) be willing to devote sufficient time to fulfill their responsibilities; and (v) be willing to serve on the Board for an extended period of time. The Board will also consider a number of factors in connection with the nomination or appointment of new Board members, including, among others, (i) public company CEO experience, finance, accounting, technology, government affairs, human capital, environmental/sustainability, logistics/operations, marketing/brand management, safety, risk management, airline/aerospace, and other professional experience or knowledge relevant to the success of the Company in the current business environment; (ii) independence (for non-management Directors); and (iii) in the case of current Directors being considered for re-nomination, a Director’s past

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attendance at Board and committee meetings and participation in and contributions to such meetings. Each individual is evaluated in the context of the Board as a whole, with the objective of recommending to Shareholders a group that collectively can best serve the long-term interests of the Company’s Shareholders, Employees, and Customers.

The Corporate Governance Guidelines prohibit non-Employee Directors from serving on more than five public company boards and prohibit Employee Directors from serving on more than two public company boards. The Corporate Governance Guidelines also require that the nature and time involved in a Director’s service on other boards be considered in connection with the evaluation of the suitability of that Director. In addition, in accordance with the Corporate Governance Guidelines, Directors should advise the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on the board of directors, the audit committee, or the compensation committee of another publicly traded company.

Composition Considerations. As the Company navigated numerous challenges and changes in recent years, and in response to Shareholder feedback, the Board and the Nominating and Corporate Governance Committee have increasingly focused on Board refreshment, appointing one new Director in 2021, two new Directors in 2022, four new Directors in 2023, and nine new Directors in 2024. The Board strives for inclusive representation, taking into account diverse skills, experience, and perspectives, with the goals of obtaining well-rounded membership and promoting constructive debate. The Board’s primary consideration is to identify candidates with the background, attributes, experience, and skills that will best fulfill the Board’s and the Company’s needs at the time a search is being conducted.

Director Orientation and Continuing Education. The Company conducts an orientation and onboarding process for new Directors. In addition, Directors may participate in professional development or continuing education programs, courses, seminars, and other similar events. The Company reimburses Directors for the costs associated with these programs, courses, and seminars, including reasonable travel expenses, membership fees, and registration fees.

Attendance at Meetings. The Board held 15 meetings during 2024 (some of which spanned two days) and acted 13 times by unanimous written consent. During 2024, each of the Company’s current Directors attended at least 75 percent of the total number of Board and applicable standing committee meetings. It is the Board’s policy that every Director and nominee for Director should make every effort to attend the Company’s Annual Meeting of Shareholders. All of the Company’s Directors, who were Directors at the time, attended the 2024 Annual Meeting of Shareholders.

Board Leadership Structure

The independent Directors of the Board select the Chair of the Board annually and review whether the role of Chair of the Board should be combined with the office of CEO and whether the role should be held by an independent Director. The Board appointed Rakesh Gangwal as independent Chair of the Board, effective November 1, 2024, succeeding Gary C. Kelly, who previously served as the Company’s Executive Chairman and retired effective November 1, 2024.

The Board believes the current structure with an independent Chair of the Board is in the best interests of the Company and its Shareholders, particularly in light of Shareholder feedback, because, among other factors, the structure allows Mr. Gangwal to focus on matters of Board oversight and corporate governance with an independent perspective and Mr. Jordan to focus on leading the business’s strategic operations, including the implementation of the Company’s transformational initiatives. Together, Mr. Gangwal and Mr. Jordan can effectively coordinate in (i) properly and timely identifying matters that should be brought to the Board’s attention, (ii) prioritizing Board agenda items, and (iii) identifying the individuals in the best position to present agenda items.

Pursuant to the Company’s Corporate Governance Guidelines, Mr. Gangwal, as the independent Chair of the Board, has duties including, but not limited to:

•	providing leadership to the Board in its oversight of management;

•	presiding at meetings of the Board, including executive sessions, and the annual shareholder meeting;

•	setting agendas for, and scheduling meetings of, the Board;

•	serving as a liaison, along with Board committee chairs, among the CEO and the independent Directors and communicating feedback to the CEO following executive sessions;

•	coordinating the activities of non-management and independent Directors, as applicable;

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Corporate Governance

•	consulting with management on the quality, quantity, appropriateness, and timeliness of information provided to the Board;

•	assisting the committees with oversight of the annual evaluations of the Board, the committees, and the CEO;

•

consulting with the Nominating and Corporate Governance Committee with respect to recommendations for the assignment of Board members to the Board’s committees and of the Chairs of those committees; and

•	retaining outside professionals on behalf of the Board.

Executive Sessions and Communications with Non-Management Directors

Pursuant to the Company’s Corporate Governance Guidelines, the non-management members of the Board are required to meet in regularly scheduled executive sessions without the presence of management. To the extent that, at any time, the non-management members of the Board include Directors who are not independent, the independent Directors will also meet at least annually in an executive session that includes only independent Directors. The independent Chair of the Board, Rakesh Gangwal, presides over these executive sessions. Shareholders and any other interested parties may communicate directly with the independent Chair of the Board or any or all of the non-management or independent Directors as a group or any other members of the Board by writing to such Director(s), c/o Southwest Airlines Co., Attn: Independent Chair of the Board, P.O. Box 36611, Dallas, Texas 75235.

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Corporate Governance

Risk Oversight

The Board is responsible for overseeing management’s assessments of major risks facing the Company and for reviewing options to mitigate such risks.

Board of Directors

Overall risk assessment and management of significant risks related to the Company's financial, operating, and commercial strategies and plans, including through receiving regular reports from executive officers, senior management, and advisors and delegating to its appropriate committees.

Audit Committee

- Major financial and accounting risk exposures
- Internal controls and financial reporting risks
- Internal audit matters
- Technology, cybersecurity, and data privacy
- Business continuity and disaster recovery plans and escalation procedures
- Related-party transactions

Compensation Committee

- Compensation policies and practices
- Clawback Policy and implementation
- CEO and executive officer succession planning
- Human capital management

Nominating and Corporate Governance Committee

- Corporate governance and regulation compliance
- Board composition and independence
- Identification of Director candidates

Finance Committee

- Financial, operational, and business plans and objectives
- Capital structure, capital allocation, and capital expenditure plans
- Investment and hedging policies
- Strategic and operational initiatives
- Opportunities to improve performance relative to plans and objectives

Safety and Operations Committee

- Safety and operational compliance
- Government and industry safety and operational standards, legal and business trends, and public policy issues
- Air carrier operations, including irregular operations

Management

Day-to-day responsibility for assessing and managing the Company's risk exposure, establishing risk management practices, and reporting to the Board and its committees on the Company's financial, operating, and commercial strategies, and related risks.

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Corporate Governance

Compensation Practices Oversight

The Compensation Committee has determined that the compensation policies and practices for the Company’s Employees are not reasonably likely to have a material adverse effect on the Company for the following reasons, among others:

•

The Compensation Committee’s bonus determinations take into account multiple performance metrics established by the Company corresponding with the Company’s business objectives, priorities, and strategic initiatives, rather than a single measure such as stock price performance or earnings. This has served as a multi-dimensional tool for the Compensation Committee to use in designing incentive structures, so that factors deemed significant to industry and operational performance are considered in addition to financial measures. The Compensation Committee believes it is important to take into account multiple measures of financial and operational performance, as well as comparative pay in the market, for the following reasons, among others: (i) using a single measure such as the Company’s stock price performance at any specified point in time is not necessarily indicative of the Company’s overall financial and operational performance, (ii) rewarding Employees based solely on a single or narrow measure could create business risks by effectively encouraging Employees to focus on short-term results at the expense of the long-term financial and operational health of the Company, and (iii) basing short-term incentive compensation on a single measure such as stock price performance presents undue retention risks.

•

The Compensation Committee has adopted the Clawback Policy, pursuant to which, to the extent permitted by governing law, the Compensation Committee shall (unless determined to be impracticable) take reasonably prompt action to recoup an executive officer’s erroneously awarded incentive-based compensation in the event the Company is required to restate its publicly reported financial statements due to material noncompliance with financial reporting requirements under the securities laws.

•

The Company’s Insider Trading Policy prohibits Employees (including officers) and the Company’s Board members from entering into hedging transactions and transactions in derivative securities with respect to the Company’s securities, holding the Company’s securities in a margin account, or pledging the Company’s securities as collateral for a loan.

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Committees of the Board

The Board has established the following committees to assist it with fulfilling its responsibilities: (i) Audit, (ii) Compensation, (iii) Nominating and Corporate Governance, (iv) Finance, and (v) Safety and Operations. The following table provides information on the Board’s current committee memberships and number of meetings held by each committee during 2024.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance Committee*	Safety and Operations Committee+

Lisa M. Atherton		●	●

Pierre R. Breber	●	●

Douglas H. Brooks	●	●

Eduardo F. Conrado	●				●

C. David Cush				●	●

Sarah E. Feinberg		●			●

Robert L. Fornaro				●	●

Rakesh Gangwal			●	●

David J. Grissen	●	●	●

David P. Hess			●		●

Robert E. Jordan				●

Elaine Mendoza	●				●

Christopher P. Reynolds		●	●

Gregg A. Saretsky	●			●

Patricia A. Watson			●		●

Number of Meetings in 2024#	10	7	14	4	4

Number of Actions by Written Consent in 2024	1	3	5	0	1

*	The Finance Committee was created in September 2024.

+

The former Operations Review Committee assisted the Board with overseeing management’s response to the Company’s December 2022 operational disruption. Its responsibilities were merged with the Safety and Compliance Oversight Committee in May 2024, and the committee was renamed the Safety and Operations Committee. The former Operations Review Committee and former Safety and Compliance Oversight Committee met 1 and 3 times, respectively, in 2024 before they were combined.

#	The former Executive Committee, which was dissolved in September 2024, met 18 times and did not act by written consent in 2024.

●	Chair

●	Member

The primary functions of each of the Board’s standing Committees are discussed below.

Audit Committee

The primary functions of the Audit Committee include assisting the Board in its oversight of (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; (iv) the performance of the Company’s internal audit function and independent auditor; (v) the Company’s systems of disclosure controls and procedures and internal control over financial reporting that management has established; (vi) the Company’s framework and guidelines with respect to financial risk assessment and financial risk management; (vii) the Company’s material financial policies and actions; (viii) cybersecurity and technology-related

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Corporate Governance

risks and management’s efforts to monitor and mitigate those risks; and (ix) related-persons transactions. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Board has determined that each of the members of the Audit Committee is (and each Director who previously served on the Audit Committee during 2024 was) independent under all applicable rules of the Securities and Exchange Commission (the “SEC”) and the NYSE governing Audit Committee membership. The Board has also determined that Messrs. Breber, Brooks, and Grissen satisfy the criteria adopted by the SEC to serve as an “audit committee financial expert” for the Audit Committee.

Compensation Committee

General. The primary functions of the Compensation Committee include (i) evaluating potential candidates for senior executive positions, including the CEO, and developing, recommending, and reviewing senior executive succession plans; (ii) providing oversight of human capital management, including corporate culture, inclusion, recruiting, retention, attrition, talent management, career development and progression, and succession; (iii) reviewing and approving corporate goals and objectives relevant to the compensation of the CEO (and Executive Chairman, as applicable); (iv) evaluating the performance of the CEO (and Executive Chairman, as applicable) in light of those goals and objectives; (v) recommending to the independent members of the Board for approval or ratification the CEO’s (and Executive Chairman’s, as applicable) compensation level based on this evaluation; (vi) reviewing and approving all equity-based compensation arrangements for Employees of the Company (including executive officers) and making recommendations to the Board with respect to equity-based plans that are subject to Board approval; (vii) performing an annual review of the compensation structure of the Company’s executive officers who are subject to Section 16(b) of the Exchange Act (“Reporting Officers”) and approving the salary, bonus, perquisites and other incentive and equity-related compensation for each of the Company’s Reporting Officers; (viii) reviewing the results of the advisory vote following each Shareholder meeting at which say-on-pay and say-on-frequency resolutions are proposed and making adjustments, as appropriate, to the Company’s executive compensation policies and practices; and (ix) reviewing, and making recommendations to the Board for approval, the adoption, amendment, modification or termination of the Company’s Clawback Policy and other compensation recovery policies. The Compensation Committee is also responsible for reviewing non-Employee Director compensation at least annually and making any related recommendations to the full Board. To the extent permitted by applicable law and regulations, the Compensation Committee has the power to delegate any of the authority and responsibilities above to subcommittees or to individual members of the Compensation Committee, as it deems appropriate. The Board has determined that each of the members of the Compensation Committee is (and each Director who previously served on the Compensation Committee during 2024 was) (i) independent under the NYSE’s rules governing Compensation Committee membership; and (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act.

Compensation Committee Interlocks and Insider Participation. During 2024, Ron Ricks served as a member of the Compensation Committee. Mr. Ricks was formerly employed as an Executive Vice President and officer of the Company and retired as an Employee of the Company in February 2017. Mr. Ricks retired as director effective immediately following the 2024 Annual Meeting of Shareholders. No other member who served on the Compensation Committee during 2024 has ever been an executive officer or Employee of the Company. None of the Company’s executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

Role of executive officers in determining or recommending the amount or form of executive and Director compensation. At the Compensation Committee’s request, the Company’s CEO and the Company’s People Department leaders provide regular input regarding compensation designs and recommendations presented to the Compensation Committee. In connection with the Compensation Committee’s decisions, the CEO also reviews with the Compensation Committee the relative roles, scope of responsibilities, and performance of the Company’s other executive officers, other than the Executive Chairman of the Board, if applicable. The roles of the CEO and the People Department leaders in connection with the Compensation Committee’s determinations are discussed in more detail below under “Compensation of Executive Officers—Compensation Discussion and Analysis—Internal Equity; Role of Management.”

Use of consultants. The Compensation Committee is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant, independent legal counsel, or other advisor retained by the Compensation Committee. During 2024, the Compensation Committee continued to engage Pay Governance LLC, an independent executive compensation advisory firm, as the Compensation Committee’s independent consultant. In January 2025, the Compensation Committee engaged Meridian Compensation Partners, LLC, an independent executive compensation advisory firm, as an independent consultant to the Compensation Committee. With respect to executive compensation opportunities awarded for

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2024, the Compensation Committee based its decisions in part on market data provided by its consultant, as well as recommendations from the consultant with respect to the form and amount of executive compensation. Market data is discussed below under “Compensation of Executive Officers—Compensation Discussion and Analysis—Role of Independent Compensation Consultant; Benchmarking; Market Data.”

In 2024, at the Compensation Committee’s request, its consultant also provided data and assessments related to the adequacy of the Company’s compensation program for non-Employee members of the Board. Based on the information provided, as well as the Compensation Committee’s related recommendation to the Board, in November 2024, the Board (i) implemented an additional cash retainer of $200,000 for the non-executive Chair of the Board, (ii) increased the annual cash retainer fee for the Finance Committee members from $10,000 to $15,000, and (iii) increased the annual cash retainer fee for the Finance Committee Chair from $20,000 to $30,000, to better align with market median and in recognition of the Finance Committee’s scope and significant duties and responsibilities.

The Compensation Committee uses the information provided by its independent consultants (i) for the purpose of informing, as opposed to determining, the Compensation Committee’s decisions; and (ii) to assist it in balancing between compensation that is appropriately linked to performance and compensation that is fair and adequate for retention purposes. Although the Compensation Committee generally considers any recommendations received from its consultant, the Compensation Committee’s decisions are ultimately based on its own assessment of the information provided to it in the context of the totality of the Company’s circumstances at any given point in time. Additional detail regarding the work performed by the independent consultant, as well as the Compensation Committee’s related determinations, is included below under “Compensation of Executive Officers—Compensation Discussion and Analysis.”

The Compensation Committee has considered the independence of its consultants in light of SEC rules and the NYSE listing standards. The Compensation Committee received a letter from each of its consultants addressing independence, covering the following factors: (i) other services provided to the Company by the independent consultant, if any; (ii) fees paid by the Company as a percentage of the consultant’s total revenue; (iii) policies and procedures maintained by the consultant that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and members of the Compensation Committee; (v) any business or personal relationships between the Company’s executive officers and the independent consultant or the individual consultants involved in the engagement; and (vi) any Company stock owned by the individual consultants involved in the engagement. Questions intended to elicit information regarding business or personal relationships between the independent consultant and the individual consultants involved in the engagement and the Company’s Board members and executive officers were also included in the Company’s annual Director and Executive Officer Questionnaires. The Compensation Committee has assessed the independence of Pay Governance LLC and Meridian Compensation Partners, LLC pursuant to SEC and NYSE rules and determined that no conflict of interest exists, or has existed, that would prevent Pay Governance LLC or Meridian Compensation Partners, LLC from independently representing the Compensation Committee.

Nominating and Corporate Governance Committee

The primary functions of the Nominating and Corporate Governance Committee include (i) developing and annually reviewing and recommending to the Board a set of Corporate Governance Guidelines applicable to the Company (which, among other things, include criteria for selection of new Directors and oversight of the evaluation of the Board and management); (ii) identifying and reviewing with the Board and the CEO possible candidates for Board membership, consistent with criteria approved by the Board; (iii) recommending a slate of nominees to be selected by the Board for the Annual Meeting of Shareholders; (iv) evaluating Director independence and determining financial literacy and expertise, as required under the Exchange Act and rules of the NYSE; (v) reviewing the Board’s leadership structure and recommending any changes to the roles and Board; (vi) recommending to the Board the size, structure, scope and composition of the Board’s Committees; (v) recommending to the Board a chairperson and members of each of the Board’s committees; and (vi) overseeing the evaluation of the Board and management. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is (and each Director who previously served on the Nominating and Corporate Governance Committee during 2024 was) independent under the NYSE’s rules.

The Nominating and Corporate Governance Committee is responsible for overseeing an evaluation at least annually of the performance of the Board and the Board’s committees and reporting its conclusions to the Board. The responses of the Board members are compiled on an anonymous basis and address such areas as Board structure, Board effectiveness, Board meetings, and Board committee structure and performance. The Nominating and Corporate Governance Committee makes appropriate recommendations to the Board following such evaluations, including areas in which the Board, including individual members of

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Corporate Governance

the Board, can better contribute to the governance and long-term success of the Company. The Nominating and Corporate Governance Committee may use the results of its evaluation in determining the criteria for Directors to be considered for appointment to fill any vacancies on the Board or on its committees and for inclusion in the slate of Directors to be recommended by the Board at the Annual Meeting of Shareholders. The Board believes this annual evaluation process supports the effectiveness and continuous improvement of the Board as a whole and of each of its committees.

To fulfill its duties to the Board, the Nominating and Corporate Governance Committee identifies possible candidates for membership on the Board and recommends to the Board a slate of nominees to be selected by the Board for the Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee identifies potential candidates for first-time nomination as a Board member using a variety of sources, such as recommendations from current Board members, management, and contacts in communities served by the Company. On occasion, the Nominating and Corporate Governance Committee also retains third-party executive search firms to identify candidates. In June 2024, the Nominating and Corporate Governance Committee engaged Heidrick & Struggles, Inc. (“Heidrick”) to assist in the identification and selection of potential non-executive directors for the Board.

The Nominating and Corporate Governance Committee will also consider nominees submitted by Shareholders based on the criteria set forth in the Company’s Corporate Governance Guidelines; provided that such nominations are submitted in accordance with the requirements of the Company’s bylaws. These requirements are discussed below under “Other Matters— Submission of Shareholder Proposals and Director Nominations.”

The Nominating and Corporate Governance Committee considers all aspects of each possible candidate’s qualifications and skills in the context of the needs of the Company at the relevant point in time with a view to creating a Board with varied backgrounds and perspectives, including diversity with respect to experience, geography, gender, ethnicity, and race. With respect to Mr. Gangwal, who was appointed to the Board effective July 7, 2024, the Nominating and Corporate Governance Committee identified him as a potential candidate for the Board following a recommendation by the Company’s former Executive Chairman based on his extensive and pertinent qualifications, as noted in Mr. Gangwal’s biography in “Proposal 1—Election of Directors.” After a thorough background review and based on interviews of Mr. Gangwal by members of the Nominating and Corporate Governance Committee and the Board, the Board unanimously approved Mr. Gangwal’s appointment to the Board. With respect to Mr. Fornaro, who was appointed to the Board effective September 26, 2024, the Nominating and Corporate Governance Committee identified him as a potential candidate for Board membership following a previous consulting engagement with the Company and based on his extensive and pertinent qualifications, as noted in Mr. Fornaro’s biography in “Proposal 1—Election of Directors.” After a thorough background review and based on interviews of Mr. Fornaro by members of the Nominating and Corporate Governance Committee and the Board, the Board unanimously approved Mr. Fornaro’s appointment to the Board. With respect to Mr. Breber, who was appointed to the Board effective November 1, 2024, Heidrick identified him as a potential candidate for the Board through its research based on his extensive and pertinent qualifications, as noted in Mr. Breber’s biography in “Proposal 1—Election of Directors.” After a thorough background review and based on interviews of Mr. Breber by members of the Nominating and Corporate Governance Committee and the Board, the Board unanimously approved Mr. Breber’s appointment to the Board. Messrs. Cush, Grissen, and Saretsky and Mses. Feinberg and Watson, each of whom was appointed to the Board effective November 1, 2024, became directors in connection with the Cooperation Agreement with Elliott and based on his or her extensive and pertinent qualifications, as noted in the biographies in “Proposal 1—Election of Directors.” Prior to the Company’s entry into the Cooperation Agreement, the Company conducted thorough background reviews, and members of the Nominating and Corporate Governance Committee and the Board conducted interviews of Messrs. Cush, Grissen, and Saretsky and Mses. Feinberg and Watson, and the Board unanimously approved each of their appointments to the Board.

Understanding the importance of Board composition and refreshment to the effective fulfillment of the Board’s oversight responsibilities, the Nominating and Corporate Governance Committee has put forth a concerted and ongoing effort to identify and build a pipeline of possible candidates to address the evolving needs of the Board and the Company. As part of this effort, and with input from the full Board, the Nominating and Corporate Governance Committee regularly reviews its candidate search process and recruitment criteria.

Finance Committee

The primary functions of the Finance Committee include assisting the Board in its oversight of the Company’s (i) financial, operational, and business strategies and opportunities, including identifying potential revenue, cost, and operational improvements and strategic opportunities to maximize the long-term value and financial performance of the Company;

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(ii) financial plans and targets, budgets, and cash management activities; (iii) financial and economic risks; (iv) major transactions, including mergers, acquisitions, dispositions, or financing transactions; and (v) capital structure and capital allocation plans and priorities.

Safety and Operations Committee

The primary functions of the Safety and Operations Committee include: (i) monitoring the Company’s activities in the areas of safety and operational compliance, taking into account applicable government and industry standards, materiality, legal and business trends, and public policy issues; (ii) periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards; (iii) reviewing such policies, programs, and procedures of the Company as the Committee shall deem necessary, including the Company’s safety and operational compliance reporting systems, as well as considering and overseeing, in consultation with management, the Company’s culture related to safety; (iv) meeting regularly with Company management to assess the Company’s safety and operational compliance practices generally; (v) assessing whether the Company’s safety and operational compliance practices support the Company’s policies; (vi) periodically reporting to the Board on the adequacy and effectiveness of the Company’s safety and operational compliance programs; (vii) overseeing the Company’s air carrier operations and related risks; (viii) reviewing with Company management the Company’s strategies and objectives with respect to operational performance, including key issues and developments impacting the Company’s execution against its operational objectives and metrics; and (ix) meeting regularly with management of the Company to assess the Company’s air carrier operations generally.

Certain Relationships and Related Transactions, and Director Independence

Review, Approval, or Ratification of Transactions with Related Persons; Director Independence Determinations. The Company does not have a formal written policy with respect to the review, approval, or ratification of transactions with related persons, but has established procedures to identify these transactions, if any, and bring them to the attention of the Board and the Audit Committee for consideration. These procedures include formal written questionnaires to Directors and executive officers and written procedures followed by the Company’s Internal Audit Department to identify related person transactions.

The Company requires all of its Directors and executive officers to complete an annual questionnaire that requires them to identify and describe any transactions that they or their respective related parties may have with the Company, whether or not material. Separately, the Company’s Internal Audit Department analyzes accounts payable records to search for payments involving (i) the Company’s Directors and executive officers, (ii) known relatives of the Company’s Directors and executive officers, (iii) companies and organizations with which the Directors and executive officers are associated, and (iv) security holders known to the Company to be the beneficial owner of more than five percent of the Company’s common stock. The questionnaire for non-Employee Directors is also designed to elicit information that should be considered to determine that the Company satisfies the NYSE’s requirement that a majority of its Board members be independent within the meaning of the NYSE’s rules. Relevant information regarding Directors is then provided to the Nominating and Corporate Governance Committee, which is responsible for evaluating the qualifications of Board nominees, including independence, and for making recommendations to the Board regarding (i) nominations for Board membership and (ii) individual qualifications for committee membership, taking into account various additional regulatory requirements, including independence requirements, that specifically apply to the different Board committees. In making its recommendations to the Board, the Nominating and Corporate Governance Committee considers the following regulatory guidance: (i) Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (Transactions with Related Persons); (ii) Accounting Standards Codification Topic 850 (Related Party Disclosures); (iii) Public Company Accounting Oversight Board Auditing Standard No. 18 (Related Parties); and (iv) the NYSE’s governance standards related to independence determinations. Based on the foregoing, the Board has determined that the following Board members are independent under applicable NYSE standards: Lisa M. Atherton, Pierre R. Breber, Douglas H. Brooks, Eduardo F. Conrado, C. David Cush, Sarah E. Feinberg, Rakesh Gangwal, David J. Grissen, David P. Hess, Elaine Mendoza, Christopher P. Reynolds, Gregg A. Saretsky, and Patricia A. Watson.

In determining her independence, the Board considered Ms. Atherton’s service as President & CEO of Bell, a TXT company, and her service as a member of TXT’s Corporate Leadership Team. In particular, the Board considered the Company’s ordinary course commercial transactions over the past three years with Textron Ground Support Equipment, a sister company of Bell. None of the cumulative business transactions in any of the prior three years involved an amount that exceeded 2% of the other company’s consolidated gross revenues. The Board determined that such transactions are not material to either TXT or to the

Southwest Airlines 2025 Proxy Statement	31

Corporate Governance

Company and that Ms. Atherton does not have a direct or indirect material interest in the Company’s transactions with Textron Ground Support Equipment. The Board has concluded that these transactions and arrangements will not impair Ms. Atherton’s exercise of independent judgment in carrying out her responsibilities as Director. Therefore, the Board has determined that Lisa M. Atherton has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company) and is independent under applicable NYSE standards.

Transactions with Related Persons since January 1, 2024. Pursuant to the requirements of the NYSE, the Audit Committee reviews all related party transactions and prohibits such a transaction if the Audit Committee determines it to be inconsistent with the interests of the Company and its Shareholders. The following are reportable transactions with related persons for 2024, which were approved by the Audit Committee.

Ms. Watson’s husband, Paul Watson, is employed as a pilot by the Company, and during 2024, Mr. Watson’s compensation was $474,373.

Mr. Fornaro was party to an Advisory Agreement, effective as of January 1, 2023, by and between Mr. Fornaro and the Company (the “Advisory Agreement”), whereby the Company paid Mr. Fornaro a monthly fee of $23,000 plus reasonable expenses incurred for services. Mr. Fornaro was also party to a Consultant Retention Letter, effective as of July 5, 2024, by and among Mr. Fornaro, the Company, and Kirkland & Ellis LLP (the “Consultant Letter”), governed by the terms of the Advisory Agreement and whereby the Company did not pay Mr. Fornaro an additional fee. The Advisory Agreement and the Consultant Letter were terminated on September 26, 2024, prior to Mr. Fornaro’s appointment to the Board. Additionally, Mr. Fornaro’s son-in-law, Eric Hall, is a Director level Employee of the Company. For 2024, Mr. Hall’s total compensation was $331,062, which included base salary for 2024, bonus related to his employment in 2024, and grant date fair value of equity compensation awards granted to Mr. Hall in 2024 for financial statement purposes. Mr. Hall also participated in benefit plans generally available to the Company’s Employees. Mr. Fornaro disclaims any interest in Mr. Hall’s compensation.

The Cooperation Agreement. On October 23, 2024, the Company entered into the Cooperation Agreement with the Elliott Parties, and on February 19, 2025, the Company and the Elliott Parties amended the Cooperation Agreement. The Elliott Parties are the beneficial owners of more than 5% of the Company’s common stock.

Pursuant to the Cooperation Agreement, as amended, the Company agreed to, among other things, (i) appoint Mses. Feinberg and Watson and Messrs. Cush, Grissen, and Saretsky (collectively, the “Cooperation Agreement Directors”) to the Board, effective November 1, 2024, each with an initial term expiring at the Annual Meeting; (ii) announce that two incumbent Directors will not stand for re-election to the Board at the Annual Meeting; and (iii) include the Cooperation Agreement Directors, together with the other persons recommended by the Board, in the Company’s slate of nominees for election as a Director at the Annual Meeting. The Cooperation Agreement further provides that in the event that any Cooperation Agreement Director is unable or unwilling to serve as a Director, resigns as a Director, is removed as a Director, or ceases to be a Director of the Company for any other reason prior to the expiration of the Cooperation Period (as defined below), the Company and Elliott Parties shall cooperate in good faith to select a mutually agreeable replacement Director; provided, that at such time the Elliott Parties beneficially own a “net-long position” of, or have aggregate net-long economic exposure to, at least 3% of the Company’s then-outstanding common stock.

The Company also agreed that the Board would (i) reconstitute each of the committees of the Board, other than the Safety and Operations Committee, such that the Cooperation Agreement Directors constitute at least one-third of the total members of each committee and (ii) appoint Messrs. Saretsky and Cush and three other directors to be selected by the Board to the Finance Committee, with Mr. Saretsky appointed as chair of the committee. The Company also agreed to amend the charter of the Finance Committee.

The Cooperation Agreement includes certain voting commitments, customary standstill restrictions, and mutual non-disparagement provisions that remain in place until the earlier of (x) the date that is 30 days prior to the notice deadline under the Company’s bylaws for the nomination of non-proxy access Director candidates for election to the Board at the Company’s 2026 Annual Meeting of Shareholders and (y) February 14, 2026 (such period, the “Cooperation Period”); provided, however, that certain standstill restrictions will end on the earlier of (a) the day after the record date for the 2026 Annual Meeting of Shareholders and (b) April 1, 2026.

Ongoing Reporting Obligations with Respect to Related Person Transactions. In order to provide an ongoing mechanism for monitoring related person transactions and Board member independence, each Board member and executive officer of the Company is required to sign an acknowledgement that he or she will promptly inform the Company of any new information that should be considered by the Board subsequent to the Director’s or executive officer’s completion of his or her annual questionnaire.

32	Southwest Airlines 2025 Proxy Statement

Corporate Governance

Insider Trading Policy
The Company has adopted an Insider Trading Policy and Blackout and Pre-Clearance Procedures as well as a Company Transaction Policy governing the purchase, sale, and/or other dispositions of its securities by its Directors, officers and Employees, and the Company itself, that the Company believes are reasonably designed to promote compliance with insider trading laws, rules, and regulations and the exchange listing standards applicable to the Company. Copies of the Company’s Insider Trading Policy and Blackout and Pre-Clearance Procedures and Company Transaction Policy are filed as Exhibits 19.1 and 19.2, respectively, to the Company’s most recent Annual Report on Form 10-K.
Hedging Transactions
The Company’s Insider Trading Policy and Blackout and Pre-Clearance Procedures govern the purchase of financial instruments and transactions that hedge or offset a decrease in the market value of Company securities by Directors, officers, Employees, or consultants. Under these policies, Directors, officers, Employees and consultants of the Company are prohibited from engaging in hedging or monetization transactions with respect to Company securities, short sales of any Company securities, and transactions in derivative securities involving Company securities (but excluding any instruments granted under any Company equity incentive plan, including options, restricted stock, restricted stock units, or other derivative securities). The policies’ restrictions also apply to designees and the spouse and household members of Directors, officers, Employees, or consultants. In addition, Directors and officers are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Southwest Airlines 2025 Proxy Statement	33

Voting Securities and Principal Shareholders

At the close of business on March 18, 2025, the record date for determining Shareholders entitled to notice of and to vote at the meeting, there were outstanding 573,913,663 shares of common stock, $1.00 par value, each share of which is entitled to one vote.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of March 7, 2025, information with respect to persons who, to the Company’s knowledge, beneficially own more than five percent of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)

The Vanguard Group	65,421,331	(2)	11.4%
100 Vanguard Blvd. Malvern, PA 19355

Elliott Investment Management L.P.	53,978,500	(3)	9.4%
360 S. Rosemary Ave. 18th Floor West Palm Beach, FL 33401

PRIMECAP Management Company	49,444,947	(4)	8.6%
177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105

State Street Corporation State Street Global Advisors Trust Company	40,639,399	(5)	7.1%
1 Congress Street, Suite 1 Boston, MA 02114(6)

BlackRock, Inc.	32,943,061	(7)	5.7%
50 Hudson Yards New York, NY 10001

Franklin Resources, Inc.	30,082,719	(8)	5.2%
One Franklin Parkway San Mateo, CA 94403-1906

(1)	Percentages are calculated based on the number of outstanding shares of the Company’s common stock as of March 7, 2025, which was 573,912,787.

(2)

Information is based on an Amendment to Schedule 13G filed with the SEC on February 13, 2024, by The Vanguard Group. The Vanguard Group reported no sole voting power with respect to shares beneficially owned, sole dispositive power with respect to 63,655,770 shares, shared voting power with respect to 528,654 shares, and shared dispositive power with respect to 1,765,561 shares.

(3)

Information is based on an Amendment to Schedule 13D filed with the SEC on February 21, 2025, by Elliott Investment Management L.P. (“EIM”), a Delaware limited partnership, the investment manager of Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership. Elliott Investment Management GP LLC, a Delaware limited liability company (“EIM GP”), is the sole general partner of EIM. Paul E. Singer is the sole managing member of EIM GP. EIM reported sole voting power with respect to 53,978,500 shares, no shared voting power, sole dispositive power with respect to 53,978,500 shares, and no shared dispositive power.

(4)

Information is based on an Amendment to Schedule 13G filed with the SEC on February 12, 2024, by PRIMECAP Management Company. PRIMECAP Management Company reported sole voting power with respect to 48,122,326 shares, sole dispositive power with respect to 49,444,947 shares, and no shared voting or dispositive power.

(5)

Information is based on an Amendment to Schedule 13G filed with the SEC on January 30, 2024, by State Street Corporation, a parent holding company, and State Street Global Advisors Trust Company. Each of these Shareholders reported no sole voting or dispositive power over shares beneficially owned. State Street Corporation reported shared voting power with respect to 10,881,794 shares and shared dispositive power with respect to 40,618,066 shares; and State Street Global Advisors Trust Company reported shared voting power with respect to 5,685,942 shares and shared dispositive power with respect to 34,913,960 shares. Based on the Schedule 13G filing, State Street Global Advisors Trust Company beneficially owned 5.86 percent of the Company’s outstanding shares of common stock.

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Voting Securities and Principal Shareholders

(6)	This address is listed in the Amendment to Schedule 13G filed with the SEC on January 30, 2024, as the address of both State Street Corporation and State Street Global Advisors Trust Company.

(7)

Information is based on an Amendment to Schedule 13G filed with the SEC on January 31, 2024, by BlackRock, Inc. BlackRock, Inc., a parent holding company or control person, reported sole voting power with respect to 31,518,717 shares, sole dispositive power with respect to 32,943,061 shares, and no shared voting or dispositive power.

(8)

Information is based on an Amendment to Schedule 13G filed with the SEC on November 21, 2024, by Franklin Resources, Inc., Charles B. Johnson, and Rupert H. Johnson, Jr. Franklin Resources, Inc., a parent holding company or control person, reported sole voting power with respect to 30,077,540 shares, no shared voting power, sole dispositive power with respect to 30,081,191 shares, and shared dispositive power with respect to 1,528 shares.

Security Ownership of Management

The following table sets forth, as of February 28, 2025, information regarding the beneficial ownership of the Company’s common stock by each of the members of the Company’s Board and nominees, each of the executive officers of the Company named in the Summary Compensation Table, and all current executive officers and Directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Lisa M. Atherton(2)	6,240	*

Pierre R. Breber(3)	38,011	*

Douglas H. Brooks	75,888	*

Eduardo F. Conrado	11,812	*

C. David Cush	14,011	*

Sarah E. Feinberg(4)	7,079	*

Robert L Fornaro	4,011	*

Rakesh Gangwal	3,606,311	*

David J. Grissen	4,011	*

David P. Hess	15,656	*

Robert E. Jordan(5)	334,442	*

Elaine Mendoza	11,812	*

Christopher P. Reynolds	15,656	*

Gregg A. Saretsky	11,211	*

Patricia A. Watson(6)	9,254	*

Tammy Romo(7)	201,427	*

Andrew M. Watterson	87,240	*

Linda B. Rutherford(8)	51,317	*

Ryan C. Green	20,910	*

Gary C. Kelly (9)	891,734	*

Mark R. Shaw(10)	870	*

Current Executive Officers and Directors as a Group (20 persons)	4,540,788	*

*	Less than 1% based on the number of outstanding shares of the Company as of February 28, 2025, which was 573,709,096.

(1)

Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power with respect to their shares, other than rights shared with spouses pursuant to joint tenancy or marital property laws.

(2)	Includes 118 shares held by Ms. Atherton’s husband.

(3)	Includes 34,000 shares held by a family trust for which Mr. Breber serves as trustee.

(4)	Includes 268 shares held by Ms. Feinberg’s domestic partner.

(5)	Includes 111,370 shares held for Mr. Jordan’s account under the Company’s Retirement Savings Plan, with respect to which he has the right to direct the voting.

(6)	Includes 1,279 shares held by Ms. Watson’s husband.

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Voting Securities and Principal Shareholders

(7)	Includes 3,902 shares held for Ms. Romo’s account under the Company’s Retirement Savings Plan, with respect to which she has the right to direct the voting.

(8)	Includes 1,673 shares held for Ms. Rutherford’s account under the Company’s Retirement Savings Plan, with respect to which she has the right to direct the voting.

(9)

Includes (i) shares deemed indirectly beneficially owned through a family trust with respect to which Mr. Kelly serves as trustee (the “Reporting Person Trust”), (ii) shares deemed indirectly beneficially owned through a family trust with respect to which Mr. Kelly’s spouse serves as trustee (the “Spousal Trust”), and (iii) shares deemed indirectly beneficially owned through a family limited partnership (the “Family Limited Partnership”). The sole general partner of the Family Limited Partnership is a limited liability company that is wholly owned by Mr. Kelly and his spouse (the “Family Limited Liability Company”). The sole limited partners of the Family Limited Partnership are the Reporting Person Trust, the Spousal Trust, Mr. Kelly through a separate limited partnership interest (“Mr. Kelly’s LP Interest”), and Mr. Kelly’s spouse through a separate limited partnership interest (“Mr. Kelly’s Spouse’s LP Interest”). The 891,734 shares reported in the table include (i) 45,483 shares held directly by Mr. Kelly; (ii) 353,111 shares held by the Reporting Person Trust, including 189,758 shares held directly and 163,353 shares held through the Reporting Person Trust’s limited partnership interest in the Family Limited Partnership; (iii) 398,104 shares held by the Spousal Trust, including 205,000 shares held directly and 193,104 shares held through the Spousal Trust’s limited partnership interest in the Family Limited Partnership; (iv) 11,290 shares held through Mr. Kelly’s LP Interest; (v) 79,231 shares held through Mr. Kelly’s Spouse’s LP interest; and (vi) 4,515 shares held by the Family Limited Liability Company through its general partnership interest in the Family Limited Partnership. Mr. Kelly retired as an executive officer of the Company effective November 1, 2024.

(10)

Includes 870 shares held for Mr. Shaw’s account under the Company’s Retirement Savings Plan, with respect to which he has the right to direct the voting. Mr. Shaw resigned as an executive officer of the Company effective June 1, 2024.

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Compensation of Executive Officers

COMPENSATION DISCUSSION AND ANALYSIS

38	Executive Summary

38	Compensation Objectives and Philosophy

39	Summary of 2024 Executive Compensation and Components of Pay

39	2024 Base Pay

40	2024 Short-Term Incentive Compensation

40	2024 Long-Term Incentive Compensation

41	Payout of Performance-Based Cash Incentive Awards and Restricted Cash Awards

41	Compensation Committee’s Consideration of 2024 Say-on-Pay Vote

42	Role of Independent Compensation Consultant; Benchmarking; Market Data

43	Internal Equity; Role of Management

43	Determination of 2024 Executive Compensation; Analysis of Compensation Elements

44	Base Pay

44	Short-Term Incentive Compensation

44	Objectives of Short-Term Incentive Compensation

44	Approach to 2024 Short-Term Incentive Compensation

44	General

45	Performance-Based Short-Term Incentive Compensation Opportunities under the STI Plan and Related Payouts

48	Long-Term Incentive Compensation

48	Equity Awards

48	Objectives of Equity Compensation

48	Approach to Equity Compensation

49	RSUs

49	Performance-Based RSUs

50	Individual Equity Determinations for the Named Executive Officers

50	Chief Executive Officer

50	Executive Chairman of the Board

50	Other Named Executive Officers

51	Career Investment Cash Awards

51	Retirement and Related Benefits

51	401(k) and Profit Sharing

51	Nonqualified Deferred Compensation

52	Change-in-Control Arrangements

53	Perquisites and Other Benefits

53	Significant Corporate Governance and Compensation Policies and Practices

53	Clawback Policy

53	Share Ownership Guidelines

54	Limitation on Severance Payments

54	Practices Related to the Grant of Certain Equity Awards in Relation to the Release of Material Nonpublic Information

Southwest Airlines 2025 Proxy Statement	37

Compensation of Executive Officers

Compensation Discussion and Analysis

The Company is required to provide detailed compensation information in this Proxy Statement regarding its Chief Executive Officer; its Chief Financial Officer; each of its three other most highly compensated executive officers who were serving as such at the end of fiscal 2024, and two former executive officers who would have been among the three next most highly compensated officers had they been serving as an executive officer on December 31, 2024. For 2024, these executive officers, who will be referred to in this Proxy Statement as the “named executive officers,” were:

Name	Position

Robert E. Jordan	Chief Executive Officer & President

Tammy Romo	Former Executive Vice President & Chief Financial Officer

Andrew M. Watterson	Chief Operating Officer

Linda B. Rutherford	Former Chief Administration Officer

Ryan C. Green	Former Executive Vice President & Chief Transformation Officer

Gary C. Kelly	Chairman Emeritus and former Executive Chairman of the Board

Mark R. Shaw	Former Executive Vice President & Chief Legal & Regulatory Officer & Corporate Secretary

Effective June 1, 2024, Mr. Shaw resigned from his positions as Executive Vice President & Chief Legal & Regulatory Officer & Corporate Secretary of the Company. Effective November 1, 2024, Mr. Kelly retired from his position as Executive Chairman of the Board of the Company and transitioned to the position of Chairman Emeritus. Ms. Romo resigned from her positions as Chief Financial Officer and Executive Vice President of the Company, effective March 10, 2025, and April 1, 2025, respectively. Effective April 1, 2025, Ms. Rutherford resigned from her position as Chief Administration Officer of the Company, and Mr. Green stepped down from his position as Executive Vice President & Chief Transformation Officer of the Company. For purposes of this Compensation Discussion and Analysis, the Compensation Committee will be referred to as the “Committee.”

Executive Summary

Set forth below is a summary of (i) the Company’s overall compensation objectives, (ii) the Committee’s related compensation philosophy, and (iii) the Committee’s compensation decisions for 2024.

Compensation Objectives and Philosophy

The overall objective of the Company’s compensation programs is to provide for fair pay opportunities, while aligning these opportunities with the Company’s business objectives and priorities, including the key strategic initiatives the Company establishes from time to time to support its business objectives and priorities. The Committee balances its pay-for-performance philosophy with its view that pay should be adequate for retention purposes and should take into account internal equity.

Pay-for-Performance; Shareholder View. In designing the Company’s executive compensation programs, the Committee believes in maintaining a strong and transparent pay-for-performance philosophy that emphasizes variable pay as a percentage of overall executive pay and is heavily weighted toward long-term incentive (“long-term incentive” or “LTI”) opportunities. For 2024, the Committee incorporated the following variable pay components into its executive compensation design:

•

a short-term performance-based cash incentive opportunity, of which the total value was based on the Company’s 2024 performance relative to performance metrics approved by the Committee in January 2024 because of their particular relevance to the Company and its stakeholders at the time;

•

long-term equity incentive opportunities in the form of service-based, time-vesting restricted stock units (“RSUs”), the ultimate value of which will be tied to the Company’s stock price performance over multiple years; and

•

a long-term performance-based equity incentive opportunity in the form of performance-based RSUs, pursuant to which the number of shares to be received, if any, will depend on the Company’s ROIC (after-tax) less Excess Cash (as defined below in “Determination of 2024 Executive Compensation; Analysis of Compensation Elements – Long-Term Incentive Compensation – Equity Awards – Performance-Based RSUs”) over multiple years.

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Compensation of Executive Officers

Retention; Internal Equity. To address retention, the Committee has historically sought to balance external market competitive considerations and internal equity. The Committee believes that, to be competitive, executive compensation should be within a reasonable range of median compensation based on available and relevant market data both within and outside of the airline industry. The Committee has used this information as a point of reference when assessing the appropriateness of the Company’s executive compensation, along with the relative roles, responsibilities, performance, and tenure of the named executive officers. For purposes of this Compensation Discussion and Analysis, references to the adequacy, appropriateness, and competitiveness of compensation (and similar references), as well as comparisons to market, should be interpreted in the context of the information in this paragraph. The market data considered by the Committee is discussed below under “Role of Independent Compensation Consultant; Benchmarking; Market Data.”

As an additional vehicle for retaining talent as the Company progresses on its strategic initiatives, rewards critical contributions to the Company, and addresses external market considerations, the Committee incorporated service-based and time-vesting career investment cash awards in January 2024. These cash awards were granted to certain senior officers and are scheduled to vest 50 percent on March 5, 2026, and 50 percent on March 5, 2028. Subject to death or disability, the award recipient must remain as an Employee of the Company on the applicable vesting date to receive payment, which does not include persons performing advisory or consulting services. Mr. Watterson, who received a total career investment cash award of $4,000,000, and Mr. Green, who received a total career investment cash award of $2,000,000, were the only named executive officers for 2024 to receive a career investment cash award. The amounts paid to named executive officers upon the vesting of the portions of the career investment cash awards, if any, will be included in the Summary Compensation Table for the applicable years vested. Mr. Green stepped down from his position of Executive Vice President & Chief Transformation Officer of the Company effective April 1, 2025, and forfeited his career investment award eligibility.

Summary of 2024 Executive Compensation and Components of Pay

2024 Base Pay

The Committee annually reviews base salaries of the named executive officers and makes adjustments when appropriate based on the individual’s duties and scope of responsibilities, performance, experience, and tenure; internal equity considerations; and market compensation data.

The named executive officers other than Mr. Kelly received base salary increases in March 2024, that the Committee believes were supported by market data available at the time and/or internal equity considerations. With respect to Mr. Kelly, who served as the Company’s CEO prior to February 1, 2022, the Company and Mr. Kelly entered into a letter agreement effective as of February 1, 2022 (the “2022 Letter Agreement”). The 2022 Letter Agreement was amended effective October 31, 2024, to memorialize the original intent of the 2022 Letter Agreement and revise certain provisions to reflect the Company’s interpretation and application of comparable provisions, including medical and other benefits (the 2022 Letter Agreement, as amended, the “Amended 2022 Letter Agreement”). The Amended 2022 Letter Agreement provides for Mr. Kelly’s employment through December 31, 2026, with a base salary for each year of $475,000, subject to increase by the Committee in its discretion. Mr. Kelly’s base salary remained at $475,000 for 2024. In addition to the Committee’s compensation objectives and philosophies discussed above, the Committee based its 2024 compensation decisions with respect to Mr. Kelly on the Committee’s expectation of Mr. Kelly’s continued service as an active executive Employee with significant duties and

Southwest Airlines 2025 Proxy Statement	39

Compensation of Executive Officers

responsibilities. As discussed further below, the named executive officers’ total compensation opportunities reflect the Committee’s focus on variable, performance-based pay, rather than guaranteed base pay.

Additional detail regarding 2024 base pay is provided below under “Determination of 2024 Executive Compensation; Analysis of Compensation Elements – Base Pay.”

2024 Short-Term Incentive Compensation

In first quarter 2024, consistent with its historic practices, the Committee established a target short-term incentive opportunity (the “STI Target Opportunity”) for each of the named executive officers, and each STI Target Opportunity was established as a percentage of the named executive officer’s base pay. In addition, total short-term incentive payouts could range from zero to 200 percent of a named executive officer’s STI Target Opportunity based on Company performance. The Committee increased the maximum incentive payouts as a percentage of a named executive officer’s STI Target Opportunity from 150 percent to 200 percent in 2024 based on available market data and the Committee’s desire to incentivize and reward extraordinary performance. Further, the Company’s maximum performance target metrics were set at a level that considered this increase in maximum payout level.

The Committee did not approve any year-over-year increases in the named executive officers’ STI Target Opportunities, but chose to remain consistent with the STI Target Opportunities established for 2023 in an attempt to maintain internal and external equity to the extent feasible and thereby mitigate retention risks. Therefore, (i) Mr. Jordan’s and Mr. Kelly’s STI Target Opportunity each remained at 200 percent of base, (ii) Mr. Watterson’s STI Target Opportunity remained at 150 percent of base, and (iii) Ms. Romo’s, Ms. Rutherford’s, Mr. Green’s, and Mr. Shaw’s STI Target Opportunity remained at 135 percent of base. For 2024, each named executive officer’s STI Target Opportunity was based entirely on the Company’s performance relative to performance metrics set forth in the Company’s “Management Short-Term Incentive Scorecard.” In establishing 2024 performance metrics and related targets, the Committee sought to incentivize absolute and relative financial, customer, and operational performance, as well as achievement of the Company’s major initiatives. The 2024 quantitative performance metrics and related targets were set and approved by the Committee based on the Company’s financial and operational results and expectations without any adjustments due to the challenges faced by the Company in 2024, including with respect to significantly reduced and delayed aircraft deliveries from The Boeing Company (“Boeing”). The amounts earned were based on Company performance at 97.9 percent of target. The specific performance metrics and targets, the Committee’s associated rationales, and the Company’s performance results, are each disclosed below under “Determination of 2024 Executive Compensation; Analysis of Compensation Elements – Short-Term Incentive Compensation.” The amounts paid to the named executive officers for 2024 Short-Term Incentive Compensation are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for 2024.

Short-Term Incentive Opportunity as a Percentage of Base Pay

	2023	2024

Robert E. Jordan	200%	200%

Tammy Romo	135%	135%

Andrew M. Watterson	150%	150%

Linda B. Rutherford	135%	135%

Ryan C. Green	135%	135%

Gary C. Kelly	200%	200%

Mark R. Shaw	135%	135%

2024 Long-Term Incentive Compensation

For 2024, all named executive officer long-term incentive opportunities were awarded in the form of equity awards. The Committee believes that equity should constitute a strong component of overall compensation and a significant percentage of base pay. Consistent with prior years, each of the named executive officers received a portion of their equity award in the form of time-vesting RSUs and a portion in the form of performance-based RSUs. For 2024, all the named executive officers received 50 percent of their equity value in the form of performance-based RSUs and 50 percent in the form of time-vesting RSUs. Reflecting the Committee’s belief that equity should constitute a strong component of overall compensation and a significant percentage of base pay and, taking into account the value of Mr. Jordan’s total compensation opportunity relative to market,

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Compensation of Executive Officers

the Committee granted equity to Mr. Jordan with a grant date fair value equal to 850 percent of base, compared with a long-term incentive opportunity of 800 percent of base for 2023. Taking into account Mr. Green’s total compensation opportunity relative to market and internal equity considerations, the Committee granted equity to Mr. Green with a grant date fair value equal to 400 percent of base, compared with a long-term incentive opportunity equal to 375 percent of base for 2023. None of the other named executive officers received an increase in long-term incentive opportunity as a percentage of base pay for 2024. The Committee awarded long-term incentive opportunities in 2023 and 2024 as a percentage of base pay to the named executive officers as follows:

Long-Term Incentive Opportunity as a Percentage of Base Pay

	2023	2024

Robert E. Jordan	800%	850%

Tammy Romo	450%	450%

Andrew M. Watterson	500%	500%

Linda B. Rutherford	400%	400%

Ryan C. Green	375%	400%

Gary C. Kelly	800%	800%

Mark R. Shaw	400%	400%

The performance-based RSUs will vest, if at all, depending on the Company’s financial performance over multiple years. Additional detail regarding these equity grants is included below under “Determination of 2024 Executive Compensation; Analysis of Compensation Elements – Long-Term Incentive Compensation.”

Payout of Performance-Based Cash Incentive Awards and Restricted Cash Awards. In connection with the Company’s participation in the U.S. Treasury Department’s COVID-related payroll support programs, the Company committed to restricting executive compensation until April 1, 2023. Taking into account the retention risk for critical positions during this period, while maintaining a view from the perspective of the Company’s Shareholders, the Company incorporated performance-based cash incentive awards and restricted cash awards as elements of long-term incentive compensation. Performance-based long-term cash incentive awards were incorporated in 2021, 2022, and 2023, and restricted cash awards were incorporated in 2022 and 2023. The Committee did not award any performance-based cash incentive awards or restricted cash awards in 2024.

During 2022, the Company awarded performance-based cash incentive awards to the named executive officers other than Ms. Rutherford, that were dependent on the Company’s adjusted return on invested capital (after-tax) for the performance period from January 1, 2022 to December 31, 2024. The performance-based cash incentive awards awarded in 2022 also provided that in the event the Company’s relative return on invested capital exceeded the median of a specified peer group, the minimum cash amount to be paid upon vesting would be 50.0 percent of the amount awarded. For the performance-based cash incentive awards granted in 2022, the amounts paid in February 2025 to the named executive officers were 50.0 percent of the target opportunity, based solely on the peer group qualifier. The amounts paid to the named executive officers upon vesting of 2022 performance-based cash incentive awards on February 21, 2025, is included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for 2024.

During 2022 and 2023, the Committee also awarded restricted cash awards to the named executive officers, other than Ms. Rutherford for 2022 and other than Mr. Kelly, Ms. Rutherford, and Mr. Green for 2023. These long-term restricted cash opportunities are service-based and time-vesting over multiple years. The amounts paid to the named executive officers upon the April 15, 2024, vesting of portions of the 2022 and 2023 restricted cash awards is included in the “All Other Compensation” column in the Summary Compensation Table for 2024.

Compensation Committee’s Consideration of 2024 Say-on-Pay Vote

At its 2024 Annual Meeting of Shareholders, votes in favor of approving the Company’s named executive officer compensation constituted approximately 77.7 percent of the shares voted either for or against the proposal. While this outcome reflects shareholder support of the Company’s compensation program generally, the level of support was lower than historical levels. Prior to last year’s vote, Shareholders have overwhelmingly supported the Company’s executive compensation programs, with support for the Company’s advisory vote on executive compensation averaging approximately 94 percent of the

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shares voted either for or against the proposal from 2020-2023. In 2024, the Committee considered the results from the advisory vote on executive compensation, as well as feedback received from the Company’s Shareholders throughout the year, in determining compensation policies and decisions to ensure alignment with Shareholder interests. Additional detail regarding shareholder engagement is provided above under “Proxy Summary – Shareholder Engagement.” After careful consideration, the Committee did not make significant changes to the Company’s executive pay program or policies as it concluded that the Company’s overall compensation philosophy and structure have generally been effective in aligning pay opportunities and outcomes with Shareholder interests. The Committee was reconstituted in November 2024, and in January 2025, the Committee retained Meridian Compensation Partners, LLC, as its new independent compensation consultant, in order to receive a fresh perspective on the Company’s executive compensation matters. With the assistance of its new independent compensation consultant, the recently reconstituted Committee will consider the result’s of this year’s say-on-pay results, as well as feedback from the Company’s Shareholders, when making future compensation decisions.

Role of Independent Compensation Consultant; Benchmarking; Market Data

The Committee receives information and input from its independent compensation consultant regarding, among other matters, market data and competitive compensation trends and practices. The Company’s independent compensation consultant during 2024 was Pay Governance LLC. With respect to 2024, for the named executive officers other than Mr. Kelly, the data provided by the independent consultant included reviews of the named executive officers’ base salaries, annual bonus/short-term incentive compensation opportunities, total cash compensation opportunities (base salary plus annual bonus/short-term incentive compensation), long-term incentive compensation opportunities (equity), and total direct compensation opportunities (total cash compensation plus long-term incentive compensation) relative to similar positions reported in the databases below.

General Industry – Comparable Companies

Willis Towers Watson 2023 General Industry Executive Compensation Database(1)

From this database, the compensation consultant identified 33 comparable companies that were considered to be a representative sample of a select group of companies focused on transportation, brand, hospitality, and consumer-oriented businesses.

General Industry – Total Sample	Willis Towers Watson 2023 General Industry Executive Compensation Database (543 companies)

Airline Data	American Airlines Group Inc.; Delta Air Lines, Inc.; United Airlines Holdings, Inc.; Alaska Air Group, Inc.; and JetBlue Airways Corporation(2)

(1)	Where appropriate, the data was adjusted by the independent consultant to take into account differences in company size.

(2)

The independent consultant considered these five airlines to be the most relevant (e.g., from a competitive hiring standpoint). The airline data was based on 2022 compensation data reported in these airlines’ 2023 proxy statements and was not aged. The independent consultant provided the Committee with data representing the average for the largest three airlines (American Airlines Group Inc.; Delta Air Lines, Inc.; and United Airlines Holdings, Inc.), a smaller carrier average (Alaska Air Group, Inc. and JetBlue Airways Corporation), and the midpoint between the largest three airline average and the smaller carrier average.

When monitoring the data regarding the Company’s peer groups, the Committee reviewed information on comparable companies in transportation, brand, hospitality, and consumer-oriented businesses (General Industry – Comparable Companies), a group historically viewed by the independent consultant and the Committee as representative of organizations that have been particularly relevant for monitoring the adequacy of the Company’s executive pay levels and enabling the Committee to identify potential retention risks. Other airlines are constituents of this group, and for 2024, the independent consultant called out practices of select airlines for additional context on key positions and pay practices. In addition, to provide broader market context, the independent consultant provided the Committee with general industry data (General Industry – Total Sample).

With respect to Mr. Kelly, prior to the effective date of the 2022 Letter Agreement, the independent consultant noted that the market data for non-CEO Executive Chair positions varies considerably due to factors including (i) the ongoing managerial responsibilities of the position and (ii) the expected tenure of the position. Due to the Committee’s expectation at the time of Mr. Kelly’s continued service as an active executive Employee with significant duties and responsibilities, the independent

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consultant provided the Committee compensation data for (i) all S&P 500 Executive Chairs, including those in short-term transitional roles, (ii) all S&P 500 Executive Chairs serving in the role for each of the past three fiscal years at that time, and (iii) all Executive Chairs as reported to the General Industry – Total Sample survey noted for the Willis Tower Watson 2021 General Industry Executive Compensation Database. The Committee also considered the relationship between Executive Chair compensation and CEO compensation using data provided by the independent consultant, for (i) all S&P 500 Executive Chairs serving in the role for each of the past three fiscal years at that time, and (ii) all S&P 500 Executive Chairs, not considered founders of the company.

The Committee does not directly tie named executive officer compensation to specific market data, but instead views market data as an input, as opposed to a determinant of appropriate pay. In addition, (i) available market data is not necessarily comprehensive; (ii) in particular with respect to airlines, the amount of available data is limited and will typically reflect positions with combinations of responsibilities that do not correspond directly to the roles that are included in available market data; and (iii) with respect to Mr. Kelly, market data for non-CEO Executive Chair positions varies considerably due to various factors. In addition, because of the limited amount of airline industry data, the Committee also referenced the broader compensation data provided by general industry surveys, which can also serve as indicators of the named executive officers’ potential value to other organizations who might seek to hire them.

Internal Equity; Role of Management

Because approximately 82 percent of the Company’s Employees are contract employees (as of December 31, 2024), subject to collective bargaining agreements that govern their compensation structure, these negotiated agreements factor significantly into Company-wide compensation decisions, including executive compensation decisions. In approaching executive compensation decisions, the Committee seeks to balance market-appropriate levels of total direct compensation opportunities with internal equity. The Committee evaluates internal equity by assessing the roles, responsibilities, and levels of accountability of the named executive officers relative to (i) each other; (ii) other officers; and (iii) other Employees, including contract Employees. The Committee also has historically taken into account a named executive officer’s experience and tenure with the Company generally and in his or her current role. For purposes of this Compensation Discussion and Analysis, references to “internal equity” should be interpreted in this context.

In connection with compensation decisions for 2024, at the Committee’s request:

•	Mr. Jordan and the Company’s People Department leaders provided regular input regarding overall compensation designs and recommendations presented to the Committee;

•

Mr. Jordan reviewed with the Committee the relative performance of each of the Company’s other executive officers and provided input with respect to (i) their relative roles, scope of responsibilities, and performance; (ii) their compensation generally; and (iii) their compensation relative to each other; and

•	The Company’s People Department leaders worked with the Committee Chair and the Committee’s independent consultant to provide market data and recommendations with respect to Mr. Jordan’s compensation.

The input from Mr. Jordan and the Company’s People Department leaders not only aided the Committee with its compensation determinations, but also serves a valuable purpose in connection with the Company’s succession planning. Although the Committee was not obligated to accept any of Mr. Jordan’s recommendations, the Committee gave considerable weight to such recommendations because of Mr. Jordan’s ability to directly observe, on a day-to-day basis, each executive officer’s contributions and performance. In addition, Mr. Jordan engaged with Shareholders throughout the year and was able to relay Shareholders’ opinions he believed should be considered by the Committee. Additional information regarding management’s role with respect to executive compensation determinations is included below.

Determination of 2024 Executive Compensation; Analysis of Compensation Elements

Set forth below is a discussion of (i) each of the elements of the Company’s compensation program for all non-contract Employees, including the Company’s named executive officers; (ii) the purposes and objectives associated with each element; (iii) the manner in which each element fits within the Company’s overall compensation objectives and decisions with respect to

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Compensation of Executive Officers

other elements; (iv) the Committee’s determinations regarding the amounts paid to each of the named executive officers for 2024; and (v) where applicable, the involvement of the Committee’s independent consultant and members of management in compensation decisions.

Base Pay

The Committee’s objective with respect to base pay is to provide a reasonable base level of monthly income relative to an executive’s job responsibilities, skills, experience, tenure with the Company, tenure in his or her current position with the Company, performance, and the market for the executive’s skills (both within and outside of the airline industry). Mr. Kelly’s base salary remained at $475,000 for 2024 in accordance with the Amended 2022 Letter Agreement. The named executive officers other than Mr. Kelly, after not receiving base pay increases in 2023, received base salary increases in March 2024, that the Committee believes were supported by market data available at the time and internal equity considerations as follows:

Base Pay

	March 1, 2023	March 1, 2024

Robert E. Jordan	$700,000	$825,000

Tammy Romo	$536,700	$610,000

Andrew M. Watterson	$575,000	$660,000

Linda B. Rutherford	$500,000	$550,000

Ryan C. Green	$450,000	$520,000

Mark R. Shaw	$494,400	$550,000

Short-Term Incentive Compensation

Objectives of Short-Term Incentive Compensation

The Committee believes short-term incentive compensation opportunities are prevalent in the market in which the Company competes to attract, retain, and focus Employees on specific goals in the current year. Therefore, short-term incentive compensation opportunities are offered for Leadership and most professional level positions. The Committee believes short-term incentive compensation opportunities are particularly important at the officer level, in order to create both accountability and incentive for performance and to remain competitive in attracting and retaining qualified executive talent. The short-term incentive opportunities at this level are intended to (i) reflect the additional time, responsibility, and accountability associated with these positions, in particular senior executive positions; (ii) help create total compensation opportunities that are within a reasonable range of median in the marketplace; and (iii) further incentivize management to contribute to the Company’s overall performance.

Approach to 2024 Short-Term Incentive Compensation

General. In 2024, the Committee continued to apply a structured and transparent approach to establishing the named executive officers’ STI Target Opportunities which were awarded under the Company’s Senior Executive Short Term Incentive Plan (the “STI Plan”), which provides for the payment of cash bonuses based on performance measures and targets that are pre-established by the Committee. In recent years prior to 2023, 80 percent of each named executive officer’s STI Target Opportunity was based on performance measures and targets pre-established by the Committee while 20 percent was based on a subjective determination of the named executive officer’s performance and individual contributions. In order to more closely align pay outcomes with Company performance and Shareholder interests, beginning in 2023, 100 percent of the value of each named executive officer’s STI Target Opportunity has been based on the Company’s performance relative to measures and targets approved by the Committee.

The Committee established STI Target Opportunities for each of the named executive officers in the first quarter of 2024. The STI Target Opportunities were equal to a percentage of each of the named executive officer’s respective base pay amounts, with differences in percentages generally reflecting differences in levels of responsibility. The Committee did not approve any year-over-year increases in the named executive officers’ STI Target Opportunities for 2024, but chose to remain consistent with the STI Target Opportunities established for 2023 in an attempt to maintain internal and external equity to the extent feasible and thereby mitigate retention risks. Therefore, (i) Mr. Jordan’s and Mr. Kelly’s STI Target Opportunity each remained at 200 percent of base, (ii) Mr. Watterson’s STI Target Opportunity remained at 150 percent of base, and (iii) Ms. Romo’s, Ms. Rutherford’s, Mr. Green’s,

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and Mr. Shaw’s STI Target Opportunity remained at 135 percent of base. As discussed below, the short-term incentive payout for each of the named executive officers could range from zero to 200 percent of the named executive officer’s STI Target Opportunity shown above.

Performance-Based Short-Term Incentive Compensation Opportunities under the STI Plan and Related Payouts. Pursuant to the STI Plan, since 2013, the Committee has annually established performance metrics and targets in connection with the named executive officers’ STI Target Opportunity using a Management Incentive Scorecard (the “Scorecard”). The Committee believes the Scorecard mechanism has remained relevant and effective despite the significant and varying challenges faced by the Company over the years, including the challenges posed by the pandemic, the Company’s December 2022 operational disruption, and the significant Boeing aircraft delivery delays. In addition, the Committee believes there is value in maintaining a consistent structure for assessing short-term incentive payouts. In designing the Scorecard for 2024, the Committee sought to incentivize absolute and relative financial, customer, and operational performance, as well as achievement of the Company’s major initiatives. The Scorecard included specific weighted metrics corresponding with the Company’s business objectives and priorities and related major initiatives. The Committee also chose these metrics because of their relevance to the Company’s Shareholders, Employees, and Customers for 2024. In particular, the Committee continued to use EBITDA, excluding special items as disclosed from time to time in the Company’s earnings releases and filings with the SEC, as the financial metric in the Scorecard and kept the financial metric weighting at 50 percent of the total Scorecard. The Committee determined that the Company performed at 97.9 percent of target for 2024, compared with Company performance at 57.5 percent of target for 2023.

The specific 2024 Scorecard metrics, targets, and weightings, as well as the results and payout percentages for 2024, are set forth in the table below.

2024 Management Incentive Scorecard

Category and Metric	Metric Weight	0% Threshold	50% Award	100% Target	150% Award	200% Max	2024 Final	% of Target(3)

Financial success EBITDA(1)(2)	50.0%	$2.46B	$3.08B	$3.71B	$4.17B	$4.63B	$2.14B	50.0	%(2)

Customer/Operational performance(4)(5)(6)(7) -On-time arrivals -Completion factor -Extreme Delays -2-hour tarmac delays -Mishandled baggage -Involuntary bumping -Customer complaints	25.0%	7th place	5th place	3rd place	2nd place	1st place	2nd place	191.7%

Major initiatives -Efficiency/productivity	10.0%	Subjective (0%-200%)					75%	75%

-Network resiliency/optimization	10.0%	Subjective (0%-200%)					100.0%	100.0%

-ESG/Belonging – percentage of Director level and above completing training in 2024 related to creating a workplace of Belonging and building a diverse and inclusive workspace	2.5%	Below 90%	94%	97%	99%	100%	100.0%	200.0%

-ESG/Sustainability – percent fuel efficiency improvement versus 2023(8)	1.5%	0.0%	1.0%	1.7%	2.0%	2.3%	1.7%	100.0%

-ESG/Sustainability – make meaningful progress in plan to reduce single use plastics	1.0%	Subjective (0%-200%)					100.0%	100.0%

Southwest Airlines Short-Term Enterprise Performance (Percent of Target)								97.9%

(1)	Excluding special items.

(2)

The financial performance metric shall have a floor depending upon the Company’s 2024 NonGAAP net income margin performance versus U.S. airline competitors. If the Company maintains its 2023 relative net income margin position versus the peer group (Delta, American, United, Alaska, JetBlue, Frontier, Spirit, Allegiant, and Hawaiian), the financial performance floor will be 50 percent. If the Company improves a position, the floor will be 75 percent. If the Company improves two positions, the floor will be 100 percent. In 2023, the Company ranked 5th in relative net income margin performance versus the peer group. The Company maintained 5th place in 2024, triggering the qualifier, and making the financial success floor equal to 50 percent.

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(3)	Payout percentage based on reported rounded actuals.

(4)

Based on Wall Street Journal ranking of U.S. airlines (Southwest, Alaska, Allegiant, American, Delta, Frontier, JetBlue, Spirit, and United) using seven equally weighted objective industry operational performance metrics. Data sourced from masFlight and the U.S. Department of Transportation (DOT), leveraging the current definitions and the methodology used by these entities. In the event of any changes to the current data and/or methodology utilized by these data sources during the reporting period that the Committee deems significant, the Committee shall have discretion to adjust the calculation in its sole discretion. In the event of any merger or change in operating as independent entities during the reporting period that the Committee deems significant, the Committee shall have the discretion to adjust the calculation in its sole discretion. For any metric, if data from masFlight and DOT sources is partially or completely unavailable for reporting in a given month of the reporting period utilized to calculate the annualized average score ranking for 2024, that month’s results will not be included in the annualized average ranking score and overall ranking.

(5)

In May 2024, because the “Customer complaints” metric was not available from the DOT, the Committee determined to amend the Scorecard to use the JD Power Airline Customer Satisfaction Ranking in place of the DOT customer complaint metric as one of the seven operational performance metrics for Scorecard purposes.

(6)

If the Company’s ranking falls between two payout thresholds, the payout will be calculated linearly between those thresholds. If the Company’s annualized average ranked score is better than the midpoint between the annualized average ranked scores of the competitors immediately above and below the Company, the exact payout will be calculated linearly between the midpoint and the nearest competitor’s ranked score above the Company.

(7)	See table below for Customer/Operational performance definitions:

Metric	Definition

On-time arrivals	On-time calculation is determined by the number of marketing carrier(*) domestic and international flights arriving at the gate less than 15 minutes after the scheduled arrival time as a percentage of the total number of scheduled domestic and international flights as measured from January 1, 2024, to December 31, 2024.

Completion factor	Completion factor is defined by the total number of cancelled flights subtracted from the total number of scheduled marketing carrier domestic and international flights and divided by the total number of scheduled domestic and international flights as measured from January 1, 2024, to December 31, 2024.

Extreme Delays	Extreme delays are defined by the total number of marketing carrier domestic and international flights with delays greater than 45 minutes as a percentage of the total number of scheduled domestic and international flights as measured from January 1, 2024, to December 31, 2024.

2-hour tarmac delays	Two-hour tarmac delays are defined by the total number of operating carrier domestic flights delayed on tarmac for more than 2 hours as a percentage of the total number of scheduled domestic flights as measured from November 1, 2023, to October 31, 2024.

Mishandled baggage	The mishandled baggage rate is defined by the total number of mishandled bags per 100 enplaned bags (checked bags enplaned including wheelchairs and scooters in cargo) for scheduled domestic flights as measured from November 1, 2023, to October 31, 2024.

Involuntary bumping	Involuntary bumping is defined by the total number of passengers bumped involuntarily per 10,000 passengers by marketing carrier on domestic flights as measured from October 1, 2023, to September 30, 2024.

Customer complaints	Customer complaints were initially defined by the total number of complaints per 100,000 passengers by operating carrier on domestic and international flights as measured from November 1, 2023, to October 31, 2024. In May 2024, because the “Customer complaint” metric was not available from the DOT, the Committee determined to amend the Scorecard to use the JD Power Airline Customer Satisfaction Ranking in place of the DOT customer complaint metric as one of the seven operational performance metrics for Scorecard purposes.

(*)

Department of Transportation (DOT) marketing carriers defined as all U.S. airlines with at least 0.5 percent of total domestic scheduled-service passenger revenues, as determined by the DOT’s Bureau of Transportation Statistics.

(8)	Measured in available seat miles per gallon.

With respect to the subjective determinations associated with major initiatives related to efficiency and productivity, the Committee evaluated, among other things, Employee headcount reduction targets and alignment of hiring and staffing plans to the Company’s long-term plan. The Committee noted that while the Company exceeded its goal of reducing full-time equivalent Employees by 2,000, improvements in direct labor productivity were impaired by Boeing’s inability to timely deliver aircraft. The Committee also noted the Company’s significant progress in turn time execution, enabling a reduction in scheduled turn times. The Committee also noted the Company’s progress towards the right-sizing of Customer Support & Services based on digital service modernization, call volume reduction, and average handle time reduction. With respect to the subjective determinations associated with the major initiatives related to efficiency and productivity, the Committee determined that in 2024 the Company performed below target-level expectations at the 75% level.

With respect to the subjective determinations associated with major initiatives related to network resiliency and optimization, the Committee evaluated, among other things, the Company’s success in continuing the implementation of the Company’s Disruption Mitigation & Recovery Plan; the Company’s disruption event performance with respect to various operational metrics, including recovery time and completion factor; and the Company’s demonstration of better route optimization, operational resiliency, turn execution, block reduction, and significant work to enable 24-hour operations beginning in February 2025. The Committee also noted the Company’s implementation of a flight planning optimization tool to

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improve dispatcher capabilities. With respect to the subjective determinations associated with the major initiatives related to network resiliency and optimization, the Committee determined that in 2024 the Company performed at target-level expectations at the 100% level.

As part of the Committee’s subjective assessment of the Company’s ESG/sustainability focus on making meaningful progress in the Company’s plan to reduce single use plastics, the Committee evaluated, among other things, the Company’s replacement of plastic cups with bamboo cups that are 93% non-plastic and are expected to reduce annual single-use plastics by more than 1.5 million pounds. The Committee also noted the Company’s replacement of plastic stir sticks with FSC-certified wood stir sticks. With respect to the subjective determinations associated with the major initiative related to ESG/sustainability and the Company’s reduction of single use plastics, the Committee determined that in 2024 the Company performed at target-level expectations at the 100% level.

As noted above, the Committee continues to believe in the efficacy and relevance of the Scorecard structure, despite the significant variance in the types of challenges faced by the airline industry, for the following reasons, among others:

•

the Scorecard creates a multi-dimensional tool on an annual basis to determine overall short-term incentives based on Company performance, so that factors that are deemed significant to the industry and operational performance may be considered in addition to financial measures;

•	the Scorecard enables the Committee to determine an appropriate mix of absolute and relative performance measures in alignment with Shareholder interests;

•

the Committee believes there is value in maintaining a consistent structure for assessing short-term incentive payments and therefore incorporates standards with which Employees are already familiar and to which Employees are likely to respond;

•

because the Scorecard goals are designed to be highly relevant to the Company and its Shareholders, Customers, and Employees, there is a strong correlation between the Scorecard and the manner in which the Company manages and measures its own performance; and

•

the use of a multi-dimensional and balanced guide for short-term incentives, using quantitative and qualitative measures, mitigates the risk that can be created when financial results are the only drivers of incentive payments.

The Committee believes the Company’s achievement of the following results, notwithstanding the effects of the Boeing aircraft delivery delays on the Company’s 2024 financial performance, demonstrates alignment of the Scorecard results with Shareholder, Customer, and Employee interests:

•	the Company had record full-year operating revenues of $27.5 billion in 2024;

•	the Company finished second in the Wall Street Journal ranking of U.S. airlines based on operational metrics for 2024;

•

the Company preserved the strength of its balance sheet and ended 2024 with liquidity of $9.7 billion, including $8.7 billion in cash and cash equivalents and short- term investments and a fully-available revolving credit line of $1.0 billion, well in excess of debt outstanding;

•

based on Customer feedback, the Company developed plans for the implementation of assigned and premium seating expected to begin selling in second half 2025 and expected to begin operating in first half 2026;

•

as part of its fleet initiatives, the Company also completed the sale-leaseback of 35 -800 aircraft in December 2024, and completed the sale-leaseback of an additional -800 aircraft in late January 2025;

•

the Company implemented key technology initiatives in 2024, including, in particular, (i) replacing its legacy flight planning system; (ii) expanding its distribution channels via multiple search engine partnerships; (iii) improving communication tools for Employees; (iv) delivering better visual and real-time information to assist both Customers and Employees; (v) leveraging artificial intelligence to expedite support and call resolution time for Customer Service agents; (iv) working towards moving to a fully digital (i.e., paperless) turn process; and (v) enabling Rapid Rewards Members to pay for their flights with a combination of cash and Rapid Rewards points;

•

the Company made progress in 2024 on its multi-year plan to modernize and transform the Customer Experience through, among other things (i) enhanced onboard WiFi connectivity, (ii) installation of power ports on certain aircraft, and (iii) installation of larger overhead bins on certain aircraft;

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•

the Company’s Board of Directors terminated and replaced the Company’s previous share repurchase authorization with a new $2.5 billion share repurchase authorization of the Company’s common stock, and the Company subsequently repurchased $250 million of its common stock through an accelerated share repurchase program;

•	the Company ratified four labor agreements in 2024;

•	the Company was ranked the number one airline for Economy Class Customer Satisfaction in the J.D. Power 2024 North America Airline Satisfaction Study;

•	the Company was ranked number one on Newsweek’s 2024 America’s Best Customer Service List in the Airlines and Low-Cost Airlines subcategories;

•	the Company was named the number two domestic airline by the 2024 Elliott Readers’ Choice Awards;

•	the Company was ranked number two on the Business Travel News 2024 Airline Survey;

•	the Company was recognized by USA Today as one of America’s 2024 Customer Service Champions;

•	the Company was named Domestic Carrier of the Year by the Airforwarders Association;

•	the Company was recognized by USA Today as the number one Airline and the number one Cabin Crew in the 2024 10 Best Readers’ Choice Awards ;

•	the Company was recognized by Newsweek as one of America’s Most Responsible Companies;

•	the Company was named a Best Employer for Veterans by Forbes; and

•	the Company was named a Best Place to Work for Disability Inclusion after achieving a top score on Disability:IN’s 2024 Disability Equality Index.

Long-Term Incentive Compensation

During 2024, the Committee granted long-term incentive awards in the form of RSUs and performance-based RSUs. As discussed further below, the Committee continued to believe long-term incentive compensation should constitute a significant percentage of total compensation and thereby serve as (i) the primary method for bringing total direct compensation opportunities in line with market, (ii) a driver of the Company’s long-term performance through alignment of compensation opportunities with the Company’s long-term objectives, and (iii) a significant retention vehicle. The Committee believes the continued use of RSUs and performance-based RSUs enabled the Committee to maintain consistency with its historical emphasis on long-term incentive opportunities, including a significant percentage granted as performance-based opportunities. For 2024, the performance-based components of the aggregate long-term incentive awards constituted 50 percent of the total long-term incentive opportunity for each of the named executive officers. The Committee believes these structures aligned the named executive officers’ long-term incentive compensation with Shareholder interests without unnecessarily reducing the retention value of these awards.

Equity Awards

Objectives of Equity Compensation. Equity awards are used by the Company to (i) further align the interests of the Company’s senior leadership with the interests of the Company’s Shareholders, (ii) serve as a performance-based method to address the competitiveness of the Company’s compensation, and (iii) also serve as a long-term retention vehicle by incentivizing and rewarding achievement of the Company’s long-term objectives. In 2024, the Committee awarded equity incentive opportunities to attract and retain Employees at the manager level and above, as well as other targeted positions where equity awards are prevalent in the market in which the Company competes for those positions. With respect to other Employees, the Company has typically placed more emphasis on cash compensation.

Approach to Equity Compensation. The Committee has a long-held and consistent view that equity should constitute a strong component of overall compensation and a significant percentage of base pay. The Committee applies its judgment in determining the size of equity awards, which involves (i) informing itself of practices and levels of equity pay in the market for a given position and (ii) thereby also informing itself of potential retention risks. Based on this information, for 2024, the Committee established the size of the equity awards as a percentage of base pay, having taken into account internal and external equity, total direct compensation for each individual, and an individual’s specific responsibilities.

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Compensation of Executive Officers

The Committee granted equity awards in the form of service-based, time-vesting RSUs and performance-based RSUs that are each settleable in shares of common stock. Total equity for the named executive officers consisted of 50 percent time- vesting RSUs and 50 percent performance-based RSUs. This allocation reflects the Committee’s desire to maintain performance- based compensation as a significant percentage of total compensation.

RSUs. The RSUs granted to the named executive officers in 2024 are settleable in shares of common stock and are scheduled to vest with respect to one-third of the shares covered thereby annually, which vesting began on February 21, 2025. Other than in connection with death, disability, or a “qualified retirement,” vesting is subject to the individual’s continued service as an Employee, Board member, or advisor through the vesting date. In the event of an individual’s death or disability, any of the individual’s RSUs that have not yet vested will (i) in the case of time-vesting RSUs, fully vest as of the date of termination, and (ii) in the case of performance-based RSUs, remain outstanding as if the individual’s service has not terminated and will continue to vest in accordance with the schedule set forth in the notice of the grant. If an individual’s service has terminated no earlier than 12 months after the date of grant, in the event of a “qualified retirement,” any outstanding unvested RSUs will remain outstanding as if the individual’s service has not terminated and will continue to vest in accordance with the schedule set forth in the notice of the grant. An individual’s termination of service will be considered a “qualified retirement” if (a) the individual has completed at least 10 years of continuous service, (b) the individual’s age plus completed years of continuous service equal at least 65 at the time of the individual’s termination of service, and (c) the individual has not been terminated for cause.

Performance-Based RSUs. Performance-based RSUs are also settleable in shares of common stock. Performance-based RSUs granted in 2024 will vest, if at all, on February 21, 2027. As shown in the table below and the Grants of Plan-Based Awards in Fiscal 2024 table, the number of shares that will be received by each of the named executive officers, as of the vesting date, if any, will be determined based on the Company’s achievement of the average ROIC (after-tax) less Excess Cash targets set forth in the table below over a three-year period; provided that, (i) in the event the Company’s ROIC (after-tax) less Excess Cash for the three-year performance period is greater than zero and its return on invested capital relative to a specified peer group, as determined by the Committee using its reasonable efforts to assess return on invested capital on a comparable basis across the peer group (“Relative ROIC”), exceeds the median (i.e., 50th percentile) of the specified peer group, the minimum number of performance-based RSUs that will vest and the minimum number of shares of common stock to be issued as of the vesting date will be equal to the grant amount times 50 percent; and (ii) in the event the Company’s Relative ROIC ranks highest in the peer group, the minimum number of performance-based RSUs that will vest and the minimum number of shares of common stock to be issued as of the vesting date will be equal to the grant amount times 100 percent. In the event this peer group qualifier is used, the number of shares of the Company’s common stock to be issued as of the vesting date will be determined based on the Company’s relative position within the top half of the peer group.

The Committee chose ROIC (after-tax) less Excess Cash as the primary long-term performance metric to further align the Company’s incentive compensation with the Company’s focus on its effectiveness in generating returns to its Shareholders. With respect to performance-based RSUs granted in 2021 and 2022, the Committee selected an impermanent maximum payout opportunity of 300 percent to reward extraordinary results and to motivate and retain existing talent while aligning executive incentives with Shareholder interests. In 2023, with the business stabilized and recovery from the COVID-19 pandemic underway, the Committee returned to its historical and more typical approach of setting the maximum performance level at 200 percent. In 2024, the Committee maintained the maximum performance level at 200 percent. Consistent with the approach taken in establishing performance-based short-term incentive compensation opportunities for 2024, the quantitative performance metrics and related targets for the 2024 performance-based RSU grants were set and approved by the Committee based on the Company’s financial and operational results and expectations without any adjustments due to the effects of the significant Boeing aircraft delivery delays.

Performance Period	Vesting Date	ROIC (after-tax) less Excess Cash in Performance Period(1)	Number of Performance-Based RSUs Vesting and Settleable in Common Stock as of the Vesting Date(1)(2)

January 1, 2024 through December 31, 2026	February 21, 2027(3)	8.0% or greater	Grant Amount x 10%
		10.0%	Grant Amount x 100%
		12%	Grant Amount x 150%
		15.0% or greater	Grant Amount x 200%

(1)

“ROIC (after-tax) less Excess Cash” means After-tax Adjusted Operating Income divided by Adjusted Average Invested Capital excluding Excess Cash. “After-tax Adjusted Operating Income” means Operating income (calculated in accordance

Southwest Airlines 2025 Proxy Statement	49

Compensation of Executive Officers

with Accounting Principles Generally Accepted in the United States (GAAP)) as adjusted to reflect the impact to Operating income from (a) fuel contracts (net), (b) special items, as disclosed from time to time in the Company’s earnings releases and filings with the SEC, (c) aircraft leases (net), and (d) fuel hedge premium expense, with each such adjustment tax affected, as appropriate. For any individual year in which the After-tax Adjusted Operating Income is a loss, it will be set at zero. “Adjusted Average Invested Capital” for an individual year in the three-year performance period means an average of the five most recent quarter end balances of debt, net present value of aircraft leases, and equity adjusted for hedge accounting. “Excess Cash” means the average annual cash and cash equivalents and short-term investments balances in excess of $6.0 billion, which is subtracted from the Adjusted Average Invested Capital in each period’s ROIC calculation. ROIC (after-tax) less Excess Cash for the entire Performance Period will be the average of the ROIC (after-tax) less Excess Cash of the three individual years in the performance period. For purposes of the ROIC (after-tax) less Excess Cash calculation, the assumed federal tax rate is 24 percent. In addition, in the event of a change in the corporate tax rate that the Committee deems to significantly impact the Company’s ROIC (after-tax) less Excess Cash results, the Committee shall have the authority to adjust the ROIC (after-tax) less Excess Cash calculation in its sole discretion. The percentage of performance-based RSUs that will vest, if any, based on ROIC (after-tax) less Excess Cash, will be interpolated between the ROIC (after-tax) less Excess Cash targets set forth above only after the minimum performance level has been achieved.

(2)

In the event the Company’s ROIC (after-tax) less Excess Cash for the three-year performance period is greater than zero and its Relative ROIC exceeds the median (i.e., 50th percentile) of the specified peer group, the minimum number of performance-based RSUs that will vest and the minimum number of shares of common stock to be issued as of the vesting date will be equal to the grant amount times 50 percent. In the event the Company’s Relative ROIC ranks highest in the peer group, the minimum number of performance-based RSUs that will vest and the minimum number of shares of common stock to be issued as of the vesting date will be equal to the grant amount times 100 percent. In the event this peer group qualifier is used, the number of shares of the Company’s common stock to be issued as of the vesting date will be determined based on the Company’s relative position within the top half of the peer group.

(3)

Other than in connection with death, disability, or a “qualified retirement,” vesting is subject to the individual’s continuous service as an Employee, Board member, or advisor from the date of grant through the vesting date. In the event of an individual’s death or disability, the individual’s performance-based RSUs will remain outstanding as if the individual’s service had not terminated. If the individual’s service has terminated no earlier than 12 months after the date of grant, in the event of a “qualified retirement,” such individual’s performance-based RSUs will remain outstanding as if the individual’s service has not terminated and will otherwise be settleable in accordance with the notice of grant and applicable terms and conditions; however, the number of shares received upon settlement will be prorated based on the individual’s number of days of service between the date of grant and the end of the Performance Period. An individual’s termination of service will be considered a “qualified retirement” if (a) the individual has completed at least 10 years of continuous service; (b) the individual’s age plus completed years of continuous service equal at least 65 at the time of the individual’s termination of service; and (c) the individual has not been terminated for cause.

Individual Equity Determinations for the Named Executive Officers.

Chief Executive Officer. In accordance with the Committee’s philosophy that equity should constitute a strong component of overall compensation, for 2024, the Committee improved Mr. Jordan’s total direct compensation opportunity relative to market by increasing his long-term incentive opportunity to 850 percent of base pay ($7,012,553) in 2024 from 800 percent of base pay ($5,600,004) in 2023. In approving this value, the Committee considered retention and also referenced market data, which supported an increase in Mr. Jordan’s total direct compensation through an increase in equity.

Executive Chairman of the Board. For 2024, the Committee granted long-term equity incentive awards to Mr. Kelly with a total grant date fair value of $3,800,035. Mr. Kelly’s aggregate equity award remained at 800 percent of his base pay ($475,000 effective February 1, 2022) from 2023 to 2024. Mr. Kelly ceased serving as Executive Chairman of the Board effective November 1, 2024, and remains employed as Chairman Emeritus.

Other Named Executive Officers. The long-term incentive opportunity as a percentage of base pay for each of the other named executive officers, other than Mr. Green, remained the same from 2023 to 2024. Mr. Watterson’s long-term incentive opportunity remained at 500 percent of base pay, Ms. Romo’s long-term incentive opportunity remained at 450 percent of base pay, and Ms. Rutherford and Mr. Shaw’s long-term incentive opportunity remained at 400 percent of base pay. Taking into account Mr. Green’s total compensation opportunity relative to market and internal equity considerations, the Committee granted equity to Mr. Green with a grant date fair value equal to 400 percent of base, compared with a long-term incentive opportunity equal to 375 percent of base for 2023. As with the CEO’s grants, the Committee considered retention and referenced market data as a guide for determining an appropriate relative value for these individuals’ long-term incentive awards. The Committee also considered internal equity.

50	Southwest Airlines 2025 Proxy Statement

Compensation of Executive Officers

Career Investment Cash Awards

As an additional vehicle for retaining talent as the Company progresses on its strategic initiatives, rewarding critical contributions to the Company, and addressing external equity considerations, the Committee incorporated service-based and time-vesting career investment cash awards in January 2024. These awards were granted to certain senior officers and are scheduled to vest 50 percent on March 5, 2026, and 50 percent on March 5, 2028. Subject to death or disability, the award recipient must remain as an Employee of the Company on the applicable vesting date to receive payment, which does not include persons performing advisory or consulting services. Mr. Watterson, who received a total career investment cash award of $4,000,000, and Mr. Green, who received a total career investment cash award of $2,000,000, were the only named executive officers for 2024 to receive a career investment cash award. The amounts paid to named executive officers upon the vesting of the respective portions of the career investment cash awards, if any, will be included in the Summary Compensation Table for the applicable years vested. Mr. Green stepped down from his position of Executive Vice President & Chief Transformation Officer of the Company effective April 1, 2025, and forfeited his career investment award eligibility.

Retirement and Related Benefits

401(k) and Profit Sharing

The Committee does not specifically consider the value of its tax-qualified retirement plans when establishing other compensation elements and amounts for the named executive officers because of the broad-based nature of these benefits. Southwest offers a tax-qualified 401(k) and profit sharing plan (the “Retirement Savings Plan”) to all eligible Employees, including the named executive officers. The Retirement Savings Plan is intended to be competitive in the market and includes five-year graded vesting provisions aimed at fostering Employee loyalty and retention. The Retirement Savings Plan provides for a dollar-for-dollar match on 401(k) contributions made by non-Pilot Employees, subject to limits set by the Board, the Internal Revenue Code, and applicable U.S. Treasury Regulations.

The Retirement Savings Plan also includes a discretionary annual Company profit sharing contribution determined by the Board in its sole discretion. For the 2024 plan year, the Company allocated approximately 1.16 percent of each Employee’s eligible compensation as a contribution to the profit sharing plan. The profit sharing plan is intended to serve as an incentive and reward to Employees because the plan is based on overall Company profitability. The numbers in the “All Other Compensation” column of the Summary Compensation Table reflect, in part, fluctuations in profit sharing contributions based on fluctuations in the Company’s profitability for the three years covered by the table, as well as the number of total Employees eligible to participate in the plan.

Additionally, Southwest sponsors a separate Pilots’ 401(k) plan that, through February 20, 2024, gave each eligible Pilot a fully-vested, non-elective Company contribution equal to 15.0 percent of such Pilot’s eligible compensation, regardless of the Pilot’s personal contributions to the plan. Effective February 20, 2024, this non-elective Company contribution increased to 17.0 percent under the newly ratified Southwest Pilots’ Association contract. Beginning January 1, 2024, the Company also accrues pay credits equaling one percent of Pilots’ eligible wages, which the Company contributed to a qualified cash balance plan it established in August 2024. The Company plans to seek IRS approval to credit amounts above the Code Section 415(c) limitations to the cash balance plan, as well. Once IRS approval is granted, which is anticipated in 2025, the Company will begin crediting these amounts. The cash balance accounts will accrue interest credits tied to a market-based benchmark, targeting a 40 percent equity and 60 percent bond mix. Employees in the following workgroups receive non-elective contributions plus a dollar-for-dollar match, which combined equals up to 9.3 percent of their eligible income: Customer Service Agents, Customer Representatives, and Source of Support Representatives represented by the International Association of Machinists and Aerospace Workers; and Material Specialists represented by the International Brotherhood of Teamsters.

Nonqualified Deferred Compensation

Southwest offers nonqualified deferred compensation arrangements to a select group of Employees who are subject to certain limits established by the Internal Revenue Code with respect to qualified plan contributions. Because these arrangements, by their nature, are tied to the qualified plan benefits, they have not been considered when establishing salary and bonus elements and amounts. The Company’s excess benefit plan is available to a select group of Employees with Company contribution amounts that cannot be contributed to the Retirement Savings Plan due to the qualified plan contribution limits of Section 415(c) of the Internal Revenue Code. Individuals eligible to participate in the excess benefit plan, including the named

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Compensation of Executive Officers

executive officers, but who do not elect to participate, receive payment in the form of cash equal to the contribution the individual would have otherwise been entitled to receive under the Retirement Savings Plan, but for the application of the limits of Section 415(c) of the Internal Revenue Code. The cash payment is made at the same time as the individual would have otherwise received a contribution to the excess benefit plan. The excess benefit plan is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2024.”

The Deferred Compensation Plan for Senior Leadership and Non-Employee Members of the Southwest Airlines Co. Board of Directors (the “SMC Deferred Compensation Plan”) allows officers of the Company who are ineligible to participate in the Company’s 2005 Deferred Compensation Plan for Pilots to defer up to 50 percent of their salary and 100 percent of their bonus amounts annually. Under the SMC Deferred Compensation Plan, non-Employee Board members also may, before the beginning of each plan year, irrevocably elect to contribute all or a portion of their annual cash retainer fees otherwise payable to them for such plan year. The SMC Deferred Compensation Plan is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2024.” Southwest also maintains two nonqualified deferred compensation plans that are available to Pilots only, pursuant to the terms of their collective bargaining agreement.

Through January 31, 2022, Mr. Kelly had an individual deferred compensation arrangement (the “Prior Letter Agreement”), which was originally established in 2004. Under the Prior Letter Agreement, the Company credited to Mr. Kelly’s account an amount equal to any Company contributions that would have otherwise been made on his behalf to the Company’s qualified 401(k) and profit sharing plans, but that exceeded the limits under Sections 415(c) and 401(a)(17) of the Internal Revenue Code for qualified plans. Under the Prior Letter Agreement, Mr. Kelly’s deferred compensation bore interest at a rate of ten percent, the interest rate established in 1982 for a similar arrangement with the Company’s former Chairman and CEO, Mr. Herbert D. Kelleher. Effective February 1, 2022, Mr. Kelly entered into his 2022 Letter Agreement, which terminated the Prior Letter Agreement and ceased deferred compensation contributions to Mr. Kelly’s account after the 2022 plan year. In addition, beginning January 1, 2023, interest on Mr. Kelly’s deferred compensation balance is calculated at 120 percent of the Applicable Federal Long-Term Rate for January 2023, compounded annually. Mr. Kelly’s deferred compensation arrangement is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2024.”

Change-in-Control Arrangements

The Company has established change-in-control arrangements for all of its Employees for the purpose of offering protection in the event of a termination of employment following a change-in-control. All officers of the Company, including the named executive officers, are parties to the Company’s Executive Service Recognition Plan Executive Employment Agreements. In general, in the event of termination subsequent to a change-in-control, these agreements provide for a maximum incremental benefit approximately equal to (i) one year of salary and (ii) two years of bonus. The terms of these arrangements are discussed in detail below under “Potential Payments Upon Termination or Change-in-Control.” The remainder of the Company’s Employees are provided change-in-control benefits through the Company’s Change of Control Severance Pay Plan (to the extent they are not otherwise beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough).

The Company’s change-in-control arrangements were all put in place in the 1980s and do not have any impact on the Company’s other compensation elements because any incremental benefit from these arrangements is not triggered unless there is a termination of employment following a change-in-control. The Company believes it is appropriate to keep these arrangements in place, in particular for the Company’s officers, because the Company believes they serve to (i) continue to attract and retain well-qualified executive personnel and (ii) enhance the ability of the Company to retain officers to carry on the Company’s business as usual in the event of any real or rumored possibilities of a change-in-control of the Company. In particular, with respect to the CEO, a change-in-control arrangement is intended to provide some assurance that, should the Company receive proposals from third parties with respect to its future, he can, without being influenced by the uncertainties of his own situation, (i) assess such proposals, (ii) formulate an objective opinion as to whether or not such proposals would be in the best interests of the Company and its Shareholders, and (iii) take any other action regarding such proposals as the Board might determine to be appropriate.

52	Southwest Airlines 2025 Proxy Statement

Compensation of Executive Officers

Perquisites and Other Benefits
All of the Company’s Employees and their immediate family members are eligible to fly free on Southwest Airlines on a standby basis, and directors and officers of the Company and their spouses and qualified dependent children are eligible to fly free on Southwest Airlines on a reserved seat basis. In addition, during 2024, officers of the Company were entitled, at their election, to an annual deposit of 250,000 Rapid Rewards points to their Rapid Rewards account. During 2024, the Company’s officers were also eligible, at their election, to participate in an executive health program that is part of the Southwest Airlines Co. Welfare Benefit Plan. Also, from time to time, the Company prefers officers use a car service in the interest of safety and efficiency. The Committee believes these benefits are commensurate with the benefits offered by others in the market in which the Company competes for executive talent.
The named executive officers, like the Company’s other contract and non-contract
Employees, also participate in various Employee benefit plans, including medical and dental care plans; life, accidental death and dismemberment and disability insurance; and paid time off, which are not taken into account when establishing the named executive officers’ salary and short- term incentive elements and amounts.
Significant Corporate Governance and Compensation Policies and Practices
Clawback Policy
The Committee has adopted the Clawback Policy, pursuant to which in the event the Company is required to prepare an accounting restatement of any of the Company’s financial statements (i) due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Committee shall, unless determined to be impracticable, take reasonably prompt action to recoup all recoverable compensation from any person who receives recoverable compensation. For purposes of this policy, “recoverable compensation” shall mean all incentive-based compensation (calculated on a pre-tax
basis) received after October 2, 2023, by a person: (i) after beginning service as an executive officer; (ii) who served as an Executive Officer at any time during the performance period for that incentive-based compensation; (iii) while the Company had a class of securities listed on a national securities exchange or national securities association; and (iv) during the applicable period, that exceeded the amount of incentive-based compensation that otherwise would have been received had the amount been determined based on the financial performing measures, as reflected in the restatement. This policy is in addition to (and not in lieu of) any right of repayment, forfeiture or off-set
against any executive officer that may be available under applicable law or otherwise (whether implemented prior to or after adoption of the policy). The Company has included its Clawback Policy in the exhibit index to its Annual Report on Form
10-K
for the fiscal year ended December 31, 2024.
Share Ownership Guidelines
The Committee has adopted robust share ownership guidelines for the Company’s executive officers and Board members in order to further align the interest of the Company’s executive officers and Board members with those of the Company’s Shareholders. The Company’s CEO is expected to meet a share ownership level with a value equal to or exceeding six times his annual base salary, and all other executive officers are expected to meet a share ownership level with a value equal to or exceeding three times their annual base salary. Members of the Board are expected to meet a share ownership level with a value equal to or exceeding five times their annual cash retainer for Board services. “Share ownership” is defined to include shares of the Company’s common stock (including shares held in the Company’s Retirement Savings Plan) and unvested RSUs. Prior to March 14, 2025, the Company’s CEO was expected to meet a share ownership level with a value equal to or exceeding five times his annual base salary, and Board members were expected to meet a share ownership level with a value equal to or exceeding three times their annual cash retainer for Board service. The Committee updated the share ownership guidelines to increase certain ownership requirements to better align with peer group and broader industry practices, as well as with the interests of the Company’s Shareholders. The Company’s executive officers are expected to meet the stated ownership levels within five years of becoming an executive officer. Members of the Board are expected to meet the stated ownership level within five years of becoming a Board member; however, existing members of the Board will have until March 14, 2030, to meet the stated ownership requirements. The Committee has the authority to monitor and adjust these ownership guidelines as it deems appropriate from time to time. All of the Company’s executive officers, including the named executive officers, and all of the Company’s Board members meet the requirements of the Company’s share ownership guidelines. In addition to the

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Compensation of Executive Officers

Company’s share ownership guidelines, (i) the Company’s Insider Trading Policy prohibits Employees (including officers) and the Company’s Board members from entering into hedging transactions with respect to the Company’s securities; and (ii) the Company’s Blackout and
Pre-Clearance
Procedures, which supplement its Insider Trading Policy, prohibit the Company’s officers and Board members from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Limitation on Severance Payments
The Board has adopted a limitation on severance payments within the Company’s Corporate Governance Guidelines. The Company will not enter into any agreement that provides for severance payments to an executive officer subject to §16(b) of the Securities Exchange Act (“Executive Officer”) directly related to the Executive Officer’s termination of employment, in an amount that exceeds 2.99 times the sum of (i) the Executive Officer’s base salary plus (ii) target annual bonus opportunity, without seeking Shareholder advisory or other approval of such agreement. Severance payments do not include: (1) accrued but unpaid base salary or vacation pay through the termination date and reimbursement for any expenses validly incurred prior to the termination date; (2) any payment in respect of the Executive Officer’s bonus for the year of termination or other unpaid bonus or award owed by the Company to the Executive Officer under any compensation plan or agreement; (3) any payment in consideration for services provided to the Company following the termination date (e.g., consulting or advisory services); (4) any payment arising from the Executive Officer’s death or disability; or (5) settlements of claims asserted against the Company by the Executive Officer. Unless otherwise delegated to the Committee, the Board shall make all determinations regarding the application and operation of these severance guidelines in its sole discretion.
Practices Related to the Grant of Certain Equity Awards in Relation to the Release of Material Nonpublic Information
The Company does not currently grant stock options or option-like equity awards to Employees or Directors; therefore, it does not currently have a formal practice or policy with respect to the grant of stock options or option-like awards. During 2024, the Company did not time the disclosure of material nonpublic information to affect the value of other types of executive compensation awards granted.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this P ro
xy Statement with the Company’s management. Based on such review and discussion and relying thereon, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis contained in this Proxy Statement be included in the Company’s Annual Report on Form
10-K
for the year ended December 31, 2024, and in this Proxy Statement.

COMPENSATION COMMITTEE

Lisa M. Atherton, Chair
Pierre R. Breber
Douglas H. Brooks
Sarah E. Feinberg
David J. Grissen
Christopher P. Reynolds

54	Southwest Airlines 2025 Proxy Statement

Compensation of Executive Officers

Summary Compensation Table

The following table provides information with respect to compensation earned by the named executive officers for the years ended December 31, 2024, 2023, and 2022.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Robert E. Jordan Chief Executive Officer & President	2024	798,958	—	7,012,553	2,108,600	—	642,273	10,562,384
	2023	700,000	—	4,105,004	4,096,504	—	405,791	9,307,298
	2022	676,875	195,720	3,626,960	782,880	—	51,525	5,333,960
Tammy Romo* Executive Vice President & Chief Financial Officer	2024	594,729	—	2,745,038	987,206	—	236,226	4,563,199
	2023	536,700	—	1,975,185	2,748,910	—	368,773	5,629,568
	2022	534,737	101,292	1,691,178	405,166	—	48,730	2,781,103
Andrew M. Watterson Chief Operating Officer	2024	642,292	—	3,300,035	1,210,460	—	311,696	5,464,483
	2023	575,000	—	2,232,006	1,892,268	—	315,611	5,014,885
	2022	538,754	110,535	1,450,188	442,140	—	47,694	2,589,311
Linda B. Rutherford*(7) Chief Administration Officer	2024	539,583	—	2,200,024	726,908	—	52,652	3,519,167
Ryan C. Green*(7) Executive Vice President & Chief Transformation Officer	2024	505,417	—	2,080,045	749,758	—	74,577	3,409,797
Gary C. Kelly** Former Executive Chairman of the Board	2024	475,000	—	3,800,035	1,523,800	—	448,229	6,247,064
	2023	475,000	—	3,800,011	4,337,688	—	446,279	9,058,978
	2022	509,375	132,810	3,624,972	531,240	141,026	129,780	5,069,203
Mark R. Shaw*** Former Executive Vice President & Chief Legal & Regulatory Officer and Corporate Secretary	2024	538,417	—	2,200,024	816,407	—	197,853	3,752,701
	2023	494,400	—	1,845,634	1,637,786	—	203,436	4,181,256
	2022	492,600	82,941	1,619,613	331,763	—	46,659	2,573,576

*	Ms. Romo, Ms. Rutherford, and Mr. Green each resigned from their respective positions as executive officers of the Company effective April 1, 2025.

**	Mr. Kelly retired from his position as Executive Chairman of the Board of the Company effective November 1, 2024, and transitioned to the position of Chairman Emeritus.

***	Mr. Shaw resigned from his positions as Executive Vice President & Chief Legal & Regulatory Officer & Corporate Secretary of the Company effective June 1, 2024.

(1)

The table below shows annual base salaries effective during 2023 and 2024. Differences between the annualized numbers and the salaries reported in the table above reflect the fact that salary adjustments were not always in effect for the full year periods.

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Compensation of Executive Officers

	Base Salary Effective Dates

	2023	2024

Name	March 1 ($)	March 1 ($)

Robert E. Jordan	700,000	825,000

Tammy Romo	536,700	610,000

Andrew M. Watterson	575,000	660,000

Linda B. Rutherford	500,000	550,000

Ryan C. Green	450,000	520,000

Gary C. Kelly	475,000	475,000

Mark R. Shaw	494,400	550,000

(2)	In accordance with the SEC’s rules, for each year, the amount disclosed reflects bonuses/non-equity plan compensation earned with respect to such year, whether or not actually paid in such year.

(3)

Awards consist of RSUs and performance-based RSUs that are settleable in shares of common stock. The values included in this column represent the grant date fair value of these awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 determined without regard to forfeitures. The assumptions used in calculating the values for fiscal 2024 are included in Note 9 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The ultimate value of each of the named executive officer’s performance-based RSUs granted in 2024, and the number of shares to be issued, if any, as of the vesting date will be based on (a) the Company’s achievement of Adjusted ROIC (after-tax) less Excess Cash for the performance period from January 1, 2024, through December 31, 2026 and (b) the Company’s Return on Invested Capital for the same performance period, but relative to the Company’s peers. The maximum potential value of each of the named executive officer’s performance-based RSUs is set forth in the table below; however, the value of these performance-based RSUs is completely at risk.

Name	Value ($)

Robert E. Jordan	7,012,553

Tammy Romo	2,745,038

Andrew M. Watterson	3,300,035

Linda B. Rutherford	2,200,024

Ryan C. Green	2,080,045

Gary C. Kelly	3,800,035

Mark R. Shaw	2,200,024

(4)

For 2024, amounts consist of (i) short-term incentive compensation earned based upon performance measures and targets established in the 2024 Scorecard pursuant to the Company’s STI Plan, and (ii) cash payouts made in 2025 for performance-based cash incentive awards granted in 2022 under the Company’s STI Plan for the performance period of 2022-2024, that paid out at 50 percent of target value. The STI Plan and the awards earned thereunder are discussed in detail above under “Compensation Discussion and Analysis.”

Name	Short-term Incentive Compensation ($)	Performance-based Cash Incentive Awards ($)

Robert E. Jordan	1,615,350	493,250

Tammy Romo	806,206	181,000

Andrew M. Watterson	969,210	241,250

Linda B. Rutherford	726,908	—

Ryan C. Green	687,258	62,500

Gary C. Kelly	930,050	593,750

Mark R. Shaw	726,907	89,500

(5)

Consists of above-market earnings on deferred compensation provided pursuant to a deferred compensation arrangement between the Company and Mr. Kelly, which was in effect through January 31, 2022 (“Prior Letter Agreement”).

(6)

For 2024, this column includes the following types of compensation, which are discussed in more detail above under “Compensation Discussion and Analysis” and below under “Nonqualified Deferred Compensation in Fiscal 2024”: (i) Company contributions to the Southwest Airlines Co. 401(k) Plan (“Company 401(k) Match”); (ii) Company profit sharing allocations earned with respect to 2024 and contributed to eligible Employees’ profit sharing plan accounts in 2025 (“Profit Sharing Contribution”); (iii) other than Mr. Kelly and Mr. Shaw, a cash payout equal to the Company’s total profit sharing allocation rate times their eligible earnings above the Internal Revenue Code Section 401(a)(17) limit for tax-qualified plans (each referred to as a “401(a)(17) Excess Payout”); (iv) annual vesting of 1/3 of the time-vesting Restricted Cash Awards granted in 2022 and in 2023; (v) with respect to Mr. Shaw, a tax gross up payment and payment for unused paid time off hours; (vi) with respect to Mr. Jordan, perquisites including free travel on Southwest Airlines, an annual deposit of 250,000 Rapid Rewards points to Mr. Jordan’s Rapid Rewards account, Company paid physicals for Mr. Jordan and his spouse, and payment for an executive digital risk protection plan; (vii) with respect to Ms. Rutherford, perquisites including free travel on Southwest

56	Southwest Airlines 2025 Proxy Statement

Compensation of Executive Officers

Airlines, an annual deposit of 250,000 Rapid Rewards points to Ms. Rutherford’s Rapid Rewards account, Company paid physicals for Ms. Rutherford and her spouse, and payment for an executive digital risk protection plan; and (viii) with respect to Mr. Kelly, perquisites include free travel on Southwest Airlines, an annual deposit of 250,000 Rapid Rewards points to Mr. Kelly’s Rapid Rewards account, Company paid physicals for Mr. Kelly and his spouse, and the Company’s reimbursement of all out-of-pocket expenses (including premiums and deductibles) that Mr. Kelly and/or his spouse incur under a Company medical benefit plan or program in accordance with Mr. Kelly’s Amended 2022 Letter Agreement.

Name	Company 401(k) Match ($)	Profit Sharing Contribution ($)	401(a)(17) Excess Payout ($)	Vesting of Restricted Cash Awards ($)	Gross-Ups ($)	PTO Payouts ($)	Perquisites ($)

Robert E. Jordan	30,499	4,001	14,595	578,000	—	—	15,178

Tammy Romo	30,500	4,001	7,725	194,000	—	—	—

Andrew M. Watterson	30,500	4,001	9,195	268,000	—	—	—

Linda B. Rutherford	30,500	4,001	6,755	—	—	—	11,396

Ryan C. Green	23,000	4,001	5,909	41,667	—	—	—

Gary C. Kelly	30,500	4,001	—	395,833	—	—	17,895

Mark R. Shaw	30,500	4,001	—	81,667	2,184	79,501	—

(7)	In accordance with SEC rules, 2024 was the first year for which Ms. Rutherford and Mr. Green were required to be included in the proxy statement executive compensation tables.

CEO Pay Ratio

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the rules of the SEC, the Company is providing the following information about the relationship of the median of the total annual compensation of all Employees of the Company and the total annual compensation of Mr. Jordan, the Company’s CEO for 2024.

For 2024, the Company’s last completed fiscal year:

•	the total annual compensation of the Company’s median Employee was $91,442;

•	the total annual compensation of the Company’s CEO, as reported in the above Summary Compensation Table, was $10,562,384; and

•

based on this information, for 2024, the ratio of the total annual compensation of the Company’s CEO to the median Employee’s total annual compensation was reasonably estimated to be 115.5 to 1 (the “2024 Pay Ratio”).

The Company calculated 2024 compensation for the median Employee using the same methodology used to calculate the total annual compensation of the Company’s CEO, as reported in the above Summary Compensation Table.

To identify the median of the total annual compensation of all Employees of the Company, as well as to determine the annual total compensation of the Company’s median Employee and its CEO, the Company took the following steps:

•

The Company determined that, as of October 10, 2024, its Employee population, for purposes of determining the median Employee under the SEC’s rules, consisted of approximately 78,815 individuals, whether employed on a full-time, part-time, or temporary basis.

•

The Company used a consistently applied compensation measure to identify its median Employee by comparing the amount of compensation reflected in its payroll records, as reported to the Internal Revenue Service (“IRS”) on Form W-2 for 2024.

•

The Company identified its median Employee by consistently applying this compensation measure to all of its Employees included in its analysis. The Company did not make any cost of living adjustments in identifying the median Employee. The Company annualized the compensation for its permanent Employees that were not employed for all of 2024.

Southwest Airlines 2025 Proxy Statement	57

Compensation of Executive Officers

Pay Versus Performance Table
As required by Item 402(v) of Regulation
S-K,
the Company is providing the following information regarding the relationship between executive compensation and the Company’s financial performance for each of the last five completed fiscal years. In determining the “compensation actually paid” (“CAP”) to the Company’s named executive officers (“NEOs”), the Company is required to make various adjustments to amounts that have been reported in the Summary Compensation Table (“SCT”), as the SEC’s valuation methods for this Pay Versus Performance Table (“PVPT”) differ from those required in the SCT. The dollar amounts reported in each column (c) below represent the amount of CAP to each principal executive officer (“PEO”), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to the applicable PEO during the applicable year. The dollar amounts reported in column (e) below represent the amount of average CAP to the non-PEO
NEOs, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to the non-PEO
NEOs during the applicable year.

Fiscal Year	SCT Total for First PEO ($)	SCT Total for Second PEO ($)	CAP to First PEO ($) (1) (3)	CAP to Second PEO ($) (1) (3)	Average SCT Total for Non-PEO NEOs ($)	Average CAP to Non-PEO NEOs ($) (2) (3)	Value of $100 Investment From 12/31/19 Based On:		Net Income ($) (in millions)	Company -Selected Measure Adjusted ROIC (After- Tax) (%) (5)
							TSR ($)	Peer Group TSR ($) (4)

(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2024	—	10,562,384	—	9,346,471	4,492,735	3,829,717	66	63	465	3.0

2023	—	9,307,298	—	8,542,469	5,971,172	5,374,278	55	63	465	5.7

2022	5,069,203	5,333,960	4,168,811	4,758,729	2,747,309	2,695,718	63	48	539	7.6

2021	5,819,756	—	6,016,459	—	3,143,196	3,170,562	80	74	977	(7.3)

2020	9,235,103	—	(2,617,790)	—	4,011,450	(430,772)	87	76	(3,074)	(23.2)

(1)	Reconciliation of Equity Component of CAP—PEOs.

	2024	2023	2022	2021	2020

FIRST PEO (Gary C. Kelly) – SCT TOTALS	$—	$—	$5,069,203	$5,819,756	$9,235,103
(Deduct):
Fair value of equity awards granted during the year from the SCT	—	—	(3,624,972)	(3,945,578)	(7,125,017)
Add (subtract) Equity Award Adjustments:	—	—
Fair value at year end of equity awards granted during the year	—	—	2,701,479	3,631,118	2,918,765
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	—	—	(180,578)	(227,060)	(7,980,600)
Change in fair value of equity awards granted in prior years that vested during the year	—	—	203,679	738,223	333,959
Equity awards granted in prior years that were forfeited during the year	—	—	—	—	—
Dividends or other earnings paid on equity awards during the year	—	—	—	—	—
Total Equity Award Related Adjustments	—	—	2,724,580	4,142,281	(4,727,876)
CAP TOTALS			4,168,811	6,016,459	(2,617,790)

	2024	2023	2022	2021	2020

SECOND PEO (Robert E. Jordan) – SCT TOTALS	$10,562,384	$9,307,298	$5,333,960	—	—
(Deduct):
Fair value of equity awards granted during the year from the SCT	(7,012,553)	(4,105,004)	(3,626,960)	—	—
Add (subtract) Equity Award Adjustments:
Fair value at year end of equity awards granted during the year	7,887,655	3,327,323	2,702,960	—	—
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	(2,482,295)	10,013	273,506	—	—
Change in fair value of equity awards granted in prior years that vested during the year	391,280	2,840	75,263	—	—
Equity awards granted in prior years that were forfeited during the year	—	—	—	—	—
Dividends or other earnings paid on equity awards during the year	—	—	—	—	—
Total Equity Award Related Adjustments	5,796,640	3,340,175	3,051,729	—	—
CAP TOTALS	9,346,471	8,542,469	4,758,729	—	—

58	Southwest Airlines 2025 Proxy Statement

Compensation of Executive Officers

The Company’s SCT does not include pension service cost or any prior service cost. In the fiscal years above for the PEOs, the Company did not have any equity awards that were granted and vested in the same year, and did not have any forfeitures of prior awards. Dividends are not paid on unvested shares. To compute CAP, the Company used “Total Equity Award Related Adjustments,” as noted in the reconciliations above, in place of “Fair Value of Equity Awards granted during the year from SCT” for each applicable fiscal year.

(2)	Reconciliation of Equity Component of CAP — average for non-PEO NEOs.

	2024	2023	2022	2021	2020

NON-PEO NEOS AVERAGE SCT TOTALS	$4,492,735	$5,971,172	$2,747,309	$3,143,196	$4,011,450
(Deduct):
Fair value of equity awards granted during the year from the SCT	(2,720,867)	(2,463,209)	(1,638,860)	(1,982,723)	(2,794,266)
Add (subtract) Equity Award Adjustments:
Fair value at year end of equity awards granted during the year	3,060,406	1,996,561	1,221,346	1,824,701	1,144,672
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	(1,264,701)	(133,072)	291,943	(82,099)	(2,920,636)
Change in fair value of equity awards granted in prior years that vested during the year	262,144	2,826	73,980	267,487	128,008
Equity awards granted in prior years that were forfeited during the year	—	—	—	—	—
Dividends or other earnings paid on equity awards during the year	—	—	—	—	—
Total Equity Award Related Adjustments	2,057,849	1,866,315	1,587,269	2,010,089	(1,647,956)

AVERAGE CAP TOTALS	3,829,717	5,374,278	2,695,718	3,170,562	(430,772)

The Company’s SCT does not include pension service cost or any prior service cost. In the fiscal years above for the non-PEO
NEOs, the Company did not have any equity awards that were granted and vested in the same year, and did not have any forfeitures of prior awards. Dividends are not paid on unvested shares. To compute CAP, the Company used “Total Equity Award Related Adjustments,” as noted in the reconciliations above, in place of “Fair Value of Equity Awards granted during the year from SCT” for each applicable fiscal year. The NEOs included in this table are Tammy Romo for years 2020 through 2024; Michael G. Van de Ven for years 2020 through 2022; Thomas M. Nealon and Robert E. Jordan for years 2020 and 2021; Andrew M. Watterson for years 2021 through 2024; Mark R. Shaw for years 2022 through 2024; Gary C. Kelly for 2023 and 2024; and Ryan C. Green and Linda B. Rutherford for 2024.

(3)
See “Compensation Discussion and Analysis – Determination of 2024 Executive Compensation; Analysis of Compensation Elements – Long-Term Incentive Compensation – Equity Awards – Performance-Based RSUs” for discussion of the vesting provisions and requirements associated with the Company’s performance-based RSUs. The performance-based RSUs granted in 2019 and 2020 that were scheduled to vest in February 2022 and February 2023, respectively, lost all value and paid out at zero percent due to the Company’s performance results during the
COVID-19
pandemic. The valuation of the performance-based RSU portion of the Equity Awards for purposes of computing CAP required the following valuation assumptions:

Performance- based RSU Grant Year	Percent Vesting Assumption at December 31, 2019 (%)	Percent Vesting Assumption at December 31, 2020 (%)	Percent Vesting Assumption at December 31, 2021 (%)	Percent Vesting Assumption at December 31, 2022 (%)	Percent Vesting Assumption at December 31, 2023 (%)	Percent Vesting Assumption at December 31, 2024 (%)

2024	—	—	—	—	—	100

2023	—	—	—	—	100	0

2022	—	—	—	100	150	50

2021	—	—	100	300	276.3	—

2020	—	0	0	0	—	—

2019	200	0	0	—	—	—

2018	200	151.3	—	—	—	—

2017	196.3	—	—	—	—	—

(4)	The Company is using the NYSE ARCA Airline Index for calculating its peer group Total Shareholder Return (“TSR”) to be consistent with its 2024 Annual Report on Form 10-K.

(5)
The Company-Selected Measure, ROIC
(after-tax)
less Excess Cash, is calculated in the manner set forth in “Compensation Discussion and Analysis – Determination of 2024 Executive Compensation; Analysis of Compensation Elements – Long-Term Incentive Compensation – Equity Awards – Performance- Based RSUs.”

Narrative Disclosure to Pay Versus Performance Table
Relationship between CAP and cumulative TSR.
TSR is not a financial performance metric used by the Company to determine executive compensation for any of its named executive officers. However, as discussed in “Compensation Discussion and Analysis” in the Executive Summary section, the Company has granted RSUs and performance-based RSUs, the ultimate value of which will be tied to the Company’s stock price at the time of the respective vestings.

Southwest Airlines 2025 Proxy Statement	59

Compensation of Executive Officers

The
COVID-19
pandemic had a severely negative impact on the airline industry from 2020 to early 2022. The table below shows a comparison of annual TSRs, including cumulative TSRs, between the Company and its peer group. CAP for the Company’s NEOs generally correlated with the directional movement of TSR from 2020 through 2022. For 2023 and 2024, CAP for the named executive officers was impacted by the vesting of long-term performance-based cash incentive opportunities granted in 2021 and 2022, restricted cash performance opportunities granted in 2022, and long-term restricted cash opportunities granted in 2022 and 2023. In 2024, the Company did not grant any long-term performance-based cash incentive opportunities, restricted cash performance opportunities, or long-term restricted cash opportunities. From 2023 to 2024, the Company had a 20 percent increase in TSR, while the CAP of its Non-PEO NEOs dropped significantly due to lower payouts on vesting cash awards and lowered percent vesting assumptions for equity performance awards granted in prior years, causing additional misalignment between TSR and the CAP of Non-PEO NEOs. The moderate increase in the Company’s PEO’s CAP from 2023 to 2024 correlates with the Company’s 20% increase in TSR, which significantly outpaced the performance of the Company’s Peer Group TSR.

Year	Company TSR (%)	Peer Group TSR (%)

2024	20.00	0.00

2023	(12.70)	31.25

2022	(21.25)	(35.14)

2021	(8.05)	(2.63)

2020	(13.00)	(24.00)

Cumulative	(34.00)	(37.00)
Relationship between CAP and GAAP net income.
GAAP net income is not a financial performance metric directly used by the Company to determine executive compensation for any of its named executive officers. However, as discussed in “Compensation Discussion and Analysis – Determination of 2024 Executive Compensation; Analysis of Compensation Elements – Short-Term Incentive Compensation,” for 2024, GAAP net income was a component of the EBITDA calculation for determining 50 percent of the Scorecard results, in addition to being used for determining 50 percent of the 2023 Scorecard results and 45 percent of the 2022 Scorecard results. As further discussed in “Compensation Discussion and Analysis – Determination of 2024 Executive Compensation; Analysis of Compensation Elements – Short-Term Incentive Compensation,” during 2024, the Company’s EBITDA result was below the threshold for 2024 Scorecard payout, but the peer group qualifier element of the 2024 Scorecard enabled a financial performance payout at 50 percent of target.
Further, as discussed in “Compensation Discussion and Analysis – Determination of 2024 Executive Compensation; Analysis of Compensation Elements – Long-Term Incentive Compensation – Equity Awards – Performance-Based RSUs,” for 2023 and 2024, Operating income (a portion of GAAP net income) is a component of the ROIC
(after-tax)
less Excess Cash calculation used to determine the percent of performance-based RSUs granted in 2023 and 2024 that will vest in 2026 and 2027, in addition to being used to determine the percent of performance-based RSUs granted in 2022 that vested in 2025. As further discussed in “Compensation Discussion and Analysis – Summary of 2024 Executive Compensation and Components of Pay; 2024 Long-Term Incentive Compensation,” the Company’s relative ROIC among its peer group for the performance period of 2022-2024 enabled the performance-based RSUs granted in 2022 to vest at 50 percent of target value in 2025.
For 2021, GAAP net income was a component of the average daily core cash burn calculation for determining 30 percent of the 2021 Scorecard results. Also, for 2021, GAAP net income was a component of the EBITDA calculation used to determine the percent of performance-based RSUs granted in 2021 that vested in 2024.
Operating income (a portion of GAAP income) has also been a component of (i) the ROIC calculation used to determine the percent of performance-based RSUs granted in 2020 that were scheduled to vest in 2023, (ii) the ROIC calculation used to determine the percent of performance-based RSUs granted in 2019 that were scheduled to vest in 2022, (iii) the ROIC calculation used to determine the percent of performance-based RSUs granted in 2018 that vested in 2021, and (iv) the ROIC calculation used to determine the percent of performance-based RSUs granted in 2017 that vested in 2020. As can be observed in the PVPT, CAP for the Company’s NEOs generally correlated with the directional movement of GAAP net income from 2020 through 2022. For 2023 and 2024, CAP for the named executive officers was impacted by the vesting of long-term performance- based cash incentive opportunities granted in 2021 and 2022, restricted cash performance opportunities granted in 2022, and long-term restricted cash opportunities granted in 2022 and 2023, in each case causing misalignment between GAAP net income and CAP. In 2024, the Company did not grant any long-term performance-based cash incentive opportunities, restricted cash performance opportunities, or long-term restricted cash opportunities. In 2024, the Company’s GAAP net income remained flat from 2023, while CAP of its Non-PEO NEOs dropped significantly due to lower payouts on vesting cash awards and lowered percent vesting assumptions for

60	Southwest Airlines 2025 Proxy Statement

Compensation of Executive Officers

equity performance awards granted in prior years, causing additional misalignment between GAAP net income and CAP. While the Company’s PEO’s CAP experienced a moderate increase, the Company believes this aligns with the steady consistency of its Net Income in 2024.
Relationship
between CAP and the Company Selected Measure (ROIC
(after-tax)
less Excess Cash)
. As discussed in “Compensation Discussion and Analysis”, a significant portion of the Company’s compensation for its named executive officers is in the form of performance-based RSUs. During 2021 through 2023, the Company also granted performance-based cash incentive opportunities. As further discussed in “Compensation Discussion and Analysis”, with respect to performance-based RSUs granted in 2023 and 2024, and performance-based cash incentive opportunities granted in 2023, the number of performance-based RSUs vesting and settleable in shares of common stock, as well as the payout of performance-based cash, at the 2026 and 2027 vesting dates is based entirely on the Company’s achievement of ROIC (after-tax) less Excess Cash targets, and can range from zero to 200 percent of the applicable performance-based RSU stock award and/or performance-based cash incentive opportunity. In addition, with respect to performance-based awards granted in 2022, the number of performance-based RSUs vesting and settleable in shares of common stock, as well as the payout of performance-based cash, at the 2025 vesting date was based entirely on the Company’s achievement of ROIC
(after-tax)
less Excess Cash targets, and could have ranged from zero to 300 percent of the applicable performance-based RSU stock award and/or performance-based cash incentive opportunity. For 2024, the Company achieved ROIC
(after-tax)
less Excess Cash of 3.0 percent, and the average ROIC
(after-tax)
less Excess Cash for the 2022-2024 performance period fell below the targets for payout under the awards granted in 2022; however, as further discussed in “Compensation Discussion and Analysis – Summary of 2024 Executive Compensation and Components of Pay; 2024 Long-Term Incentive Compensation,” the Company’s relative ROIC among its peer group for the performance period of 2022-2024 enabled the performance-based RSUs granted in 2022 to vest at 50 percent of target value in 2025. The Company’s ROIC
(after-tax)
less Excess Cash result of 3.0 percent for 2024 also caused the vesting assumption for awards granted in 2023 to be reduced from 100 percent to zero percent, which resulted in a decreased CAP for the Company’s non-PEO NEOs. Therefore, the decrease of the Company’s ROIC and the CAP of its Non-PEO NEOs were directionally aligned for 2024.
With the exception of 2021 when equity grants were made during the
COVID-19
pandemic, the Company has historically granted performance-based RSUs using a form of ROIC as the sole performance metric for determining the number of performance-based RSUs vesting and settleable in shares of common stock at the applicable vesting date. For 2021, during the pandemic, the Company chose adjusted EBITDA as the primary long-term performance metric for performance-based RSUs and performance-based cash opportunities to further align the Company’s incentive compensation with the Company’s change in primary focus to liquidity, reflecting what the Company believed would be most important to Shareholders at the time. During 2020, the Company’s equity grants took place before the start of the COVID pandemic, and the Company used after-tax
ROIC as the sole performance metric for determining the number of performance-based RSUs vesting and settleable in shares of common stock at the applicable vesting date. Those shares were scheduled to vest in February 2023, but lost all value and paid out at zero percent due to the Company’s performance results during the
COVID-19
pandemic. For 2019 and 2018, the Company used
after-tax
ROIC as the sole performance metric for determining the number of performance-based RSUs vesting and settleable in shares of common stock at the applicable vesting date. Those shares vested in February 2022 and February 2021, respectively, and paid out at zero percent and 151.3 percent, respectively. For 2017, the Company used pre-tax
ROIC as the sole performance metric for determining the number of performance-based RSUs vesting and settleable in shares of common stock at the applicable vesting date. Those shares vested in February 2020, and paid out at 196.3 percent. Prior to 2020 and the
COVID-19
pandemic, the Company has also previously used ROIC for purposes of short-term incentive compensation. This change in the performance metric during the
COVID-19
pandemic results in a minor misalignment between ROIC
(after-tax)
less Excess Cash and CAP as can be observed in the PVPT, although for most NEOs compensation decreased annually during the three year period from 2020 through 2022 while ROIC
(after-tax)
less Excess Cash increased. For 2023 and 2024, CAP for the named executive officers began to be impacted by the vesting of long-term performance-based cash incentive opportunities granted in 2021 and 2022, restricted cash performance opportunities granted in 2022, and long-term restricted cash opportunities granted in 2022 and 2023, in each case causing misalignment between ROIC
(after-tax)
less Excess Cash and CAP. In 2024, the Company did not grant any long-term performance-based cash incentive opportunities, restricted cash performance opportunities, or long-term restricted cash opportunities. The Company’s ROIC
(after-tax)
less Excess Cash dropped from 5.7 percent in 2023 to 3.0 percent in 2024, which was generally in alignment with the drop in CAP for the Company’s Non-PEO NEOs and moderate increase to the CAP of its PEO, which reinforces the alignment of pay to performance.
Tabular List of Performance Measures Linking Pay for all Named Executive Officers to Company Performance
Financial

•	ROIC (after-tax) less Excess Cash – See “Compensation Discussion and Analysis” for further information;

Southwest Airlines 2025 Proxy Statement	61

Compensation of Executive Officers

•	EBITDA - See “Compensation Discussion and Analysis” for further information; and

•	Company Stock Price.
Non-Financial

•	Wall Street Journal ranking of U.S. airlines using seven equally weighted objective industry operational performance metrics - See “Compensation Discussion and Analysis” for further information;

•	Company progress towards major initiatives (subjective determination by the Compensation Committee) - See “Compensation Discussion and Analysis” for further information; and

•	Company progress towards ESG initiatives (objective and subjective determinations by the Compensation Committee) - See “Compensation Discussion and Analysis” for further information.

62	Southwest Airlines 2025 Proxy Statement

Compensation of Executive Officers

Grants of Plan-Based Awards in Fiscal 2024

The following table provides information with respect to grants of plan-based awards to the named executive officers in 2024.

Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert E. Jordan	—	(1)	N/A	1,650,000	3,300,000	—	—	—	—	—

	1/31/2024		—	—	—	11,730	117,306	234,612	—	3,506,276

	1/31/2024		—	—	—	—	—	—	117,306	3,506,276

Tammy Romo	—	(1)	N/A	823,500	1,647,000	—	—	—	—	—

	1/31/2024		—	—	—	4,591	45,919	91,838	—	1,372,519

	1/31/2024		—	—	—	—	—	—	45,919	1,372,519

Andrew M. Watterson	—	(1)	N/A	990,000	1,980,000	—	—	—	—	—

	1/31/2024		—	—	—	5,520	55,203	110,406	—	1,650,018

	1/31/2024		—	—	—	—	—	—	55,203	1,650,018

Linda B. Rutherford	—	(1)	N/A	742,500	1,485,000	—	—	—	—	—

	1/31/2024		—	—	—	3,680	36,802	73,604	—	1,100,012

	1/31/2024		—	—	—	—	—	—	36,802	1,100,012

Ryan C. Green	—	(1)	N/A	702,000	1,404,000	—	—	—	—	—

	1/31/2024		—	—	—	3,479	34,795	69,590	—	1,040,023

	1/31/2024		—	—	—	—	—	—	34,795	1,040,023

Gary C. Kelly	—	(1)	N/A	950,000	1,900,000	—	—	—	—	—

	1/31/2024		—	—	—	6,356	63,567	127,134	—	1,900,018

	1/31/2024		—	—	—	—	—	—	63,567	1,900,018

Mark R. Shaw	—	(1)	N/A	742,500	1,485,000	—	—	—	—	—

	1/31/2024		—	—	—	3,680	36,802	73,604	—	1,100,012

	1/31/2024		—	—	—	—	—	—	36,802	1,100,012

(1)

This row shows cash incentive awards granted under the Company’s STI Plan with respect to the performance period from January 1, 2024 through December 31, 2024. This row shows the potential amounts to be paid based on achievement at target and maximum performance levels. The potential payouts were performance-driven and therefore completely at risk. The amount of the Compensation Committee determined payout for 2024, beginning at zero percent of the target payout, was interpolated between performance targets. The business metrics and targets used to determine the amounts of the awards paid are described above under “Compensation Discussion and Analysis.”

(2)

The awards consist of performance-based RSUs granted under the Company’s Amended and Restated 2007 Equity Incentive Plan (the “2007 Equity Plan”) with respect to the performance period from January 1, 2024 to December 31, 2026 (the “Performance Period”). The performance-based RSUs are scheduled to vest, if at all, on February 21, 2027 (the “Vesting Date”), and are settleable in shares of common stock. These columns show the potential number of shares of common stock to be paid out upon vesting of the performance-based RSUs for each named executive officer based on achievement at the threshold, target, and maximum performance levels. The potential payouts are performance-driven and therefore completely at risk. The number of performance-based RSUs that will vest and the number of shares of the Company’s common stock to be issued, if any, as of the Vesting Date will be determined based on the achievement of ROIC (after-tax) less Excess Cash targets. The percentage of performance-based RSUs vesting will be interpolated between the ROIC (after-tax) less Excess Cash targets only after a minimum ROIC (after-tax) less Excess Cash level has been achieved as follows:

2024-2026 ROIC (after-tax) less Excess Cash	Number of Performance-Based RSUs Vesting and Settleable in Common Stock as of the Vesting Date

8% or greater	Grant Amount x 10%

10%	Grant Amount x 100%

12%	Grant Amount x 150%

15%	Grant Amount x 200%

In the event the Company’s ROIC (after-tax) less Excess Cash is greater than zero and its ROIC relative to a specified peer group exceeds the median ROIC of the specified peer group, (i) the minimum number of performance-based RSUs that will vest pursuant to this award and the number of shares of the

Southwest Airlines 2025 Proxy Statement	63

Compensation of Executive Officers

Company’s common stock to be issued as of the vesting date will be equal to the grant amount times 50 percent and (ii) in the event the Company’s relative ROIC ranks highest in the Company’s peer group, the minimum number of performance-based RSUs that will vest pursuant to this award and the number of shares of the Company’s common stock to be issued as of the vesting date will be equal to the grant amount times 100 percent. In the event the peer group qualifier applies, the number of shares of the Company’s common stock to be issued as of the vesting date will be determined based on the Company’s relative position within the top half of the peer group (i.e., rank-based interpolation).

“ROIC (after-tax) less Excess Cash” means After-tax Adjusted Operating Income divided by Adjusted Average Invested Capital excluding Excess Cash.

“After-tax Adjusted Operating Income” means Operating income (calculated in accordance with GAAP) as adjusted to reflect the impact to Operating Income from (1) fuel contracts (net), (2) special items, as disclosed from time to time in the Company’s earnings release and filings with the SEC, (3) aircraft leases (net), and (4) fuel hedge program expense, with each such adjustment tax affected as appropriate. For any individual year in which the After-tax Adjusted Operating Income is a loss, it will be set at zero.

“Adjusted Average Invested Capital” for an individual year in the three-year performance period means an average of the five most recent quarter end balances of debt, net present value of aircraft leases, and equity adjusted for hedge accounting.

“Excess Cash” means the average annual cash and cash equivalents and short-term investments balances in excess of $6.0 billion, which is subtracted from the Adjusted Average Invested Capital in each period’s ROIC calculation.

ROIC (after-tax) less Excess Cash for the entire performance period will be the average of the ROIC (after-tax) less Excess Cash of the three individual years within the performance period.

For purposes of the ROIC (after-tax) less Excess Cash calculation, the assumed federal tax rate is 24 percent. In the event of a change in the corporate tax rate that the Committee deems to significantly impact the Company’s ROIC (after-tax) less Excess Cash results, the Committee shall have the authority to adjust the ROIC (after-tax) less Excess Cash calculation in its sole discretion.

(3)

The awards consist of RSUs granted under the 2007 Equity Plan. The RSUs are settleable in shares of common stock and are scheduled to vest with respect to one-third of the shares covered thereby annually, which vesting began on February 21, 2025. The Company does not pay dividends on unvested RSUs.

(4)

The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718 determined without regard to forfeitures. The assumptions used in calculating the values for fiscal 2024 are included in Note 9 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Outstanding Equity Awards at Fiscal 2024 Year-End

The following table provides information with respect to RSUs (including performance-based RSUs) held by the named executive officers as of December 31, 2024. RSUs (including performance-based RSUs) were the only types of equity awards outstanding for the named executive officers at fiscal 2024 year-end.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Robert E. Jordan	189,158	(4)	6,359,492	17,490	(5)	588,014

Tammy Romo	79,993	(6)	2,689,365	7,362	(7)	247,510

Andrew M. Watterson	89,457	(8)	3,007,544	8,652	(9)	290,880

Linda B. Rutherford	67,196	(10)	2,259,130	6,486	(11)	218,059

Ryan C. Green	51,845	(12)	1,743,029	5,847	(13)	196,576

Gary C. Kelly	132,547	(14)	4,456,230	11,688	(15)	392,951

Mark R. Shaw	69,004	(16)	2,319,914	6,270	(17)	210,797

(1)

The awards consist of RSUs that are settleable in shares of common stock, including RSUs acquired upon the satisfaction of performance criteria underlying an award of performance-based RSUs for the performance period from January 1, 2022 to December 31, 2024.

(2)	Market value is computed by multiplying the number of RSUs or performance-based RSUs by $33.62, which was the closing price per share of the Company’s common stock on December 31, 2024 on the NYSE.

(3)

The awards consist of performance-based RSUs that are settleable in shares of common stock, including (i) performance-based RSUs that were granted on February 1, 2023 with respect to the performance period from January 1, 2023 to December 31, 2025, and that are scheduled to vest on February 21, 2026; and (ii) performance-based RSUs that were granted on January 31, 2024, with respect to the performance period from January 1, 2024 to December 31, 2026, and that are scheduled to vest on February 21, 2027. In accordance with SEC rules, the number of performance-based RSUs from the 2023 grant represents the threshold number of performance-based RSUs that may vest on the February 21, 2026 vesting date and the number of

64	Southwest Airlines 2025 Proxy Statement

Compensation of Executive Officers

performance-based RSUs from the 2024 grant represents the threshold number of performance-based RSUs that may vest on the February 21, 2027 vesting date. The potential payouts are performance-driven and therefore completely at risk. The number of shares of the Company’s common stock to be issued, if any, as of the February 21, 2026 vesting date will be determined based on (i) the Company’s achievement ROIC (after-tax) less Excess Cash for the performance period from January 1, 2023 through December 31, 2025; and (ii) the Company’s ROIC for the same performance period, but in relation to the Company’s peers. The number of shares of the Company’s common stock to be issued, if any, as of the February 21, 2027 vesting date will be determined based on (i) the Company’s achievement of ROIC (after-tax) less Excess Cash for the performance period from January 1, 2024 through December 31, 2026; and (ii) the Company’s ROIC for the same performance period, but in relation to the Company’s peers.

(4)	Of these RSUs, (i) 91,752 vested on February 21, 2025; (ii) 58,304 are scheduled to vest on February 21, 2026; and (iii) 39,102 are scheduled to vest on February 21, 2027.

(5)	Of these performance-based RSUs, the threshold number that may vest on February 21, 2026 is 5,760; and the threshold number that may vest on February 21, 2027 is 11,730.

(6)	Of these RSUs, (i) 40,142 vested on February 21, 2025; (ii) 24,545 are scheduled to vest on February 21, 2026; and (iii) 15,306 are scheduled to vest on February 21, 2027.

(7)	Of these performance-based RSUs, the threshold number that may vest on February 21, 2026 is 2,771; and the threshold number that may vest on February 21, 2027 is 4,591.

(8)	Of these RSUs, (i) 42,215 vested on February 21, 2025; (ii) 28,841 are scheduled to vest on February 21, 2026; and (iii) 18,401 are scheduled to vest on February 21, 2027.

(9)	Of these performance-based RSUs, the threshold number that may vest on February 21, 2026 is 3,132; and the threshold number that may vest on February 21, 2027 is 5,520.

(10)	Of these RSUs, (i) 33,307 vested on February 21, 2025; (ii) 21,622 are scheduled to vest on February 21, 2026; and (iii) 12,267 are scheduled to vest on February 21, 2027.

(11)	Of these performance-based RSUs, the threshold number that may vest on February 21, 2026 is 2,806; and the threshold number that may vest on February 21, 2027 is 3,680.

(12)	Of these RSUs, (i) 20,756 vested on February 21, 2025; (ii) 19,491 are scheduled to vest on February 21, 2026; and (iii) 11,598 are scheduled to vest on February 21, 2027.

(13)	Of these performance-based RSUs, the threshold number that may vest on February 21, 2026 is 2,368; and the threshold number that may vest on February 21, 2027 is 3,479.

(14)	Of these RSUs, (i) 72,394 vested on February 21, 2025; (ii) 38,964 are scheduled to vest on February 21, 2026; and (iii) 21,189 are scheduled to vest on February 21, 2027.

(15)	Of these performance-based RSUs, the threshold number that may vest on February 21, 2026 is 5,332; and the threshold number that may vest on February 21, 2027 is 6,356.

(16)	Of these RSUs, (i) 35,837 vested on February 21, 2025; (ii) 20,900 are scheduled to vest on February 21, 2026; and (iii) 12,267 are scheduled to vest on February 21, 2027.

(17)	Of these performance-based RSUs, the threshold number that may vest on February 21, 2026 is 2,590; and the threshold number that may vest on February 21, 2027 is 3,680.

Option Exercises and Stock Vested During Fiscal 2024

The following table provides information with respect to stock awards vested for the named executive officers during 2024. None of the named executive officers had stock options outstanding during 2024.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Robert E. Jordan	69,130	2,387,750

Tammy Romo	51,530	1,779,846

Andrew M. Watterson	56,736	1,959,661

Linda B. Rutherford	19,733	681,578

Ryan C. Green	13,279	458,657

Gary C. Kelly	79,394	2,742,269

Mark R. Shaw	57,216	1,976,241

(1)

Calculated by multiplying the number of shares acquired upon the February 21, 2024 vesting of RSUs and/or performance-based RSUs by $34.54, the closing price of the Company’s common stock on February 21, 2024.

Southwest Airlines 2025 Proxy Statement	65

Compensation of Executive Officers

Nonqualified Deferred Compensation in Fiscal 2024

As discussed above under “Compensation Discussion and Analysis – Retirement and Related Benefits,” the Company maintains a Retirement Savings Plan that resulted from the merger of the Company’s tax-qualified 401(k) plan and profit sharing plan for its eligible Employees. The Retirement Savings Plan for non-Pilot Employees provides for a Company match on non-Pilot Employee 401(k) contributions. As discussed in more detail above under “Compensation Discussion and Analysis – Retirement and Related Benefits,” the Retirement Savings Plan also provides for a discretionary annual Company profit sharing contribution to Employee accounts equal to an amount determined by the Board in its sole discretion. The Company also sponsors a Pilots’ 401(k) plan pursuant to which each eligible Pilot received a fully-vested non-elective Company contribution equal to 15.0 percent of such Pilot’s eligible compensation for 2024, whether or not the Pilot made his or her own contributions to the plan. This non-elective Company contribution increased to 17.0 percent effective February 20, 2024, per the newly ratified Southwest Pilots’ Association contract. Further, beginning January 1, 2024, the Company accrues pay credits equaling one percent of Pilots’ eligible wages, which the Company contributed to a qualified cash balance plan it established in August 2024. The Company plans to seek IRS approval to credit amounts above the Code Section 415(c) limitations to the cash balance plan, as well. The Company is expected to begin crediting these amounts after it receives approval to do so from the IRS, which the Company anticipates will occur in 2025. The cash balance accounts will accrue interest credits, which are tied to the performance of a market-based benchmark, targeting a 40 percent equity and 60 percent bond mix. Employees in the following workgroups receive non-elective contributions plus a dollar-for-dollar match, which combined equals up to 9.3 percent of their eligible income: Customer Service Agents, Customer Representatives, and Source of Support Representatives represented by the International Association of Machinists and Aerospace Workers, and Material Specialists represented by the International Brotherhood of Teamsters.

The Company also offers a non-qualified excess benefit plan. This plan enables eligible Employees to defer Company contributions (“excess amounts”) that cannot be contributed to the 401(k) or profit sharing plans due to the qualified plan contribution limits of Section 415(c) of the Internal Revenue Code. The plan only allows contributions above the Code Section 415(c) limits and prohibits other Employee contributions to the plan. Under the excess benefit plan, Employees, including the named executive officers, with excess amounts of at least $1,000 may defer payment of their excess amounts. Employees are immediately 100 percent vested in their benefits under the excess benefit plan; however, the benefits are unsecured obligations of the Company in the event of its bankruptcy or insolvency. Before the beginning of each plan year, participants may select a rate of return to apply to the amounts to be deferred to the excess benefit plan for the upcoming plan year. In 2024, the excess benefit plan allowed participants to select a rate of return equal to returns in one or more of the following investment options:

Fund Name	Ticker	2024 Rate of Return

Vanguard Target Retirement Income Fund	VTINX	6.58%

Vanguard Target Retirement 2020 Fund	VTWNX	7.75%

Vanguard Target Retirement 2025 Fund	VTTVX	9.44%

Vanguard Target Retirement 2030 Fund	VTHRX	10.64%

Vanguard Target Retirement 2035 Fund	VTTHX	11.78%

Vanguard Target Retirement 2040 Fund	VFORX	12.88%

Vanguard Target Retirement 2045 Fund	VTIVX	13.91%

Vanguard Target Retirement 2050 Fund	VFIFX	14.64%

Vanguard Target Retirement 2055 Fund	VFFVX	14.64%

Vanguard Target Retirement 2060 Fund	VTTSX	14.63%

Vanguard Target Retirement 2065 Fund	VLXVX	14.62%

Vanguard Target Retirement 2070 Fund	VSVNX	14.59%

Vanguard Institutional Index Fund Institutional Plus Shares	VIIIX	24.99%

Payden Absolute Return Bond Fund SI Class	PYAIX	7.79%

66	Southwest Airlines 2025 Proxy Statement

Compensation of Executive Officers

The prior Vanguard Institutional Target Retirement Funds were merged into the Vanguard Investor Target Retirement Funds noted above. This change was effective on February 11, 2022. Amounts deferred to the excess benefit plan before 2018 received a rate of return equal to one or more of the following, in accordance with the participants’ elections:

Fund Name	Ticker	2024 Rate of Return

Vanguard 500 Index Fund Admiral Shares	VFIAX	24.97%

Fixed Income Fund Plus 2 Percent	N/A	7.67%

Once an excess amount is credited to a participant’s account, the participant may not change that investment election for that amount or transfer amounts between funds, but participants may change investment elections during annual enrollment for new excess amounts deferred. Participants may receive their accounts upon separation from service with the Company. They must elect the time and form of distribution of their accounts before their first year of participation in the excess benefit plan. Distribution may be in a lump sum payout or equal annual installments over a period of up to five years. It may be received or commenced (i) in the calendar year of separation from service or (ii) the calendar year following the year in which separation from service occurs.

The Company also offers a separate nonqualified deferred compensation plan, the SMC Deferred Compensation Plan, which is designed to provide benefits with respect to Employee contributions that cannot be contributed to the Company’s 401(k) plans due to qualified plan limits established by the IRS. Under the SMC Deferred Compensation Plan, officers of the Company who are not eligible to participate in the Company’s 2005 Deferred Compensation Plan for Pilots may, before the beginning of each plan year, irrevocably elect to defer up to 50 percent of their salary otherwise payable to them for such plan year and 100 percent of any bonus amounts they earn for such plan year. In 2024, the SMC Deferred Compensation Plan provided a rate of return equal to one or more of the investment options shown in the table above for the excess benefit plan. Participant benefits are unsecured obligations of the Company in the event of its bankruptcy or insolvency. Participants may receive their accounts upon separation from service with the Company. They must elect the time and form of distribution of their accounts before their first year of participation in the SMC Deferred Compensation Plan. Distribution may be in a lump sum payout or equal annual installments over a period of up to five years. It may be received or commenced (i) in the calendar year of separation from service or (ii) the calendar year following the year in which separation from service occurs.

Through January 31, 2022, Mr. Kelly had an individual deferred compensation letter agreement (the “Prior Letter Agreement”), pursuant to which the Company made contributions to Mr. Kelly’s account to the extent such amounts could not be contributed to the Company’s tax-qualified 401(k) and profit sharing plans due to contribution limits and compensation limits established by the IRS. The Prior Letter Agreement provided for accrual and crediting to Mr. Kelly’s account, each January, of simple interest at a rate of ten percent, compounded annually, on the accrued and unpaid balance of the deferred compensation credited to his account as of the preceding December 31. Effective February 1, 2022, Mr. Kelly entered into his New Letter Agreement, and the Prior Letter Agreement was terminated. Under the New Letter Agreement, deferred compensation contributions to Mr. Kelly’s account ceased after the 2022 plan year. In addition, beginning January 1, 2023, simple interest on the balance of the deferred compensation credited to Mr. Kelly’s account will be equal to 120 percent of the Applicable Federal Long-Term Rate for January 2023, compounded annually. Subject to any applicable requirements of Section 409A of the Internal Revenue Code, the deferred compensation credited to Mr. Kelly’s account will be paid to him at the rate of $200,000 per calendar year, beginning the calendar year following the year in which his separation from service occurs.

Southwest Airlines 2025 Proxy Statement	67

Compensation of Executive Officers

The following table provides information with respect to nonqualified deferred compensation earned by the named executive officers for 2024.

		Nonqualified Deferred Compensation for Fiscal 2024

Name	Plan	Executive Contributions in Last Fiscal Year ($)	Southwest Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at December 31, 2024 ($)

Robert E. Jordan	Excess Benefit Plan	—	—	109,588	(1)	—	548,411	(2)

Tammy Romo	—	—	—	—		—	—

Andrew M. Watterson	—	—	—	—		—	—

Linda B. Rutherford	Excess Benefit Plan	—	—	32,088	(1)		201,089	(3)

Ryan C. Green	—	—	—	—		—	—

Gary C. Kelly	Prior Letter Agreement	—	—	154,125	(1)	—	3,497,414	(4)

	Excess Benefit Plan	—	—	6,241	(1)	—	87,659	(5)

	SMC Deferred Compensation Plan	—	—	603,274	(1)	—	8,422,867	(6)

Mark R. Shaw	—	—	—	—		—	—

(1)

None of these earnings were above-market or preferential. Therefore, no portion of this amount has been reported as compensation to the named executive officer for the last completed fiscal year in the Summary Compensation Table.

(2)	Of this amount, $113,111 has been required to be reported as compensation to Mr. Jordan in the Summary Compensation Table for previous years.

(3)	None of this amount has been required to be reported as compensation to Ms. Rutherford in the Summary Compensation Table for previous years.

(4)	Of this amount, $2,366,550 has been required to be reported as compensation to Mr. Kelly in the Summary Compensation Table for previous years.

(5)	None of this amount has been required to be reported as compensation to Mr. Kelly in the Summary Compensation Table for previous years.

(6)	Of this amount, $6,110,634 has been required to be reported as compensation to Mr. Kelly in the Summary Compensation Table for previous years.

Potential Payments Upon Termination or Change-in-Control

Executive Service Recognition Plan Executive Employment Agreements

In 1987, the Board of the Company established Executive Service Recognition Plan Executive Employment Agreements (as amended, the “executive change-in-control agreements”). Each named executive officer is, and was during 2024, party to an executive change-in-control agreement with the Company. Although these agreements are titled “Employment Agreements,” their terms can only be invoked in the event of a change-in-control of the Company, and they do not provide for any incremental compensation to be paid to the named executive officers unless, subsequent to a change-in-control, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason.

The executive change-in-control agreements provide that, in the event of a change-in-control of the Company, the Company agrees to continue to employ the executives, and the executives agree to remain in the employ of the Company, for one year after the occurrence of the change-in-control (the “Employment Year”). In such event, the executives would continue to be entitled to a base salary in an amount at least equal to the highest salary received by them during the preceding 12-month period. In addition, for any fiscal year that ends during the Employment Year, they would continue to be entitled to an annual bonus in an amount at least equal to the highest bonus (the “Change-in-Control Bonus Amount”) paid or payable to them in respect of either of the two fiscal years immediately prior to the fiscal year in which the change-in-control has occurred. If, during the Employment Year, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason, then the executive is entitled to a lump sum payment equal to:

(a)

a bonus, the maximum amount of which would be equal to the annual bonus paid to the executive for the last full fiscal year of the Company prior to the fiscal year of the date of termination, but which would be prorated to reflect the actual portion of the year during which the executive has been employed;

(b)	an amount equal to the executive’s annual base salary in effect at the time of notice of termination; and

68	Southwest Airlines 2025 Proxy Statement

Compensation of Executive Officers

(c)

the Change-in-Control Bonus Amount paid to the executive for the last full fiscal year of the Company (being the year in which the change-in-control has occurred, but not the date of termination of employment) or, if no such bonus has been paid, the Change-in-Control Bonus Amount that would have been payable to the executive for the then current fiscal year (being the year in which the date of termination of employment has occurred).

For purposes of the executive change-in-control agreements:

•

a “change-in-control” is generally deemed to occur in the event a third party acquires 20 percent or more of the Company’s voting securities or a majority of the Directors of the Company are replaced as a result of a tender offer or merger, sale of assets, or contested election;

•

“cause” means (i) an act or acts of dishonesty taken by an executive and intended to result in substantial personal enrichment of the executive at the expense of the Company or (ii) violations by an executive of the executive’s duties under the agreement that are (a) grossly negligent or (b) willful and deliberate on the executive’s part and that, in any case, result in material injury to the Company; and

•

“good reason” is generally defined as the assignment to the executive of duties inconsistent with the executive’s duties prior to the change-in-control, relocation, or a failure of the Company to abide by the provisions of the executive’s change-in-control agreement.

2007 Equity Plan

Pursuant to the terms of the 2007 Equity Plan, in the event of the termination of a participant’s service as a result of death or disability, (a) any of the participant’s outstanding RSUs or stock options that have not yet vested will fully vest as of the date of termination and (b) any of the participant’s performance-based RSUs will remain outstanding as if the participant’s service has not terminated and will otherwise be settleable in accordance with the terms of the grant. “Disability” means the inability of a participant to continue to perform services for the Company because of the sickness or injury of the participant, as determined by the Company’s Chief Executive Officer, Chief People Officer (or equivalent), Chief Financial Officer, and/or General Counsel (or equivalent). Such a determination will be made in good faith and in the sole discretion of one or more of these officers, who shall also have sole discretion to determine the effective date of a participant’s termination of service as a result of disability.

Beginning with equity incentive plan awards granted in 2021, provided the participant’s service has terminated no earlier than 12 months after the date of the grant, in the event of termination of a participant’s service as a result of a “qualified retirement,” (a) any of the participant’s outstanding RSUs that have not yet vested will remain outstanding as if the participant’s service has not terminated and will continue to vest in accordance with the vesting schedule set forth in the notice of the grant and (b) any of the participant’s performance-based RSUs will remain outstanding as if the participant’s service has not yet terminated and will otherwise be settleable in accordance with the terms of the grant; however, the number of shares received upon settlement of the performance-based RSUs will be pro-rated based on the participant’s number of days of service between the date of the grant and the end of the performance period. A participant’s termination of service will be considered a “qualified retirement” if (a) the participant has completed at least 10 years of continuous service, (b) the participant’s age plus completed years of continuous service equal at least 65 at the time of the participant’s termination of service, and (c) the participant has not been terminated for cause.

The 2007 Equity Plan does not provide for acceleration of RSUs in the event of a change-in-control. In the event of the termination of a participant’s service for any reason other than as a result of (i) death or disability, or (ii) a “qualified retirement,” the participant’s outstanding unvested RSUs would be forfeited.

STI Plan

The Company granted restricted cash awards in 2022 and 2023 under its STI Plan. In the event of the termination of a participant’s service as a result of death or disability, any of the participant’s outstanding restricted cash awards that have not yet vested will fully vest as of the date of termination. In addition, provided that the participant’s service has terminated no earlier than 12 months after the date of the award, in the event of termination of a participant’s service as a result of a “qualified retirement,” any of the participant’s outstanding cash awards that have not yet vested will remain outstanding as if the participant’s service has not yet terminated and will otherwise be settleable in accordance with the terms of the grant. In the event of the termination of a participant’s service for any reason other than as a result of (i) death or disability, or (ii) a “qualified retirement,” the participant’s outstanding unvested cash awards would be forfeited. The STI Plan does not provide for acceleration of restricted cash awards in the event of a change-in-control.

Southwest Airlines 2025 Proxy Statement	69

Compensation of Executive Officers

The Company granted career investment cash awards in 2024 under its STI Plan. In the event of the termination of a participant’s service as a result of death or disability, any of the participant’s outstanding career investment cash awards that have not yet vested will fully vest as of the date of termination. In the event of the termination of a participant’s service for any reason other than as a result of death or disability, the participant’s outstanding unvested awards would be forfeited. The STI Plan does not provide for acceleration of career investment cash awards in the event of a change-in-control.

The Company also granted performance-based cash awards in 2022, for the performance period from January 1, 2022 to December 31, 2024, and in 2023, for the performance period from January 1, 2023 to December 31, 2025. In the event of the termination of the participant’s service as a result of death or disability, any of these outstanding performance-based cash awards for a participant will remain outstanding as if the participant’s service has not terminated and will otherwise be settleable in accordance with the terms of the grant. In addition, provided the participant’s service has terminated no earlier than 12 months after the date of the award, in the event of termination of a participant’s service as a result of a “qualified retirement,” any of these performance-based cash awards for a participant will remain outstanding as if the participant’s service has not yet terminated and will otherwise be settleable in accordance with the terms of the grant; however, the amount of cash received upon settlement of the performance-based cash awards will be pro-rated based on the participant’s number of days of service between the date of the grant and the end of the performance period.

Incremental amounts receivable by the named executive officers pursuant to the executive change-in-control agreements or the 2007 Equity Plan or STI Plan are set forth in the table below.

Name	Termination by the Company at any time for cause ($)	Change-in- control ($)	Termination after a change-in-control (i) by the executive for good reason or (ii) by the Company for reasons other than for cause, death, or disability ($)(1)	Estimated benefits from termination due to death or disability ($)(2)	Estimated benefits from termination as a qualified retirement ($)(3)

Robert E. Jordan	—	—	2,608,600	6,511,939	2,568,111

Tammy Romo	—	—	1,533,071	2,642,082	1,098,285

Andrew M. Watterson	—	—	1,708,613	7,112,944	1,257,019

Linda B. Rutherford	—	—	1,370,631	2,023,453	786,170

Ryan C. Green	—	—	1,218,625	3,759,212	589,404

Gary C. Kelly	—	—	1,685,300	4,177,714	2,040,591

Mark R. Shaw	—	—	1,348,482	2,122,278	884,995

(1)	Represents amounts payable pursuant to the executive change-in-control agreements and assumes the triggering event took place on December 31, 2024.

(2)

Represents amounts payable with respect to the acceleration of time-vesting RSUs under the 2007 Equity Plan and the acceleration of time-vesting restricted cash and career investment cash awards under the STI Plan, in each case in the event of death or disability only. Also assumes the triggering event took place on December 31, 2024, and reflects the unvested cash and the aggregate market value of unvested RSUs that would become vested under the circumstances. In the event of death or disability, performance-based RSUs and performance-based cash awards will remain outstanding and will vest if, and only if, the requisite performance criteria are eventually achieved. The aggregate market value is computed by multiplying the number of RSUs by $33.62, which was the closing price per share of the Company’s common stock on December 31, 2024, on the NYSE.

(3)

Represents amounts to become payable with respect to time-vesting RSUs under the 2007 Equity Plan in the event of a “qualified retirement” and amounts to become payable with respect to time-vesting restricted cash awards under the STI Plan in the event of a “qualified retirement.” Also assumes the triggering event took place on December 31, 2024, and reflects the unvested cash and the aggregate market value of unvested RSUs that would continue to vest in accordance with the vesting schedule set forth in the notice of the grant. The aggregate market value is computed by multiplying the number of RSUs by $33.62, which was the closing price per share of the Company’s common stock on December 31, 2024, on the NYSE. In the event of a “qualified retirement,” performance-based RSUs and performance-based cash awards will vest if, and only if, the requisite performance criteria are achieved; however the amount of cash received upon settlement of the performance-based cash awards and the number of shares received upon settlement of the performance-based RSUs will be pro-rated based on the participant’s number of days of service between the date of the grant and the end of the performance period.

In addition to the amounts discussed above, in the event of termination of their employment for any reason other than for cause, each of the named executive officers would be eligible to participate in any non-contract retiree medical benefit plan or program that the Company may then make available to its retirees generally on the same terms as other retirees. In addition, these individuals would be entitled to the amounts credited to their accounts pursuant to the Company’s qualified retirement plans, as well as nonqualified deferred compensation amounts credited to their accounts pursuant to the Company’s excess benefit plan, SMC Deferred Compensation Plan, and, with respect to Mr. Kelly, his Amended 2022 Letter Agreement, each as disclosed in more detail above under the heading “Nonqualified Deferred Compensation in Fiscal 2024.”

70	Southwest Airlines 2025 Proxy Statement

Compensation of Directors

Fiscal 2024 Director Compensation

The following table provides information with respect to compensation earned by the non-Employee members of the Board for the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	All Other Compensation ($)		Total ($)

Lisa M. Atherton	75,114		170,008	—		245,122

David W. Biegler(2)	220,847		170,008	226,128	(3)	616,983

J. Veronica Biggins(2)	198,388		170,008	75,000	(4)	443,396

Roy Blunt(2)	172,186	(5)	170,008	—		342,194

Pierre R. Breber	19,315		127,510	—		146,825

Douglas H. Brooks	119,753		170,008	—		289,761

Eduardo F. Conrado	125,500	(5)	170,008	—		295,508

William H. Cunningham(2)	239,563		170,008	279,023	(6)	688,594

C. David Cush	18,644		127,510	—		146,154

Sarah E. Feinberg	18,493		127,510	—		146,003

Robert L. Fornaro(7)	28,014		127,510	203,167	(8)	358,691

Rakesh Gangwal	85,767		170,018	—		255,785

Thomas W. Gilligan(2)	206,038		170,008	35,000	(4)	411,046

David J. Grissen	20,959		127,510	—		148,469

David P. Hess	159,743		170,008	—		329,751

Elaine Mendoza	230,500		170,008	—		400,508

John T. Montford(9)	72,104		—	242,062	(10)	314,166

Christopher P. Reynolds	192,288		170,008	—		362,296

Ron Ricks(9)	79,820		—	275,000	(11)	354,820

Gregg A. Saretsky	23,877		127,510	—		151,387

Jill Soltau(2)	271,943		170,008	—		441,951

Patricia A. Watson	18,082		127,510	—		145,592

(1)

Awards consist of shares of common stock for each of the Company’s non-Employee members of the Board. Each non-Employee member of the Board on May 15, 2024, received 6,122 shares of common stock. Mr. Gangwal, who did not join the Board until July 7, 2024, received 6,311 shares of common stock on July 31, 2024. Mr. Fornaro, who did not join the Board until September 26, 2024, received 4,011 shares of common stock on November 21, 2024. Mr. Breber, Mr. Cush, Ms. Feinberg, Mr. Grissen, Mr. Saretsky, and Ms. Watson, each of whom did not join the Board until November 1, 2024, also received 4,011 shares of common stock on November 21, 2024. The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718. Each amount is equal to the number of shares of common stock multiplied by the closing price of the Company’s common stock on the applicable date of the grant, which was $27.77, $26.94, and $31.79, on May 15, 2024, July 31, 2024, and November 21, 2024, respectively.

(2)

Resigned from the Board effective 11:59 p.m. Central Time on November 1, 2024. The Company’s practice is to pay annual Board and committee membership cash retainer fees for the July 1 to June 30 time period, and as such, the amount shown reflects the Director receiving his or her full cash retainer fees for the July 2024 through June 2025 term.

(3)

Consists of (i) a retirement payment of $75,000 pursuant to the Company’s Amended and Restated Severance Plan for Directors (the “Severance Plan for Directors”) and (ii) a payout of $151,128 under the Company’s Outside Director Incentive Plan. Through May 2009, non-Employee members of the Board received annual grants of performance shares pursuant to the Company’s Outside Director Incentive Plan, which terminated effective March 18, 2010, with respect to future grants. Pursuant to the terms of the Outside Director Incentive Plan, on the 30th calendar day following the date on which Mr. Biegler ceased to serve as a Director of the Company, he became entitled to an amount in cash equal to the average fair market value of the Company’s common stock during the 30 days preceding his last date of service multiplied by the 5,000 performance shares then held by him.

(4)	Amount was paid pursuant to the Severance Plan for Directors.

Southwest Airlines 2025 Proxy Statement	71

Compensation of Directors

(5)	One hundred percent of this amount (representing cash retainer fees earned with respect to 2024) was deferred pursuant to the Company’s SMC Deferred Compensation Plan.

(6)

Consists of (i) a retirement payment of $75,000 pursuant to the Severance Plan for Directors; and (ii) a payout of $204,023 under the Company’s Outside Director Incentive Plan. Pursuant to the terms of the Outside Director Incentive Plan, on the 30th calendar day following the date on which Dr. Cunningham ceased to serve as a Director of the Company, he became entitled to an amount in cash equal to the average fair market value of the Company’s common stock during the 30 days preceding his last date of service multiplied by the 6,750 performance shares then held by him.

(7)

Mr. Fornaro participates, and will be entitled to continue to participate, in the Post-Termination Lifetime Medical and Dental Plan for Former AirTran Holdings, Inc. Officers in accordance with the terms of such plan, as provided in the agreements pursuant to which the Company acquired AirTran Holdings, Inc. on May 2, 2011.

(8)

Amount was paid pursuant to an Advisory Agreement between Mr. Fornaro and the Company, which was terminated on September 26, 2024. Mr. Fornaro was also party to a Consultant Retention Letter governed by the terms of such Advisory Agreement and whereby the Company did not pay Mr. Fornaro an additional fee.

(9)	Retired from the Board in May 2024.

(10)

Consists of (i) a retirement payment of $75,000 pursuant to the Severance Plan for Directors; and (ii) a payout of $167,062 under the Company’s Outside Director Incentive Plan. Pursuant to the terms of the Outside Director Incentive Plan, on the 30th calendar day following the date on which Mr. Montford ceased to serve as a Director of the Company, he became entitled to an amount in cash equal to the average fair market value of the Company’s common stock during the 30 days preceding his last date of service multiplied by the 6,000 performance shares then held by him.

(11)

Consists of (i) a retirement payment of $35,000 pursuant to the Severance Plan for Directors; and (ii) a payment of $240,000 pursuant to a Consulting Agreement between Mr. Ricks and the Company, which was terminated on February 15, 2025.

Non-Employee Directors’ cash retainer fees for Board membership and standing committees are generally paid on an annual basis. Board of Director and committee fees earned by the non-Employee Directors on an annualized basis with respect to 2024 are set forth in the table below:

Board of Directors:

Retainer Fee	$90,000

Chair Retainer Fee effective November 2, 2024	$200,000

Non-Employee Vice Chair Retainer Fee	$35,000

Lead Director Retainer Fee	$35,000

Audit Committee:

Chair Retainer Fee	$30,000

Member Retainer Fee	$15,000

Compensation Committee:

Chair Retainer Fee	$25,000

Member Retainer Fee	$12,500

Nominating and Corporate Governance Committee:

Chair Retainer Fee	$20,000

Member Retainer Fee	$10,000

Safety and Operations Committee f/k/a Safety and Compliance Oversight Committee:

Chair Retainer Fee	$20,000

Member Retainer Fee	$10,000

Finance Committee f/k/a Executive Committee:

Chair Retainer Fee prior to November 21, 2024	$20,000

Chair Retainer Fee effective November 21, 2024	$30,000

Retainer Fee for all Non-Employee Members prior to November 21, 2024	$10,000

Retainer Fee for all Non-Employee Members effective November 21, 2024	$15,000

Meetings in excess of regularly scheduled Board and Committee Meetings

In-person or Telephonic Attendance Fee Per Meeting	$1,500

72	Southwest Airlines 2025 Proxy Statement

Compensation of Directors

During 2024, the Company provided free travel on Southwest Airlines on a reserved basis for Board members, their spouses, and children of Board members. In addition, the Company’s policy is to provide Board members up to 50 free oneway flight passes, which they could give to anyone on an unrestricted basis along with up to 50 free oneway flight passes, which they could request for use by qualified charitable and 501(c)(3) organizations.

The non-Employee Directors’ current compensation program provides for the following travel privileges following a non-Employee Director’s retirement from the Board: (a) if the Director has served on the Board for at least ten terms, the Director and his or her spouse are eligible for free travel on Southwest Airlines on a reserved basis for life, and the Director shall receive 50 free oneway flight passes per year for life (collectively, “Travel Privileges”); (b) if the Director has served on the Board for five terms or more but less than ten terms, the Director and his or her spouse are eligible for Travel Privileges for a period of ten years; or (c) if the Director has served on the Board for less than five terms, the Director and his or her spouse are eligible for Travel Privileges for a period of five years. In the case of a non-Employee Director’s appointment or retirement occurring between the Company’s annual meetings of shareholders, credit for the length of service for the full term shall be granted. In addition, non-Employee Directors may participate in professional development or continuing education programs, courses, seminars, and other similar events. The Company reimburses Directors for the costs associated with these programs, courses, and seminars, including reasonable travel expenses, membership fees, and registration fees.

Southwest Airlines Co. Severance Plan for Directors. The Board adopted the Severance Plan for Directors in 2009. Pursuant to the Severance Plan for Directors, upon retirement from the Board, a non-Employee Director who has served at least five years as of the date of retirement is entitled to a cash payment of $35,000, and a non-Employee Director who has served at least ten years as of the date of retirement is entitled to a cash payment of $75,000.

Southwest Airlines 2025 Proxy Statement	73

Audit Committee Report

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2024. In addition, the Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

AUDIT COMMITTEE

Douglas H. Brooks, Chair

Pierre R. Breber

Eduardo F. Conrado

David J. Grissen

Elaine Mendoza

Gregg A. Saretsky

74	Southwest Airlines 2025 Proxy Statement

PROPOSAL 2 Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

In accordance with the Dodd-Frank Act, as well as Section 14A of the Exchange Act, and the rules promulgated thereunder, the Company is providing its Shareholders with the opportunity to cast a non-binding advisory vote on a resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (the “Say-on-Pay Resolution”). This vote is not intended to address any specific element of compensation, but instead is intended to address the overall compensation of the named executive officers as disclosed in this Proxy Statement.

As discussed in greater detail above under “Compensation of Executive Officers — Compensation Discussion and Analysis,” the Board and its Compensation Committee believe the compensation of the Company’s named executive officers for 2024 was reasonable and appropriate for the following reasons, among many others:

•

The named executive officer compensation structure for 2024 reflects the Compensation Committee’s goal to balance the following objectives: (i) providing fair pay for performance, while maintaining a view from the perspective of the Company’s Shareholders; and (ii) retaining talent, while treating Employees consistently to the extent feasible. To link pay to performance and Shareholder interests, the Compensation Committee tied 100 percent of each named executive officer’s short-term incentive compensation opportunity to pre-established performance metrics. In establishing 2024 performance metrics and related targets, the Compensation Committee focused on financial, Customer, and operational performance as well as achievement of the Company’s major initiatives. In the Compensation Committee’s view, the resulting short-term incentive payouts for 2024 were fairly and appropriately aligned with Shareholder interests, as discussed in more detail above in “Compensation Discussion and Analysis – Determination of 2024 Executive Compensation; Analysis of Compensation Elements.” The named executive officers’ long-term incentive awards, which were granted in February 2024, reflected the Compensation Committee’s belief that long-term incentive awards, including equity, should constitute a strong component of overall compensation in order to (i) align a significant percentage of the named executive officers’ compensation opportunities with the interests of the Company’s Shareholders; (ii) serve as a performance-based method to provide appropriate total compensation opportunities relative to market, while also serving as a retention mechanism; and (iii) provide a sufficient percentage of total pay at risk when combined with short-term incentive compensation. Additional detail regarding the Compensation Committee’s rationale for its short-term incentive and long-term incentive determinations is provided above under “Compensation Discussion and Analysis – Determination of 2024 Executive Compensation; Analysis of Compensation Elements.”

•	During 2024, the Company provided minimal perquisites to the named executive officers.

•	During 2024, none of the named executive officers, other than Mr. Kelly, was party to an employment contract with the Company.

•

The Compensation Committee has adopted the Clawback Policy, pursuant to which, to the extent permitted by governing law, the Compensation Committee shall (unless determined to be impracticable) take reasonably prompt action to recoup executive officers’ erroneously awarded incentive-based compensation in the event the Company is required to restate its publicly reported financial statements due to material noncompliance with any financial reporting requirements.

•

None of the named executive officers has a severance arrangement related to termination of employment other than in connection with a change-in-control, and the change-in-control arrangements are “double trigger” in that they require both a change-in-control and termination of employment prior to any payout. Further, the Board has adopted a limitation on severance payments within the Company’s Corporate Governance Guidelines.

Southwest Airlines 2025 Proxy Statement	75

Proposal 2

Effect of the Proposal

Pursuant to the provisions of the Dodd-Frank Act and the rules of the SEC, the vote on the Say-on-Pay Resolution set forth below (i) is advisory and is therefore not binding on the Company, the Board, or the Compensation Committee; (ii) is not to be construed as overruling any decisions of the Company, the Board, or the Compensation Committee; and (iii) does not create or imply any additional fiduciary duties or changes to fiduciary duties of the Company, the Board, or the Compensation Committee. The Board believes that the Board and its Compensation Committee are in the best position to consider the extensive information that from time to time should be taken into consideration in determining named executive officer compensation. Nonetheless, the Company, the Board, and the Compensation Committee value the opinions of the Company’s Shareholders and will take into consideration the outcome of this vote as part of their future deliberations regarding named executive officer compensation.

Current Frequency of Shareholder Advisory Votes to Approve the Compensation of the Company’s Named Executive Officers

Based on the voting results at the Company’s 2023 Annual Meeting of Shareholders with respect to the frequency (the “Frequency Vote”) of Shareholder advisory votes to approve the compensation of the Company’s named executive officers, the Company decided to include an advisory vote to approve the compensation of its named executive officers in its proxy materials on an annual basis. The next required Frequency Vote is scheduled for the Company’s 2029 Annual Meeting of Shareholders.

Text of the Resolution to be Adopted

“RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative disclosures.”

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR this proposal.

Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

76	Southwest Airlines 2025 Proxy Statement

PROPOSAL 3 Ratification of the Selection of Independent Auditors

The firm of Ernst & Young LLP, independent auditors, has been selected by the Audit Committee to serve as the Company’s independent auditors for the fiscal year ending December 31, 2025. Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if the Audit Committee believes this change would be in the best interests of the Company and its Shareholders.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve, on an advisory basis, this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR this proposal.

Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

Relationship with Independent Auditors

Ernst & Young LLP has served as the Company’s independent auditors since the inception of the Company. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

The following table sets forth the various fees for services provided to the Company by Ernst & Young LLP in 2024 and 2023:

Year	Audit Fees(1)	Audit-Related Fees	Tax Fees	All Other Fees(4)	Total Fees

2024	$2,774,701	$—	$ 133,005(2)	$7,675	$2,915,381

2023	$2,477,550	$—	$ 280,885(3)	$6,688	$2,765,123

(1)

Includes fees for the annual audit of the Company’s financial statements and internal controls over financial reporting, quarterly reviews, SEC registration statements, accounting and financial reporting consultations, research work regarding Generally Accepted Accounting Principles, and the annual passenger facility charge audit.

(2)	Includes services for tax compliance, tax advice, and tax planning.

(3)

Includes services for tax compliance, tax advice, and tax planning. Services included a review of the 2022 federal income tax return, state tax consulting, and a CARES ACT Employee Retention Credit study.

(4)	Consists of fees for other permitted advisory services and products, including Ernst & Young LLP subscriptions.

A copy of the Audit Committee’s Audit and Non-Audit Services Preapproval Policy is attached to this Proxy Statement as Appendix A. All of the services rendered by the independent auditors during 2024 were pre-approved by the Audit Committee or by its Chairman pursuant to his delegated authority.

Southwest Airlines 2025 Proxy Statement	77

PROPOSAL 4 Shareholder Proposal—Support Improved Clawback Policy Regarding Unearned Executive Pay

The Company has been notified by Mr. John Chevedden that the following proposal is to be presented for consideration at the Annual Meeting. This proposal will be voted on if it is properly presented at the Annual Meeting. The Company will provide to any Shareholder, promptly upon receipt of the Shareholder’s written or oral request, the name and address of the proponent of this proposal and the number of shares of the Company’s common stock held by the proponent of this proposal.

The Company is not responsible for the content of this Shareholder proposal, including the supporting statement and the checkmark graphic.

Proposal 4 – Support Improved Clawback Policy regarding Unearned Executive Pay

Shareholders ask the Board of Directors to amend the Company Policy on recoupment of incentive pay to apply to the each Named Executive Officer and to state that conduct or negligence—not merely misconduct—shall trigger mandatory application of that policy. Also the Board shall report to shareholders in each annual meeting proxy the results of any deliberations regarding the policy, including the Board’s reasons for not applying the policy after specific deliberations conclude, about whether or not to cancel or seek recoupment of unearned compensation paid, granted or awarded to NEOs under this policy.

This improved clawback policy shall at least be included in the Governess Guidelines of the Company or similar document and be easily accessible on the Company website.

The current Clawback Policy is incomplete and can be difficult for shareholders to access.

Wells Fargo offers a prime example of why Southwest Airlines needs a stronger policy. After 2016 Congressional hearings, Wells Fargo agreed to pay $185 million to resolve claims of fraudulent sales practices. The Wells Fargo Board then moved to claw back $136 million from 2 top executives. Wells Fargo unfortunately concluded that the CEO had only turned a blind eye to the practice of opening fraudulent accounts and thus failed to attempt any clawback and left $136 million on the table.

At minimum this proposal alerts Southwest Airlines shareholders that Southwest Airlines executives can now be richly rewarded even when they are negligent. This is the wrong incentive for Southwest Airlines executives at a time when the best incentives for Southwest Airlines executives should be adopted.

Please vote yes:

Support Improved Clawback Policy regarding Unearned Executive Pay - Proposal 4

78	Southwest Airlines 2025 Proxy Statement

Proposal 4

Board of Directors Statement in Opposition to Proposal 4

The Board of Directors unanimously recommends a vote AGAINST the adoption of this Shareholder proposal for the following reasons:

•   The Company adopted a new clawback policy in November 2023, which complies with SEC and NYSE rules, and this policy is publicly disclosed.

•   The Board believes this proposal is unwarranted based on the overwhelming failure of a similar proposal at the 2024 Annual Meeting of Shareholders.

•   The Board believes the scope of the Shareholder’s proposal is inappropriate and impractical and that adopting the proposal’s suggested clawback provisions is against the Company’s best interests.

•   The Company is committed to upholding the highest levels of ethics and integrity and, to that end, has implemented a variety of policies to hold executive officers accountable for conduct that results in financial or reputational harm.

The Company adopted a new clawback policy in November 2023, which complies with SEC and NYSE rules, and this policy is publicly disclosed.

As discussed under “Significant Corporate Governance and Compensation Policies and Practices – Clawback Policy,” the Board adopted the Clawback Policy in November 2023 pursuant to SEC and NYSE listing standards. This Clawback Policy requires the clawback of an executive officer’s erroneously awarded incentive compensation in the event of an accounting restatement because of material noncompliance with financial reporting requirements – regardless of the executive officer’s personal culpability.

The proposal requests that the Company publicly disclose its clawback policy and any discussions related to the Company’s application of such policy. In accordance with SEC and NYSE requirements, the Company already publicly discloses the Clawback Policy as an exhibit to its Annual Report on Form 10-K and discloses how the Clawback Policy has been applied during the applicable fiscal year, if at all, in the Proxy Statement.

The Board believes this proposal is unwarranted based on the overwhelming failure of a similar proposal at the 2024 Annual Meeting of Shareholders.

A substantially similar Shareholder proposal was submitted for a vote at last year’s 2024 Annual Meeting of Shareholders. Shareholders overwhelmingly rejected that proposal—of the shares voted either for or against last year’s proposal, 81.5% voted against the proposal and only 18.5% voted in favor. Accordingly, this Shareholder proposal is unwarranted.

The Board believes the scope of the Shareholder’s proposal is inappropriate and impractical and that adopting the proposal’s suggested clawback provisions is against the Company’s best interests.

The Company’s Clawback Policy, as noted above, is triggered whenever the Company’s financial statements are restated. The Board believes this clearly defined and objective trigger provides certainty to the Company’s executive officers and appropriately focuses them on the importance of accurate financial statements. In contrast, the proposal does not require a financial restatement to trigger the potential recoupment of incentive compensation but, instead, applies where there has been “conduct or negligence.” These terms are ambiguous and are undefined in the proposal. By applying a clawback policy to any conduct, and using the potentially subjective determination of negligence, the proposal could discourage officers from exercising the business judgment necessary to evaluate complex business decisions and deliver Shareholder value. Such a result could cause a chilling effect on executive decision making. Confusion in the application of the policy could also harm the Company’s ability to attract and retain quality officers, who may be reluctant to have their legitimate business decisions scrutinized retroactively.

The Board believes that the Company’s Clawback Policy provides executive officers with an increased incentive to produce high-quality financial reporting and reduces the likelihood of any deliberate misreporting. The proposal’s formulation, however, would nullify the intent of the Clawback Policy.

The Company is committed to upholding the highest levels of ethics and integrity and, to that end, has implemented a variety of policies to hold executive officers accountable for conduct that results in financial or reputational harm.

The Company strives to maintain a culture of accountability, in which ethical conduct is encouraged and rewarded and improper conduct is taken seriously and addressed. Recoupment of compensation under the Company’s Clawback Policy is one

Southwest Airlines 2025 Proxy Statement	79

Proposal 4

tool available to manage and address executive behavior. However, the Company employs numerous other policies to help manage risk and define expectations for ethical decision-making, accountability, and responsibility. For example, the Company’s Code of Ethics requires Employees and Board members to, among other things, act with honesty, integrity, and personal responsibility; protect the Company’s assets; maintain confidentiality; avoid conflicts of interest; obey and respect all applicable laws; and not put personal gain ahead of the Company’s interests. The Company and the Board have flexibility and discretion under the Code of Ethics and other Company policies to address conduct that results in financial or reputational harm through a variety of means, including termination, disciplinary action, changes in job responsibility, training, or alterations to compensation in future years.

The Board believes the Company’s Clawback Policy, in conjunction with the Company’s other policies, adequately address the issues of proper business conduct and provide appropriate consequences for conduct that results in financial or reputational harm to the Company.

Vote Required

Provided that a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve, on an advisory basis, this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST this Shareholder proposal.

Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

80	Southwest Airlines 2025 Proxy Statement

Other Matters

This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board for use at the Annual Meeting to be held on May 14, 2025, at approximately 10:00 am Central Daylight Time at www.virtualshareholdermeeting.com/LUV2025, or at any such other time and place to which the meeting may be adjourned or postponed. References in the proxy materials to the “Annual Meeting” also refer to any adjournments, postponement, or changes in location of the Annual Meeting, to the extent applicable.

About the Annual Meeting

Admission. To participate in the meeting, visit www.virtualshareholdermeeting.com/LUV2025 and enter your 16-digit control number included in your proxy materials. Online login will begin at 9:45 a.m., Central Daylight Time. Please allow time for online login procedures.

Questions. Once logged in to the virtual meeting website, Shareholders may submit questions for the Annual Meeting through that site. Questions will be addressed as time permits and may be grouped, summarized, and answered together if related. If a question posed is not addressed during the Annual Meeting, or if a Shareholder has a question or remark not related to an agenda item, such matters may be raised after the Annual Meeting by contacting our Investor Relations Department at (214) 792-4415. Additional rules and procedures relating to the submission of questions and how questions will be addressed can be found in the Rules of Conduct for the Annual Meeting, which will be posted and available for review upon login to the virtual meeting website.

Technical Support. If you encounter any difficulties accessing the virtual Annual Meeting during login or during the meeting, please contact the phone number found on the login page at www.virtualshareholdermeeting.com/LUV2025.

Internet Availability of Proxy Materials

The Company has chosen to take advantage of the “Notice and Access” rules adopted by the SEC, which allow public companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) and provide internet access to the proxy materials and annual report to their stockholders. In lieu of paper copies of the Proxy Statement and other materials, many Shareholders will receive a Notice of Internet Availability containing instructions on how to access the proxy materials and Annual Report and vote online. Please follow the instructions on the Notice of Internet Availability for requesting paper or e-mail copies of the proxy materials and Annual Report. If you requested to receive proxy materials by e-mail in 2024, you will receive an e-mail containing instructions with links to this year’s proxy materials, annual report, and to the proxy voting site. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions with links to the proxy materials, annual report, and to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you instruct otherwise. Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you.

Please do not return the Notice of Internet Availability. The Notice of Internet Availability is not a valid proxy.

Voting Procedures

A representative of Broadridge Financial Solutions, Inc. will tabulate votes and serve as Inspector of Election for the meeting. Each Shareholder will be entitled to one vote for each share with respect to each matter to be voted on at the meeting. A “Shareholder of record” is a person or entity who holds shares on the record date that are registered in such Shareholder’s name on the records of Southwest’s transfer agent. A person or entity who holds shares through a broker, bank, or other nominee is considered a “beneficial owner” of the shares. You may receive more than one set of proxy materials. This means your shares are held in more than one account. Please vote all of your shares.

Southwest Airlines 2025 Proxy Statement	81

Other Matters

Voting by Shareholders of Record. If you are a Shareholder of record, you may vote (i) through the Internet before the Annual Meeting at www.proxyvote.com or during the Annual Meeting at www.virtualshareholdermeeting.com/LUV2025; (ii) by telephone from the United States, using the number on the proxy card; or (iii) by completing and returning the proxy card. To help us keep our costs low, please vote through the Internet, if possible. Shares represented by proxy will be voted during the meeting and may be revoked at any time prior to the time at which voting closes during the meeting by (i) timely submitting a valid, later-dated proxy; (ii) delivering a written notice of revocation to the Corporate Secretary of the Company; or (iii) voting online at the virtual meeting. Please note that attending the meeting without casting a vote will not revoke any previously submitted proxy. If you properly complete and sign your proxy card, but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted in accordance with the recommendation of the Board.

Voting by Beneficial Owners. If you are a beneficial owner of shares, these proxy materials are being forwarded to you by your broker (or bank or other nominee) who is considered the Shareholder of record of your shares. As the beneficial owner of the shares, you are entitled to direct your broker as to how to vote your shares. You may so instruct your broker through the Internet or by telephone as described in the applicable instructions your broker has provided with these proxy materials. You may also vote by completing the voting instruction card the broker provides to you. To help us keep our costs low, please vote through the Internet, if possible. You may change your vote by submitting new voting instructions to your broker in accordance with such broker’s procedures. If you provide voting instructions to your broker, your shares will be voted as you direct. If you do not provide voting instructions, pursuant to the rules of the NYSE, your broker may vote your shares only with respect to proposals as to which it has discretion to vote under the NYSE’s rules. For any other proposals, the broker may not vote your shares at all, which is referred to as a “broker non-vote.” Please note that, in the absence of your specific instructions as to how to vote, your broker may not vote your shares with respect to any of the proposals included in this Proxy Statement except for Proposal 3 (Ratification of the Selection of Independent Auditors), so please provide instructions to your broker regarding the voting of your shares. As the beneficial owner of shares, you are invited to attend the meeting at www.virtualshareholdermeeting.com/LUV2025 by entering the 16-digit control number provided by your broker (or bank or other nominee) and vote your shares online during the meeting.

In accordance with the Texas Business Organizations Code, a list of our Shareholders of record will be available and may be inspected for a period of at least 10 days prior to the Annual Meeting. If you want to inspect the Shareholder list, call our Investor Relations Department at (214) 792-4415 to schedule an appointment or request access.

Quorum; Effect of Abstentions and Broker Non-Votes

The presence at the meeting, online or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum. Shareholders at the close of business on March 18, 2025, are entitled to vote at the meeting. As of that date, the Company had issued and outstanding 573,913,663 shares of common stock. Abstentions and broker non-votes are each included in the determination of the number of shares present and entitled to vote at the meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting; however, neither abstentions nor broker non-votes are counted as voted either for or against a proposal and, as such, will not affect the outcome of the vote on any proposal. If you are a beneficial owner of shares and do not provide voting instructions to your broker, your broker will only be entitled to vote your shares in its discretion with respect to Proposal 3 (Ratification of the Selection of Independent Auditors). Your broker will not be able to vote your shares in its discretion with respect to Proposals 1, 2, or 4, which will be referred to as a “broker non-vote” on those proposals.

Submission of Shareholder Proposals and Director Nominations

To permit the Company and its Shareholders to deal with Shareholder proposals and Shareholder director nominations in an informed and orderly manner, SEC rules and the Company’s bylaws establish advance notice procedures. All notices must be submitted to the Corporate Secretary of the Company (the “Corporate Secretary”) at: Southwest Airlines Co., Attn: Corporate Secretary, Legal Department, HDK-4GC, P.O. Box 36611, Dallas, Texas 75235. A copy of the applicable bylaw provisions may be obtained, without charge, upon written request to the Corporate Secretary at the same address.

Shareholder Proposals for Inclusion in 2026 Proxy Statement. Any Shareholder who wishes to submit a proposal for inclusion in the Company’s Proxy Statement and Proxy relating to the 2026 Annual Meeting of Shareholders must comply with and follow the procedures required by SEC Rule 14a-8. Such notice must be received by the Corporate Secretary no later than December 6, 2025.

82	Southwest Airlines 2025 Proxy Statement

Other Matters

Shareholder Director Nominations for Inclusion in 2026 Proxy Statement. In accordance with the proxy access provisions in Article II, Section 13 of the Company’s bylaws, any eligible Shareholder who wishes to have a nomination considered at the 2026 Annual Meeting and included in the Company’s Proxy Statement must deliver a written notice (containing the information specified in the Company’s bylaws) to the Corporate Secretary between November 6, 2025, and December 6, 2025 (subject to change if the 2026 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary date of this year’s annual meeting date).

Shareholder Proposals and Director Nominations for Presentation at the 2026 Annual Meeting But Not for Inclusion in 2026 Proxy Statement. In accordance with the Company’s bylaws, a proposal or director nomination that is not intended to be included in the Company’s Proxy Statement must be received by the Corporate Secretary between February 14, 2026, and March 16, 2026 (subject to change if the 2026 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary date of this year’s annual meeting date) to be properly and timely submitted as business to come before the Company’s 2026 Annual Meeting of Shareholders. The notice must contain the information specified in the Company’s bylaws. If the Company does not receive notice of a proposal between February 14, 2026, and March 16, 2026, it will be considered “untimely,” and the proxy committee may properly use its discretionary authority to vote for or against the proposal.

Shareholder Proxy Solicitation for Shareholder Director Nominees. Any Shareholder who intends to solicit proxies in support of any director nominees must comply with the content requirements of SEC Rule 14a-19 (the SEC’s universal proxy rule) in addition to complying with the earlier deadlines and requirements in the Company’s bylaws. Such proper written notice must be provided by the Shareholder to the Corporate Secretary between February 14, 2026, and March 16, 2026 (subject to change if the 2026 Annual Meeting is moved by more than 30 days from the first anniversary of this year’s annual meeting date).

Conduct of Meeting and Discretionary Authority

The Chair of the Board has broad responsibility and authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for the meeting. These rules will be available at www.virtualshareholdermeeting.com/LUV2025 on the day of the meeting. The Chair of the Board may exercise broad discretion in determining the extent of discussion on each item of business. Further, in the event a quorum is not present at the meeting, the Chair of the Board may adjourn the meeting in order to solicit the required quorum.

In the event a quorum is present at the meeting, but sufficient votes to approve any of the items proposed by the Board have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A Shareholder vote may be taken on one or more of the proposals in this Proxy Statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of common stock represented at the meeting online or by proxy. If a quorum is present, the persons named as proxies will vote the proxies they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

The Board does not know of any other matters that are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed Proxy will be voted in accordance with the judgment of the persons voting the Proxy.

Householding

In some cases, only one copy of the Company’s Proxy Statement and Annual Report to Shareholders is being delivered to multiple Shareholders sharing an address unless the Company has received contrary instructions from one or more of the Shareholders. Upon written or oral request at the address or phone number indicated on the first page of this Proxy Statement, the Company will promptly deliver a separate copy of these documents to a Shareholder at a shared address to which a single copy has been delivered. A Shareholder can notify the Company at Southwest Airlines Co., Attn: Corporate Secretary, P.O. Box 36611, Dallas, Texas 75235 or (214) 792-4000 if the Shareholder wishes to receive separate copies in the future. In addition, Shareholders sharing an address who are currently receiving multiple copies may also notify the Company at such address or phone number if they wish to receive only a single copy.

Southwest Airlines 2025 Proxy Statement	83

Other Matters

Costs of Solicitation

The Company will pay the costs of solicitation of proxies by the Board. In addition to solicitation through distribution of these proxy materials, solicitation of proxies may be made personally or by telephone by the Company’s regular Employees, and arrangements will be made with brokerage houses or other custodians’ nominees and fiduciaries to send proxies and proxy material to their principals. The Company’s regular Employees will not be additionally compensated.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be provided at no charge to each person to whom this Proxy Statement is delivered upon the written request of such person addressed to Southwest Airlines Co., Attn: Investor Relations, HDQ-6IR, P.O. Box 36611, Dallas, Texas 75235.

By Order of the Board of Directors,

Rakesh Gangwal

Chair of the Board

April 4, 2025

84	Southwest Airlines 2025 Proxy Statement

Other Matters

TO: Participants in the Southwest Airlines Co. Retirement Savings Plan

The Accompanying Notice of Annual Meeting of Shareholders and Proxy Statement are related to shares of common stock of Southwest Airlines Co. held by the Trustee for your Retirement Savings Plan account, as well as any shares you may own in your own name.

Under the Retirement Savings Plan, each participant has the right to direct the Trustee to vote stock credited to his or her account. If you do not direct the Trustee to vote stock credited to your account, the Retirement Savings Plan provides that the Trustee will vote your shares in the same proportion as the shares for which the Trustee receives voting instruction from other participants.

The Trustee is required to vote the shares held for your account in accordance with your instructions or, if you do not provide instructions, in accordance with the Retirement Savings Plan. If you wish to instruct the Trustee on the vote of shares held for your account, you should vote via telephone or the Internet or complete and sign the form enclosed and return it in the addressed, postage-free envelope. Your vote must be received by May 12, 2025.

Cautionary Statement Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company’s focus areas, initiatives, priorities, goals, and opportunities, including with respect to technology and other investments and the ability to course correct; (ii) the Company’s plans and expectations with respect to creating value for shareholders and other stakeholders; (iii) the Company’s plans and expectations with respect to delivering financial performance, profitability, and prosperity; (iv) the Company’s expectations with respect to the trajectory of the Company; (v) the Company’s plans and goals with respect to reducing costs, modernizing processes, and becoming more efficient; (vi) the Company’s expectations and goals with respect to its operational performance; (vii) the Company’s revenue potential and opportunities; (viii) the Company’s plans and expectations with respect to assigned and premium seating; (ix) the Company’s plans and expectations with respect to red-eye flying and turn time initiatives; (x) the Company’s plans and expectations with respect to returning value to shareholders; (xi) the Company’s expectations and opportunities with respect to growth; and (xii) the Company’s financial outlook, expectations, goals, plans, strategies, opportunities, targets, and projected results of operations, including with respect to its initiatives, and including factors and assumptions underlying the Company’s expectations and projections. These forward-looking statements are based on the Company’s current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the impact of fears or actual outbreaks of diseases, extreme or severe weather and natural disasters, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), consumer perception, economic conditions, banking conditions, fears or actual acts of terrorism or war, sociodemographic trends, and other factors beyond the Company’s control, on consumer behavior and the Company’s results of operations and business decisions, plans, strategies, and results; (ii) the Company’s ability to timely and effectively implement, transition, operate, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives, including with respect to revenue management and assigned and premium seating; (iii) the Company’s ability to obtain and maintain adequate infrastructure and equipment to support its operations and initiatives; (iv) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company’s fuel hedging strategies and positions, on the Company’s business plans and results of operations; (v) the Company’s dependence on The Boeing Company (“Boeing”) and Boeing suppliers with respect to the Company’s aircraft deliveries, Boeing MAX 7 aircraft certifications, fleet and capacity plans, operations, maintenance, strategies, and goals; (vi) the Company’s dependence on the Federal Aviation Administration with respect to safety approvals for the new cabin layout and the certification of the Boeing MAX 7 aircraft; (vii) the Company’s dependence on other third parties, in particular with respect to its technology plans, its plans and expectations related to revenue management, online travel agencies, operational reliability, fuel supply, maintenance, Global Distribution Systems, and the impact on the Company’s operations and results of operations of any third party delays or nonperformance; (viii) the Company’s ability to timely and effectively prioritize its initiatives and focus areas and related expenditures; (ix) the impact of labor matters on the Company’s business decisions, plans, strategies, and results; (x) the impact of governmental regulations and other governmental actions on the Company’s business plans, results, and operations; (xi) the Company’s dependence on its workforce, including its ability to employ and retain sufficient numbers of qualified Employees with appropriate skills and expertise to effectively and efficiently maintain its operations and execute the Company’s plans, strategies, and initiatives; (xii) the cost and effects of the actions of activist shareholders; and (xiii) other factors, as described in the Company’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Southwest Airlines 2025 Proxy Statement	85

APPENDIX A

Southwest Airlines Co. Audit and Non-Audit Services Preapproval Policy

I. Purpose

Under the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation, and oversight of the work of the independent auditor. The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted, and the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) has ratified, this Audit and Non-Audit Services Preapproval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be preapproved.

The SEC’s rules provide that proposed services may be preapproved without consideration of specific case-by-case services by the Audit Committee (“general preapproval”) or may require the specific preapproval of the Audit Committee (“specific preapproval”). The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. Accordingly, unless a type of service has received general preapproval, it will require specific preapproval by the Audit Committee if it is to be provided by the independent auditor.

For each preapproval, the Audit Committee will consider whether the services are consistent with the SEC’s and the Public Company Accounting Oversight Board’s (the “PCAOB”) rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II. Delegation

The Act and the SEC’s rules permit the Audit Committee to delegate preapproval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any preapproval decisions to the Audit Committee at its next scheduled meeting.

III. Audit Services

The annual Audit services engagement terms and fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions, and fees.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant general preapproval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include services associated with SEC registration statements or other documents issued in connection with securities offerings.

Southwest Airlines 2025 Proxy Statement	A-1

Appendix A

IV. Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s and the PCAOB’s rules on auditor independence, the Audit Committee may grant general preapproval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

V. Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company, such as tax compliance, tax planning, and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. The Audit Committee believes it may grant general preapproval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s and the PCAOB’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance, and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Financial Officer or the Company’s Controller to determine that the tax planning and reporting positions are consistent with this policy.

The Audit Committee must preapprove Tax services to be provided by the independent auditor to any Executive Officer or Director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI. All Other Services

The Audit Committee may grant general preapproval to those permissible non-audit services classified as All Other Services that it believes would not impair the independence of the auditor, are routine and recurring services, and are consistent with the SEC’s rules and the PCAOB’s on auditor independence.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Preapproval Fee Levels or Budgeted Amounts

Preapproval fee levels for all services to be provided by the independent auditor will be established by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. The Audit Committee may consider the amount or range of estimated fees as a factor in determining whether a proposed service would impair the auditor’s independence. Where the Audit Committee has approved an estimated fee for a service, the preapproval applies to all services described in the approval. However, in the event the invoice in respect of any such service is materially in excess of the estimated amount or range, the Audit Committee must approve such excess amount prior to payment of the invoice. The Audit Committee expects that any requests to pay invoices in excess of the estimated amounts will include an explanation as to the reason for the overage.

A-2	Southwest Airlines 2025 Proxy Statement

Appendix A

VIII. Procedures

All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer or the Company’s Controller and must include a detailed description of the services to be rendered. The Chief Financial Officer or the Company’s Controller will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer or the Company’s Controller and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s and the PCAOB’s rules on auditor independence.

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the Company

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

Southwest Airlines 2025 Proxy Statement	A-3

SOUTHWEST AIRLINES CO.

2702 LOVE FIELD DRIVE

DALLAS, TEXAS 75235

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions until 11:59 P.M. Eastern Daylight Time on May 13, 2025 (May 12, 2025 for participants in the Southwest Airlines Co. Retirement Savings Plan). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/LUV2025

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 13, 2025 (May 12, 2025 for participants in the Southwest Airlines Co. Retirement Savings Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V65917-P27856      KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

   SOUTHWEST AIRLINES CO.

   A. Company Proposals

The Board of Directors recommends a vote “FOR” all of the nominees listed below:

			For	Against	Abstain

1.	Election of Directors.

	1a.	Lisa M. Atherton	☐	☐	☐

	1b.	Pierre R. Breber	☐	☐	☐

	1c.	Douglas H. Brooks	☐	☐	☐

	1d.	C. David Cush	☐	☐	☐

	1e.	Sarah E. Feinberg	☐	☐	☐

	1f.	Robert L. Fornaro	☐	☐	☐

	1g.	Rakesh Gangwal	☐	☐	☐

	1h.	David J. Grissen	☐	☐	☐

	1i.	David P. Hess	☐	☐	☐

	1j.	Robert E. Jordan	☐	☐	☐

	1k.	Christopher P. Reynolds	☐	☐	☐

	1l.	Gregg A. Saretsky	☐	☐	☐

	1m.	Patricia A. Watson	☐	☐	☐

The Board of Directors recommends a vote “FOR” proposals 2 and 3:		For	Against	Abstain

2.	Advisory vote to approve the compensation of the Company’s named executive officers.	☐	☐	☐

3.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2025.	☐	☐	☐

B. Shareholder Proposal

The Board of Directors recommends a vote “AGAINST” proposal 4:		For	Against	Abstain

4.	Advisory vote on shareholder proposal to amend clawback policy for executive pay.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized individual.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SOUTHWEST AIRLINES CO.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 14, 2025

10:00 a.m. Central Daylight Time

Our Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to

www.virtualshareholdermeeting.com/LUV2025.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

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V65918-P27856

SOUTHWEST AIRLINES CO. 2702 LOVE FIELD DRIVE DALLAS, TEXAS 75235 This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Robert E. Jordan, Ryan Martinez, and Jeff Novota, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this form, all shares of Common Stock of Southwest Airlines Co. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Southwest Airlines Co. to be held virtually at www.virtualshareholdermeeting.com/LUV2025 on May 14, 2025, at 10:00 a.m., Central Daylight Time, or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1; “FOR” PROPOSALS 2 AND 3; “AGAINST” PROPOSAL 4; AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO ENSURE THAT THE SHARES ARE REPRESENTED AT THE MEETING.

YOU MAY ALSO VOTE VIA THE TELEPHONE OR THE INTERNET.

Address changes and comments can be directed to the Southwest Airlines Co. Investor Relations Department at investor.relations@wnco.com

Continued and to be signed on reverse side